Exhibit 10.1

Execution Version

COLLABORATION AND LICENSE AGREEMENT

BY AND BETWEEN

PHARMACYCLICS, INC.

AND

JANSSEN BIOTECH, INC.

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1
ARTICLE II MANAGEMENT OF COLLABORATIVE ACTIVITIES		21
2.1	Joint Steering Committee.	21
2.2	Joint Development Committee.	22
2.3	Joint Commercialization Committee	23
2.4	Working Groups.	25
2.5	Membership.	26
2.6	Decision-Making.	27
2.7	Meetings of the JSC, JDC, JCC and Working Groups.	27
2.8	Alliance Managers.	28
ARTICLE III LICENSE GRANTS		28
3.1	Pharmacyclics Grants.	28
3.2	JBI Grants.	29
3.3	Unblocking License; Sharing of Collaboration Data and Know-How.	29
3.4	Sublicensing.	30
3.5	Pharmacyclics Covenants.	32
3.6	JBI Covenants.	33
3.7	Acquistion of Distracting Product.	34
3.8	Section 365(n) of the Bankruptcy Code.	34
3.9	No Other Rights.	35
3.10	Joint Patent Rights.	35
ARTICLE IV DEVELOPMENT		35
4.1	General.	35
4.2	GDP; Amendments; Development Responsibilities.	35
4.3	Development Efforts; Manner of Performance; Reports.	42
4.4	Regulatory Submissions and Regulatory Approvals.	44
4.5	Costs of Joint Development.	47
4.6	Decision Whether to Include Independent Technology.	50
4.7	Patient Samples.	52
4.8	Independent Safety Board.	53

ARTICLE V COMMERCIALIZATION		53
5.1	Commercialization Efforts.	53
5.2	Manner of Performance.	56
5.3	Commercialization Plans.	59
5.4	Advertising and Promotional Materials.	63
5.5	Product Packaging.	64
5.6	Sales and Distribution.	64
5.7	Sharing of Commercial Information.	65
5.8	Other Responsibilities.	65
5.9	Adverse Event and Product Complaint Reporting Procedures; Notice of Information Affecting Marketability of the Product.	66
5.10	Recalls, Market Withdrawals or Corrective Actions.	66
5.11	Medical Inquiries.	67
5.12	Early Access Programs.	67
5.13	Sales Representatives.	67
ARTICLE VI MANUFACTURE AND SUPPLY		69
6.1	Manufacture.	69
6.2	Technology Transfer.	73
6.3	CMC Development.	74
6.4	API Supply.	74
6.5	Finished Product Supply.	75
ARTICLE VII FINANCIAL PROVISIONS		76
7.1	Upfront Payment.	76
7.2	Milestone Payments.	76
7.3	Pre-Tax Profit or Loss.	80
7.4	Blocking Third Party Patent Rights.	81
7.5	Existing Third Party Agreement Payments.	81
7.6	Audits.	82
7.7	Tax Matters.	83
7.8	Tax Returns.	83
7.9	Currency Exchange.	84
7.10	Blocked Payments.	85
7.11	Late Payments.	85
7.12	Reporting.	85
7.13	Resolution of Financial Disputes.	86

ARTICLE VIII INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS		86
8.1	Ownership of Inventions.	86
8.2	Prosecution and Maintenance of Patent Rights Globally.	86
8.3	Third Party Infringement.	89
8.4	Patent Invalidity Claim.	91
8.5	Claimed Infringement.	92
8.6	Patent Term Extensions.	93
8.7	Trademarks.	93
ARTICLE IX CONFIDENTIALITY AND PUBLICITY		95
9.1	Confidential Information.	95
9.2	Employee, Consultant and Advisor Obligations.	96
9.3	Confidential Terms.	96
9.4	Publicity.	97
9.5	Publications.	98
ARTICLE X REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS		99
10.1	Representations of Authority.	99
10.2	Consents.	99
10.3	No Conflict.	99
10.4	Enforceability.	99
10.5	Additional Representations and Warranties of Pharmacyclics.	99
10.6	Existing Third Party Agreements.	101
10.7	Additional Representations and Warranties of JBI.	101
10.8	No Warranties.	101
10.9	No Debarment.	102
10.10	Compliance with Anti-Corruption Laws.	102
10.11	Insurance.	104
ARTICLE XI INDEMNIFICATION		104
11.1	General Indemnification By Pharmacyclics.	104
11.2	General Indemnification By JBI.	105
11.3	Product Liability Costs.	105
11.4	Claims for General Indemnification.	106
11.5	Conduct of Product Liability Claims.	106

ARTICLE XII TERM AND TERMINATION		107
12.1	Term.	107
12.2	Termination For Material Breach.	107
12.3	Termination by JBI Unilaterally.	108
12.4	Effects of Termination.	108
ARTICLE XIII DECISION-MAKING; DISPUTE RESOLUTION		114
13.1	Referral to Executive Officers.	114
13.2	Decisions to Terminate or Suspend a Study Based on Safety Concerns.	114
13.3	Resolution of Certain Disputes.	114
13.4	Arbitration.	116
ARTICLE XIV MISCELLANEOUS		118
14.1	Assignment; Successors.	118
14.2	Pharmacyclics Change of Control.	119
14.3	Choice of Law.	121
14.4	Notices.	121
14.5	Severability.	122
14.6	Captions.	122
14.7	Integration.	122
14.8	Independent Contractors; No Agency.	122
14.9	Submission to Jurisdiction.	123
14.10	Execution in Counterparts; Facsimile Signatures.	123
14.11	No Consequential or Punitive Damages.	123
14.12	Performance by Affiliates.	124
14.13	Standstill.	124
14.14	Construction.	124

LIST OF SCHEDULES

Schedule 1.34	–	Existing Third Party Agreements
Schedule 1.55	–	Industry Benchmark Price Calculation
Schedule 1.85	–	Pharmacyclics Patent Rights
Schedule 4.2.1	–	Designation as [**]
Schedule 6.1.2	–	Existing Manufacturing Contracts
Schedule 10.5	–	Certain Exceptions to Representations

LIST OF EXHIBITS

Exhibit A	–	Johnson & Johnson Universal Calendar
Exhibit B	–	Non-Binding Projections
Exhibit C	–	Global Development Plan
Exhibit D	–	Licensed Compounds
Exhibit E	–	Financial Exhibit
Exhibit E-1	–	Example Transfer Price Calculation
Exhibit F	–	Exemplary Assay For “Relative Activity”
Exhibit G	–	Press Releases

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (the “Agreement”) is made and effective as of the 8th day of December, 2011 (the “Effective Date”) by and between Pharmacyclics, Inc., a Delaware corporation, with offices at 995 East Arques Avenue, Sunnyvale, California 94085-4521, U.S.A. (“Pharmacyclics”) and Janssen Biotech, Inc., a Pennsylvania corporation, with offices at 800/850 Ridgeview Drive, Horsham, Pennsylvania 19044, U.S.A. (“JBI”).

INTRODUCTION

1.           Pharmacyclics is developing the Licensed Compounds (as defined below), controls certain patents, know-how and other rights related to the Products (as defined below), and has expertise in research and development of small molecule therapeutic products;

2.           JBI has considerable knowledge and experience in developing, promoting and marketing pharmaceutical products throughout the world;

3.           Pharmacyclics and JBI believe that a collaboration and license arrangement between the Parties regarding the Products would be desirable;

4.           JBI and Pharmacyclics believe that participation of both Parties in this arrangement would be of economic benefit to both Pharmacyclics and JBI;

5.           Pharmacyclics desires to build Pharmacyclics into a viable pharmaceutical company with capabilities in all major functional areas related to the development and commercialization of pharmaceutical products, and the Parties intend this Agreement to accommodate that desire; accordingly the Parties intend that Pharmacyclics will actively participate with JBI in managing and performing the manufacture, development and commercialization of Products, and to learn from JBI’s infrastructure, procedures and best practices in connection with Products as Pharmacyclics develops its infrastructure, procedures, practices and capabilities; and

6.           Pharmacyclics and JBI therefore desire to provide for the development, manufacture and commercialization of the Products in the Field (as defined below) on and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the mutual covenants contained herein, Pharmacyclics and JBI hereby agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement, the following terms shall have the meanings set forth below:

1.1           “Action”.  Action shall mean any claim, action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding of, to, from, by or before any Governmental Authority.

1.2           “Affiliate”.  Affiliate shall mean with respect to any Party, any Person controlling, controlled by or under common control with such Party.  For purposes of this Section 1.2, “control” shall mean (i) in the case of a Person that is a corporate entity, direct or indirect ownership of 50% or more of the stock or shares having the right to vote for the election of directors of such Person and (ii) in the case of a Person that is an entity, but is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

1.3           “Blocking Third Party Patent Rights”.  Blocking Third Party Patent Rights shall mean, with respect to any country, Patent Rights in such country Controlled by a Third Party that Cover the Licensed Compounds or Products.

1.4           “BTK”.  BTK shall mean Bruton’s tyrosine kinase.

1.5           “BTK Inhibitor”.  BTK Inhibitor shall mean any compound, or a prodrug or pharmaceutically acceptable salt thereof, which compound binds to or interacts with BTK [**].  For the avoidance of doubt, each Party is free to make its own judgment as to whether a particular compound is a BTK Inhibitor.  In the event of any dispute between the Parties as to whether a given compound (or prodrug or pharmaceutically acceptable salt thereof) is a BTK Inhibitor, at the request of either Party, such dispute [**].

1.6           “Business Day”.  Business Day shall mean a day on which banking institutions in New York, New York are open for business.

1.7           “Calendar Quarter”.  Calendar Quarter shall mean a financial quarter based on the Johnson & Johnson Universal Calendar for that year (a copy of which is attached hereto as Exhibit A) and is used by Johnson & Johnson for internal and external reporting purposes.

1.8           “Calendar Year”.  Calendar Year shall mean a year based on the Johnson & Johnson Universal Calendar for that year (a copy of which is attached hereto as Exhibit A).

1.9           “Celera Agreement”.  Celera Agreement shall mean that certain Assignment Agreement by and between Pharmacyclics and Applera Corporation through the Celera Genomics Group, dated as of April 7, 2006, as amended by Amendment No. 1, dated May 12, 2008; Amendment No. 2, dated March 2, 2009; and Amendment No. 3, dated March 30, 2009; and as in existence and effect as of the Effective Date.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.10           “Clinical Investigation Laws”.  Clinical Investigation Laws shall mean Laws relating to human clinical investigations, including 21 C.F.R. Parts 50, 54, 56 and 312, and then-current Good Clinical Practice, each as in effect and as amended from time to time.

1.11           “Clinical Studies”.  Clinical Studies shall mean collectively any Phase I Clinical Studies, Phase Ib Clinical Studies, Phase II Clinical Studies, Phase III Clinical Studies and Phase IV/Post-Approval Clinical Studies, and any other study in which human subjects are dosed with a drug, whether approved or investigational, in each case of a Product within the Field.

1.12           “CLL”.  CLL shall mean chronic lymphocytic leukemia.

1.13           “CMC Development”. CMC Development shall mean the following Development activities: test method development and stability testing, process development, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, and other related activities.

1.14           “Commence” or “Commencement”.  Commence or Commencement shall mean, when used to describe a Phase III Clinical Study, the [**] for such trial.

1.15           “Commercialization” or “Commercialize”.  Commercialization or Commercialize shall mean activities directed to obtaining pricing and reimbursement approvals, marketing, promoting, distributing, importing or selling a product.  Commercialization shall not include any activities related to Manufacturing.

1.16           “Control” or “Controlled”.  Control or Controlled shall mean, with respect to any intellectual property right or other intangible property, the possession (whether by license or ownership, or by control over an Affiliate having possession by license or ownership) by a Party of the ability to grant to the other Party access or a license or sublicense as provided herein without violating the terms of any agreement with any Third Party.

1.17           “Cover,” “Covering” or “Covered”.  Cover, Covering or Covered shall mean, with respect to a Product or with respect to technology, that, in the absence of a license granted under a Valid Claim, the making, use, offering for sale, sale, or importation of such Product or the practice of such technology would or is reasonably likely to infringe such Valid Claim.

1.18           “Currency Hedge Rate”.  Currency Hedge Rate shall mean a rate calculated as a weighted average hedge rate of the outstanding external foreign currency forward hedge contract(s) of Johnson & Johnson’s Global Treasury Services Center (GTSC) and its Affiliates with Third Party banks for delivery of currencies in the calendar year for which such Currency Hedge Rate would be applicable under Section 7.9.2 below, all of which hedge rates used in such weighted average calculation shall be consistent with the prevailing market rate for such contracts at the time they were entered into.  The hedge contract(s) shall have been entered into by Johnson & Johnson, consistent with its normal practices for its own purposes, to protect the transactional foreign exchange risk exposures of Johnson & Johnson by reducing the impact of foreign currency volatility through a systematic build up of a yearly Currency Hedge Rate(s).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.19           “Data”.  Data shall mean any and all research data, results, pharmacology data, medicinal chemistry data, preclinical data, clinical data (including investigator reports (both preliminary and final), statistical analysis, expert opinions and reports, safety and other electronic databases), in any and all forms, including files, reports, raw data, source data (including patient medical records and original patient report forms, but excluding patient-specific data to the extent required by applicable Laws) and the like, in each case directed to, or used in the Development, Manufacture or Commercialization of any Licensed Compound or Product hereunder.

1.20           “Development” or “Develop”.  Development or Develop shall mean non-clinical and clinical research and drug development activities, including toxicology, pharmacology and other discovery efforts, test method development and stability testing, process development and improvement, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Studies (including pre- and post-approval studies and Investigator Sponsored Clinical Studies), regulatory affairs, and Regulatory Approval and Clinical Study regulatory activities (excluding regulatory activities directed to obtaining pricing and reimbursement approvals).

1.21           “Development Budget”.  Development Budget shall mean the [**] budget for conducting Development pursuant to the GDP during a given Calendar Year and the two succeeding Calendar Years, as developed by the JDC and approved by the JSC in accordance with Section 4.2.3, which budget shall be updated and amended concurrently with the GDP in accordance with Section 4.2.5.

1.22           “Development Costs”.  Development Costs shall mean FTE Costs and Out-of-Pocket Costs incurred by the Parties and their Affiliates in Developing the Products in the Field, in each case to the extent incurred in accordance with this Agreement, the GDP and the Development Budget as follows:

(a)         all Out-of-Pocket Costs and FTE Costs incurred for activities specified in the GDP;

(b)         the FTE Costs of scientific, medical, technical and other personnel directly engaged in performing Development activities under the GDP, which costs shall be determined based on time actually spent performing the applicable activities, unless another basis is otherwise agreed in advance by the Parties in writing.  Notwithstanding the foregoing, if a finance professional employee of a Party or Affiliate is dedicated for more than 50% of his or her time, on a full-time equivalent basis, to supporting activities under the GDP (for example, performing financial planning with respect to the Development program), then the applicable portion of such employee’s time shall be considered a Development FTE (or portion thereof, as applicable), and the FTE Costs of such employee may be included in Development Costs;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)         the Out-of-Pocket Costs and FTE Costs of clinical supplies for such efforts as set forth in the GDP, including (i) the Supply Cost of Clinical Supply of the Product; (ii) costs and expenses incurred to purchase or package Third Party comparator or Third Party combination drugs or devices; and (iii) costs and expenses of disposal of clinical samples;

(d)         Out-of-Pocket Costs representing fees incurred in connection with Regulatory Filings with respect to Products in the Field;

(e)         all Out-of-Pocket Costs and FTE Costs associated with pre- and post-approval commitments mandated by Governmental Authorities, to the extent incurred with respect to Products;

(f)         Out-of -Pocket Costs and FTE Costs  incurred in connection with (i) manufacturing process, formulation and delivery system development and validation; (ii) manufacturing scale-up and improvements; (iii) stability testing; (iv) quality assurance/quality control development; and (v) qualification and validation of Third Party contract manufacturers and subject to the terms and conditions of this Agreement, the API Supply Agreement and the Supply Agreement(s), and if a Party or an Affiliate of a Party is established as a supplier, the Out-of-Pocket Costs and FTE Costs to do so, including the transfer of process and manufacturing technology and analytical methods, scale up, process and equipment validation, and initial manufacturing licenses, approvals and inspections;

(g)         Out-of-Pocket Costs and FTE Costs identifiable to establishing, updating and maintaining a global safety database for Products;

(h)         Out-of-Pocket Costs and FTE Costs associated with companion and in vitro diagnostics, if applicable to the Development of a Product; and

(i)         any other Out-of-Pocket Costs and FTE Costs incurred that are explicitly included in the Development Budget included in the GDP.

Development Costs shall exclude all of the payments set forth in Sections 7.1 and 7.2, all payments pursuant to Section 7.3 and Allowable Expenses as defined in the Financial Exhibit and capital expenditures, and any other cost not included in Development Costs, including by way of example, costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting and other overhead.  For the avoidance of doubt, Development Costs do not include Out-of-Pocket Costs, FTE Costs or other amounts that are attributable and allocable to Post-Approval Commercialization Studies.

1.23           “Development FTE”.  FTE shall mean a full-time equivalent person year [**] of work in directly performing Development activities under the GDP.

1.24           “Development Proposal Criteria”.  Development Proposal Criteria shall mean, with respect to a Development activity, a general description of the study design, clinical study endpoints, clinical methodology and monitoring requirements and the funding budget, together with an analysis of projected return on investment of such Development activity, each as applicable.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.25           “Diligent Efforts”.  Diligent Efforts shall mean, with respect to the efforts to be expended by any Party with respect to any objective under this Agreement, active and sustained efforts to conduct the applicable activity, or to attempt to achieve the applicable requirement or goal, in a prompt and expeditious manner, as is  reasonably practicable under the circumstances consistent with the terms of this Agreement.

1.26           “Divest”.  Divest shall mean, with respect to a product, the sale, exclusive license or other transfer by the applicable Party and its Affiliates of all of their Development and Commercialization rights with respect to such product to a Third Party without the retention or reservation of any Commercialization interest or participation rights (other than solely an economic interest or the right to enforce customary terms and conditions contained in the relevant agreements effectuating such Divestiture).

1.27           “DLBCL”.  DLBCL shall mean diffuse large B-cell lymphoma.

1.28           “Drug Regulation Laws”.  Drug Regulation Laws shall mean Laws regulating drugs and pharmaceutical products, including the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et. seq., the Prescription Drug Marketing Act of 1987, the federal Controlled Substances Act, 21 U.S.C. § 801 et. seq., and policies issued by the FDA, each as in effect and as amended from time to time.

1.29           “Early Access Program” or “EAP”.  Early Access Program or EAP shall mean any program to provide patients with a Product prior to Regulatory Approval and prior to First Commercial Sale in the United States or any country in the License Territory.  Early Access Programs include Treatment INDs / Protocols, Named Patient Programs and Compassionate Use programs in other countries.  For clarity, an EAP with respect to a Product may continue to be performed following Regulatory Approval of such Product and costs may continue to be incurred in accordance with the performance of such EAP after Regulatory Approval.

1.30           “EMA”.  EMA shall mean the European Medicines Agency or any successor agency thereto.

1.31           “EMA Territory”.  EMA Territory shall mean, with respect to an MAA filed under the centralized EMA filing procedure, the European Union.

1.32           “European Union” or “EU”.  European Union or EU shall mean the countries of the European Economic Area, as it is constituted on the Effective Date and as it may be expanded from time to time after the Effective Date.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.33           “Executive Officers”.  Executive Officers shall mean (i) for Pharmacyclics, the Chief Executive Officer of Pharmacyclics (or a senior executive officer of Pharmacyclics designated by Pharmacyclics’ Chief Executive Officer) and (ii) for JBI, (A) if a matter pertains to the Development of a Product, the  Worldwide Chairman, Pharmaceuticals of Johnson & Johnson (or a senior executive officer of  JBI or its Affiliates designated by the  Worldwide Chairman, Pharmaceuticals); (B) if a matter pertains to the Commercialization of a Product, the Worldwide Chairman, Pharmaceuticals of Johnson & Johnson (or a senior executive officer of JBI or its Affiliates designated by the Worldwide Chairman, Pharmaceuticals); or (C) if a matter pertains to the Manufacture of a Product, the Vice President, Supply Chain of Janssen Supply Group, LLC (or a senior executive officer of JBI or its Affiliates designated by the Vice President, Supply Chain).  In the event that the position of any of the Executive Officers identified in this Section 1.33 no longer exists due to a corporate reorganization, corporate restructuring or the like that results in the elimination of the identified position, the applicable Executive Officer shall be replaced with another executive officer with responsibilities and seniority comparable to the eliminated Executive Officer.

1.34           “Existing Third Party Agreements”.  Existing Third Party Agreements mean the agreements listed on Schedule 1.34.

1.35           “FDA”.  FDA shall mean the United States Food and Drug Administration or any successor agency thereto.

1.36           “Field”.  Field shall mean the prevention, treatment, control or diagnosis of any and all human disorders or conditions, other than (i) any Immune Mediated or Inflammatory Disease or Condition, or (ii) use of a pharmaceutical product for the intended purpose of affecting the mind, emotions or behavior, or treating psychiatric or psychological diseases or conditions.

1.37           “Financial Exhibit”.  Financial Exhibit shall mean Exhibit E attached hereto, as the same may be amended from time to time by the Parties.

1.38           “First Commercial Sale”.  First Commercial Sale shall mean, with respect to a Product in a country, the first commercial sale of such Product in the Field in such country.  Sales for Clinical Study purposes, Early Access Programs or similar uses shall not constitute a First Commercial Sale.  In addition, sales of a Product by and between a Party and its Affiliates and Sublicensees, or between the Parties (or their respective Affiliates or Sublicensees), shall not constitute a First Commercial Sale.

1.39           “FL”.  FL shall mean follicular lymphoma.

1.40           “Follow-On Compound”.  Follow-On Compound shall mean any Licensed Compound other than the Initial Compound.

1.41           “GAAP”.  GAAP shall mean United States generally accepted accounting principles applied on a consistent basis.  Unless otherwise defined or stated, financial terms shall be calculated by the accrual method under GAAP.

1.42           “Global Development Plan” or “GDP”.  Global Development Plan or GDP shall mean the plan for the Parties’ worldwide Development of the Product in the Field, including the Development Budget, as amended from time to time in accordance with the terms of this Agreement.  The initial GDP is attached hereto as Exhibit C.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.43           “Good Clinical Practice”.  Good Clinical Practice shall mean the current standards for clinical trials for pharmaceuticals, as set forth in the ICH guidelines and applicable regulations promulgated thereunder, as amended from time to time, and such standards of good clinical practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold to the extent such standards are not less stringent than United States Good Clinical Practice.

1.44           “Good Laboratory Practice”.  Good Laboratory Practice shall mean the current standards for laboratory activities for pharmaceuticals, as set forth in the FDA’s Good Laboratory Practice regulations or the Good Laboratory Practice principles of the Organization for Economic Co-Operation and Development (“OECD”), as amended from time to time, and such standards of good laboratory practice as are required by the European Union and other organizations and governmental agencies in countries in which a Product is intended to be sold, to the extent such standards are not less stringent than United States Good Laboratory Practice.

1.45           “Good Manufacturing Practice”.  Good Manufacturing Practice shall mean the part of quality assurance which ensures that products are consistently produced and controlled in accordance with the quality standards appropriate to their intended use as defined in 21 C.F.R. § 210 and 211, European Directive 2003/94/EC, Eudralex 4, Annex 16, and applicable United States, European Union, Canadian and ICH Guidance and/or regulatory requirements for a product.

1.46           “Governmental Authority”.  Governmental Authority shall mean any United States federal, state or local or any foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any governmental arbitrator or arbitral body.

1.47           “Government Health Care Programs”.  Government Health Care Programs shall mean the Medicare program (Title XVIII of the Social Security Act), the Medicaid program (Title XIX of the Social Security Act), TRICARE, the Federal Employee Health Benefits Program, and other foreign, federal, state and local governmental health care plans and programs.

1.48           “Government Order”.  Government Order shall mean any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

1.49           “Health Care Laws”.  Health Care Laws shall mean Laws relating to Government Health Care Programs, Private Health Care Plans, privacy and confidentiality of patient health information and human biological materials, including, in the United States, federal and state Laws pertaining to the federal Medicare and Medicaid programs (including the Medicaid rebate program); federal Laws pertaining to the Federal Employees Health Benefit Program, the TRICARE program and other Government Health Care Programs; federal and state Laws applicable to health care fraud and abuse, kickbacks, physician self-referral and false claims (including 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et. seq.); the Health Insurance Portability and Accountability Act of 1996; and 45 C.F.R. Part 46, as well as similar Laws in the License Territory, each as in effect and as amended from time to time.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.50           “Hematological Cancer”.  Hematological Cancer shall mean any cancer arising in the blood or in bone forming tissues (bone marrow or lymph nodes) such as leukemia, lymphoma, MM or myelodysplastic syndrome, including CLL, DLBCL, FL and MCL.

1.51           “IC50”.  IC50 means the half maximal inhibitory concentration, which is the concentration of a compound needed to inhibit BTK activity by 50%.

1.52           “ICH”.  ICH shall mean the International Conference on Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.53           “Immune Mediated or Inflammatory Disease or Condition”.  Immune Mediated or Inflammatory Disease or Condition shall mean allergic rhinitis, food allergies, other allergies, Utricharia, rheumatoid arthritis (and other arthritides including Juvenile RA, ankylosing spondylitis, Sero-negative spondyloarthropathies and psoriatic arthritis), Inflammatory Bowel Disease, Crohn’s Disease, Sjorgen’s Disease, Psoriasis, Asthma, Chronic Obstructive Pulmonary Disease, Multiple Sclerosis, Systemic Lupus Erythematosus and Diabetes, or any other disease or condition, other than cancer, caused by or manifested in a disorder of, or undesired functioning of, the immune system.

1.54           “Indication”.  Indication shall mean an application for a label or label expansion indicating the applicable drug for an initial, expanded or additional patient population, or indicating the drug for use in combination with another treatment or drug, in each case that requires a pivotal Clinical Study for Regulatory Approval.  For the avoidance of doubt, the Parties acknowledge that there may be more than one Indication for any given histology or Tumor Type.  (By way of example, and not limitation, front-line treatment, relapsed refractory treatment and maintenance treatment of the same Tumor Type are different Indications for purposes of this Agreement.)  Conversely, the Parties acknowledge that multiple Phase III Clinical Studies may be conducted for a single Indication provided that such Clinical Studies are within the same Tumor Type and are directed to obtaining Regulatory Approval for the same label and patient population (by way of example, and not limitation, the MCL second line agent Clinical Study, which is a double-blind placebo controlled Phase III Clinical Study, and the MCL accelerated Velcade refractory Clinical Study, which is an open-label study that may be used as a pivotal study to obtain accelerated Regulatory Approval, in each case as contemplated in the initial GDP, are both Clinical Studies for the same Indication).

1.55           “Industry Benchmark Price”.  Industry Benchmark Price shall mean [**].

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.56           “IND”.  IND shall mean an Investigational New Drug Application filed with FDA or a similar application filed with an applicable Regulatory Authority outside of the United States such as a clinical trial application or a clinical trial exemption, or any other equivalent or related regulatory submission, license or authorization.

1.57           “Initial Compound”.  Initial Compound shall mean the compound known as PCI-32765, as further described in Exhibit D, and any hydrates, anhydrides, solvates, salts, esters, racemates, stereoisomers, polymorphs, prodrugs and metabolites thereof, in each case that are BTK Inhibitors.

1.58           “Investigator Sponsored Clinical Study”.  Investigator Sponsored Clinical Study shall mean a human clinical study of a Product that is sponsored and conducted by a Third Party, pursuant to an IND owned by such Third Party, under an agreement with a Party or its Affiliate pursuant to which such Party or such Affiliate provides clinical supplies of the Product or funding for such clinical study.

1.59           “JBI Intellectual Property”.  JBI Intellectual Property shall mean JBI Know-How and JBI Patent Rights, collectively.

1.60           “JBI Know-How”.  Subject to Section 4.6, JBI Know-How shall mean any Know-How used in or otherwise relating to a Product or the Development, Manufacture and Commercialization of a Product as contemplated by this Agreement that either (i) is Controlled by JBI or its Affiliate on the Effective Date or (ii) comes within JBI’s or its Affiliate’s Control during the Term, including the rights of JBI or its Affiliates in JBI Sole Inventions.

1.61           “JBI Patent Rights”.  Subject to Section 4.6, JBI Patent Rights shall mean Patent Rights, including the rights of JBI or its Affiliates in Joint Patent Rights that (i) Cover any Licensed Compound, Product or JBI Know-How (including for the avoidance of doubt (A) Patent Rights claiming any intermediate used in the Manufacture of a Licensed Compound, or use of such intermediate in the Manufacture of a Licensed Compound and (B) Patent Rights claiming any metabolite of a Licensed Compound), and (ii) are Controlled by JBI or its Affiliates as of the Effective Date or at any time during the Term.

1.62           “Joint Patent Rights”.  Joint Patent Rights shall mean Patent Rights that Cover Joint Inventions.

1.63           “Know-How”.  Know-How shall mean any information and materials, whether proprietary or not and whether patentable or not, including ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, data, inventions, discoveries, works of authorship, compounds and biological materials.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.64           “Law”.  Law shall mean any United States federal, state or local or foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any Government Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.65           “License Territory”.  License Territory shall mean the entire world and all countries, territories and possessions therein, excluding the United States.

1.66           “License Territory Commercialization Budget”.  License Territory Commercialization Budget shall mean the [**] for conducting Commercialization in the License Territory pursuant to the License Territory Commercialization Plan during a given Calendar Year and the two succeeding Calendar Years, as developed by JBI and approved by the JCC and JSC in accordance with Section 5.3.4, which budget shall be updated and amended concurrently with the License Territory Commercialization Plan in accordance with Section 5.3.5(b).

1.67           “License Territory Commercialization Plan”.  License Territory Commercialization Plan shall mean the commercialization plan with respect to the Commercialization of the Product in the Field in the License Territory during a given Calendar Year and the two succeeding Calendar Years, as developed by JBI in consultation with the JCC and approved by the JCC and JSC in accordance with Section 5.3.3, including the License Territory Commercialization Budget and annual Net Trade Sales forecasts for the License Territory, as amended from time to time in accordance with the procedures set forth in this Agreement.

1.68           “Licensed Compound”.  Licensed Compound shall mean (a) the Initial Compound; (b) any other compound Controlled by Pharmacyclics or its Affiliate or JBI or its Affiliate that falls within the description set forth in Exhibit D, [**]; and (c) including any hydrates, anhydrides, solvates, salts, esters, racemates, stereoisomers, polymorphs, prodrugs, and metabolites of any compound described in clause (b) of this definition [**].

1.69           “MAA”.  MAA shall mean (i) a marketing authorization application filed with (A) the EMA under the centralized EMA filing procedure or (B) a Regulatory Authority in any European country if the centralized EMA filing procedure is not used or (ii) any other equivalent or related regulatory submission, in either case to gain approval to market a Product in any country in the European Union, in each case including, for the avoidance of doubt, amendments thereto and supplemental applications.

1.70           “Major European Country”.  Major European Country shall mean any of the United Kingdom, France, Germany, Italy or Spain.

1.71           “Manufacturing” or “Manufacture”.  Manufacturing or Manufacture shall mean activities directed to producing, manufacturing, processing, filling, finishing, packaging, labeling, quality assurance testing and release, shipping and storage of a product.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.72           “MCL”.  MCL shall mean mantle cell lymphoma.

1.73           “MM”.  MM shall mean multiple myeloma.

1.74           “Monthly Johnson & Johnson P&L Rate(s)”.  Monthly Johnson & Johnson P&L Rate(s) shall mean the currency conversion rate(s) based on averaging the year to date daily spot rates plus the prior year’s December spot rate, both provided by Brown Brothers Harriman & Company (BBH), a private banking company.

1.75           “Net Trade Sales”.  Net Trade Sales shall mean, with respect to a Product, the gross amounts invoiced on sales of such Product by a Party or any of its Affiliates or Sublicensees to a Third Party purchaser in an arms-length transaction, less the following customary deductions, determined in accordance with GAAP and standard internal policies and procedures and accounting standards consistently applied throughout the Party recording such sales to  calculate revenue for financial reporting purposes, to the extent specifically and solely allocated to the sale of such Product to such purchaser and actually taken, paid, accrued, allowed, or  included in the gross sales prices with respect to such sales (and consistently applied as set forth below):

(a)         normal and customary trade, cash and/or quantity discounts, allowances, wholesaler and pharmacy fees, and credits allowed or paid, in the form of deductions actually allowed or actually paid with respect to sales of such Product (to the extent not already reflected in the amount invoiced) excluding commissions for commercialization;

(b)         excise taxes, use taxes, tariffs, sales taxes and customs duties, and/or other government charges imposed on the sale of such Product to the extent included in the price and separately itemized on the invoice price (but specifically excluding, for clarity, any income taxes assessed against the income arising from such sale) (including VAT, but only to the extent that such VAT taxes are not reimbursable or refundable);

(c)         outbound freight, shipment and insurance costs to the extent included in the price and separately itemized on the invoice price;

(d)         compulsory payments and cash rebates imposed on sales of such Product paid to a Governmental Authority (or agent thereof) pursuant to governmental regulations by reason of any national or local health insurance program or similar program, to the extent allowed and taken;

(e)         retroactive price reductions, credits or allowances actually granted upon rejections or returns of such Product, including for recalls or damaged good and billing errors;

(f)         rebates, charge backs and discounts (or equivalent thereof) actually granted to managed health care organizations, pharmacy benefit managers (or equivalent thereof), federal, state/provincial, local or other governments, or their agencies or purchasers, reimbursers, or trade customers; and

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(g)         coupons, or discount/rebates associated with co-pay cards.

All aforementioned deductions shall only be allowable to the extent they are commercially reasonable, and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the Party’s, the Affiliate’s, or Sublicensee’s (as the case may be) business practices consistently applied across its product lines and accounting standards and verifiable.  All such discounts, allowances, credits, rebates and other deductions shall be fairly and equitably allocated to such Product and other products of the Party and its Affiliates and Sublicensees such that such Product does not bear a disproportionate portion of such deductions.

Sales of a Product by and between a Party and its Affiliates and Sublicensees, or between the Parties (or their respective Affiliates or Sublicensees), are not sales to Third Parties and shall be excluded from Net Trade Sales calculations for all purposes so long as such Product is subsequently resold to a Third-party end user.

In the event a Product is sold as part of a Combination Product (as defined below) in a country, the Finance Working Group shall establish a procedure to calculate the Net Trade Sales of such Product for the purposes of determining Pre-Tax Profit or Loss;

As used above, the term “Combination Product” means any pharmaceutical product that consists of a Product and other active compounds or active ingredients or any combination of a Product sold together with another pharmaceutical product for a single invoiced price (such as bundled sales of multiple products).

1.76           “New Drug Application” or “NDA”.  New Drug Application or NDA shall mean an application submitted to FDA pursuant to 21 U.S.C. § 505(b), which contains complete details of the manufacture and testing of a new drug, for purposes of obtaining Regulatory Approval for such new drug in the United States, for a particular Indication, and also includes any Biologics License Application, in each case including, for the avoidance of doubt, amendments thereto and supplemental applications.

1.77           “Out-of-Pocket Costs”.  Out-of-Pocket Costs shall mean amounts paid to Third Party vendors or contractors, for services or materials provided by them directly in the performance of activities under the GDP, the U.S. Commercialization Plan, or the License Territory Commercialization Plan, to the extent such services or materials apply directly to the Product (or such amounts paid to Third Parties for other activities not included in determination of Development Costs or Allowable Expenses, but for which sharing of Out-of-Pocket Costs is otherwise specified in this agreement).  For clarity, Out-of-Pocket Costs do not include payments for internal: salaries or benefits; facilities; utilities; general office or facility supplies; insurance; information technology, capital expenditures or the like.

1.78           “Parties”.  Parties shall mean Pharmacyclics and JBI.

1.79           “Party”.  Party shall mean either Pharmacyclics or JBI.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.80           “Patent Costs”.  Patent Costs shall mean all reasonable Out-of-Pocket Costs incurred by a Party or its Affiliate in preparing, filing, prosecuting, validating, extending or maintaining Patent Rights.

1.81           “Patent Rights”. Patent Rights shall mean all original (priority establishing) patent applications claiming one or more inventions filed anywhere in the world, including provisionals and nonprovisionals, and all related applications thereafter filed, including any continuations, continuations-in-part, divisions, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing.

1.82           “Person”.  Person shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivisions thereof.

1.83           “Pharmacyclics Intellectual Property”.  Pharmacyclics Intellectual Property shall mean Pharmacyclics Know-How and Pharmacyclics Patent Rights, collectively.

1.84           “Pharmacyclics Know-How”.  Pharmacyclics Know-How shall mean any Know-How used in or otherwise relating to a Product or the Development, Manufacture and Commercialization of a Product as contemplated by this Agreement that either (i) is Controlled by Pharmacyclics or its Affiliate on the Effective Date or (ii) subject to Section 4.6, comes within Pharmacyclics’ or its Affiliate’s Control during the Term, including Pharmacyclics’ rights in Pharmacyclics Sole Inventions.

1.85           “Pharmacyclics Patent Rights”.  Pharmacyclics Patent Rights shall mean Patent Rights, including the rights of Pharmacyclics or its Affiliates in Joint Patent Rights, that (i) Cover any Licensed Compound, Product or Pharmacyclics Know How, (including for the avoidance of doubt (A) Patent Rights claiming any intermediate used in the Manufacture of a Licensed Compound, or use of such intermediate in the Manufacture of a Licensed Compound and (B) Patent Rights claiming any metabolite of a Licensed Compound) and (ii) are (a) Controlled by Pharmacyclics or its Affiliate as of the Effective Date or (b) subject to Section 4.6, become Controlled by Pharmacyclics or its Affiliate at any time during the Term.  [**].  A list of Pharmacyclics Patent Rights existing as of the Effective Date which Cover the composition or Manufacture of Licensed Compounds or Products, or their use or Commercialization in the Field, is attached hereto as Schedule 1.85 which shall be updated annually by Pharmacyclics.

1.86           “Phase I Clinical Study”.  Phase I Clinical Study means any study in humans the principal purpose of which is preliminary determination of safety in healthy individuals or patients as described under 21 C.F.R. §312.21(a) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.87           “Phase Ib Clinical Study”.  Phase Ib Clinical Study shall mean a study designed to assess the safety and pharmacokinetics of a Licensed Compound as a single agent or in combination with other standard of care agents used to treat hematologic malignancies.

1.88           “Phase II Clinical Study”.  Phase II Clinical Study shall mean a preliminary efficacy and safety or dose ranging human clinical study of a Product in the target patient population, as described under 21 C.F.R. §312.21(b) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study, which shall be deemed commenced when the third patient in such study has received his or her initial dose of such Product.

1.89           “Phase III Clinical Study”.  Phase III Clinical Study shall mean a human clinical study designed as a pivotal study to confirm with statistical significance the efficacy and safety of a Product with respect to a given Indication, which study is performed for purposes of filing an NDA, MAA or similar application to obtain Regulatory Approval for such Product for such Indication in any country (regardless of whether such Clinical Study is identified as a Phase III clinical study on ClinicalTrials.gov), including a clinical study as described under 21 C.F.R. §312.21(c) with respect to the United States, or, with respect to a jurisdiction other than the United States, a similar clinical study.  For purposes of determining milestone payments pursuant to Section 7.2.1, this definition of Phase III Clinical Study shall not be construed to be mutually exclusive with the definition of “Phase IV/Post-Approval Clinical Study,” below.

1.90           “Phase IV/Post-Approval Clinical Study”.  Phase IV/Post-Approval Clinical Study shall mean a human clinical study initiated in a country after receipt of Regulatory Approval for a Product in such country, usually within or in support of the approved Product labeling (including Post-Approval Commercialization Studies).

1.91           “Post-Approval Commercialization Study”.  Post-Approval Commercialization Study means any marketing study, epidemiological study, modeling and pharmacoeconomic study, investigator sponsored clinical trial or post-marketing surveillance study of a Product, in each case that is not intended for use as a basis for obtaining Regulatory Approval (e.g., for a further indication, label expansion or otherwise) with respect to such Product and that is not being conducted as a commitment made to a Regulatory Authority as a condition of, or in connection with obtaining or maintaining, a Regulatory Approval.

1.92           “Private Health Care Plans”.  Private Health Care Plans shall mean non-governmental Third Party health care payors and plans, including insurance companies, health maintenance organizations and other managed care organizations, Blue Cross and Blue Shield plans and self-funded employers.

1.93           “Prior CDA”.  Prior CDA shall mean the Mutual Confidential Disclosure Agreement between Johnson & Johnson Pharmaceutical Research & Development, LLC and Pharmacyclics [**].

1.94           “Product”.  Product shall mean any product that contains any Licensed Compound.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.95           “Product Liability Costs”.  Product Liability Costs shall mean Out-of-Pocket Costs and FTE Costs associated with Third Party Products Liability Actions resulting from the Development, Manufacture or Commercialization of the Product pursuant to this Agreement.

1.96           “Product Trademark(s)”.  Product Trademark(s) shall mean any trademark(s) and service mark(s) as may be proposed by either Party and approved by the JCC for use in connection with the distribution, marketing, promotion and sale of a Product in the Field anywhere in the world, or accompanying logos, trade dress or indicia of origin.

1.97           “Regulatory Approval”.  Regulatory Approval shall mean the approval of the applicable Regulatory Authority necessary for the marketing and sale of a Product in the Field in a country, excluding separate pricing or reimbursement approvals that may be required, and including the expansion or modification of the label for additional Indications or uses.

1.98           “Regulatory Authority”.  Regulatory Authority shall mean any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the marketing and sale of a pharmaceutical product in a country, including FDA in the United States and EMA in the EU.

1.99           “Regulatory Filing”.  Regulatory Filing shall mean any documentation comprising or relating to or supporting any filing or application with any Regulatory Authority with respect to a Licensed Compound or corresponding Product, or its use or potential use in humans, including any documents submitted to any Regulatory Authority and all supporting Data, including INDs, NDAs and MAAs, and all correspondence with any Regulatory Authority with respect to any Licensed Compound or Product (including minutes of any meetings, telephone conferences or discussions with any Regulatory Authority).

1.100           “Relative Activity”.  Relative Activity shall mean [**].  For purposes of this definition, an exemplary assay method for BTK inhibitory activity is attached in Exhibit F.

1.101           “Segregate”.  Segregate shall mean, with respect to a product or program, to use Diligent Efforts to segregate the Development and Commercialization activities relating to such product or program from Development and Commercialization with respect to Products under this Agreement, including using Diligent Efforts to ensure that: (i) no personnel involved in performing the Development or Commercialization of such product or program have access to non-public plans or information relating to the Development or Commercialization of Products (provided that management personnel may review and evaluate plans and information regarding the Development and Commercialization of Products in connection with portfolio decision-making); and (ii) no personnel involved in performing the Development or Commercialization of Products have access to non-public plans or information relating to the Development or Commercialization of such product or program (provided that management personnel may review and evaluate plans and information regarding the Development and Commercialization of such product or program in connection with portfolio decision-making).

1.102           “Solid Tumor Cancer”.  Solid Tumor Cancer shall mean any form of cancer other than a Hematological Cancer.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

1.103           “Third Party”.  Third Party shall mean any Person other than a Party or any of its Affiliates.

1.104           “Tumor Type”.  Tumor Type shall mean any type or form of Hematological Cancer, Solid Tumor Cancer or other cancer, including CLL, DLBCL, FL, MCL and MM.

1.105           “United States” or “U.S.”.  United States or U.S. shall mean the United States of America and its territories and possessions.

1.106           “U.S. Commercialization Budget”.  U.S. Commercialization Budget shall mean the [**] budget for conducting Commercialization in the United States pursuant to the U.S. Commercialization Plan during a given Calendar Year and the two succeeding Calendar Years, as developed by the JCC and approved by the JSC in accordance with Section 5.3.2, which budget shall be updated and amended concurrently with the U.S. Commercialization Plan in accordance with Section 5.3.5(a).

1.107           “U.S. Commercialization Plan”.  U.S. Commercialization Plan shall mean the commercialization plan with respect to the Commercialization of the Products in the Field in the United States during a given Calendar Year and the two succeeding Calendar Years, as developed by the JCC in accordance with Section 5.3.1, including the U.S. Commercialization Budget and annual Net Trade Sales forecasts for the United States, as amended from time to time in accordance with the procedures set forth in this Agreement.

1.108           “Valid Claim”. Valid Claim shall mean a claim (i) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise or (ii) of any patent application that has not been cancelled, withdrawn or abandoned or been pending or filed [**] from the earliest possible priority date for said application.

1.109           Additional Definitions.  Each of the following definitions is set forth in the Section of this Agreement indicated below:

Definition	Section

1974 Convention	14.3
Acquirer	14.2.2
Acquisition Transaction	3.7
Additional Development Activity	4.2.6
Additional Development Cost Percentage	4.2.6(d)
Additional Development Opt-In Notice	4.2.6(e)
Additional Development Opt-Out Notice	4.2.6(e)
Additional Development Party	4.2.6(c)
Additional Development Proposal	4.2.6(a)
Agreement	Preamble

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Agreement Wind-Down Period	12.4.2(b)
Alliance Manager	2.8
Allowable Expenses	Financial Exhibit
ANDA	8.3.2
Anti-Corruption Laws	10.10.1(a)
API	6.1.2(f)(i)
API Quality Agreement	6.4.2
API Supply Agreement	6.4.2
Approval Milestone	7.2.3
Audit Agreement	4.4.6
Audited Site	4.4.6
Bankruptcy Code	3.8
Blocking Third Party Patent Costs	Financial Exhibit
Breaching Party	12.2
Buy Out Payment	7.5
CAPA	4.4.6
Claim	11.4.1
Clinical/Regulatory Working Group	2.4.4
Clinical Study Milestone	7.2.1
Clinical Supply	6.1.2(f)(ii)
CMO	Financial Exhibit
Collaboration Activities	3.3.2
Collaboration Intellectual Property	3.3.2
Collaboration Losses	Financial Exhibit
Combination Product	1.75
Commercialization Projection	5.3.2(b)
Commercial Supply	6.1.2(f)(iii)
Confidential Information	9.1
Cooperating Party	9.4.2
Cost of Goods Sold or COGS	Financial Exhibit
CPR	13.4.1
Currency Gain and Losses	Financial Exhibit
Detail	Financial Exhibit
Development Reconciliation Procedures	4.5.3
Distracted Party	3.7
Distracting Product	3.7
Distribution Costs	Financial Exhibit
DMF	4.4.5
EAP Expenses	Financial Exhibit
Effective Date	Preamble
Excess Amounts	4.5.5
Existing Manufacturing Contracts	6.1.2(d)
Existing Product	4.6.1(a)
Existing Third Party Agreement Payments	7.5
Expert	13.3.3
Expert Dispute	13.3.1

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Expert Resolution Notice	13.3.2
Finance Working Group	2.4.2
First Chain API Validation	6.1.2(f)(iv)
First Chain Finished Product Validation	6.1.2(f)(v)
FTE Costs	Financial Exhibit
FTE Rate	Financial Exhibit
GAAP	Financial Exhibit
Global Publication Strategy	9.5.1
GR&D QA	4.3.6
Group	14.2.5
Health Care Reform Fee	Financial Exhibit
Incumbent Board	14.2.5
Indemnified Party	11.4.1
Indemnifying Party	11.4.1
Independent Technology	4.6.1(b)
Infringement Claim	8.5
Initial Manufacturing Period	6.1.2(f)(vi)
Invalidity Claim	8.4.1
JBI	Preamble
JBI Indemnified Parties	11.1
JBI Independent Know-How	4.6.1(c)
JBI Independent Patent Rights	4.6.1(d)
JBI Independent Technology	4.6.1(e)
JBI Sole Inventions	8.1.1
JCC	2.3.1
JDC	2.2.1
Joint Inventions	8.1.2
JSC	2.1.1
Launched Products	12.4.2(b)
License Territory Partnership	7.8.2
License Territory Reconciliation Procedures	7.3.2
Losses	11.1
Manufacturing Subcontract	6.1.3
Manufacturing Subcontractor	6.1.3(d)
Manufacturing Working Group	2.4.1
Marketing Expenses	Financial Exhibit
Material Manufacturing Subcontract	6.1.3(b)
Material Subcontract	4.3.2(c); 5.2.1(c)
Medical Affairs Expenses	Financial Exhibit
Non-Additional Development Party	4.2.6(c)
Non-Breaching Party	12.2
Non-Sponsor	13.2.1
OECD	1.44
On-Going Clinical Study	12.4.2(a)
Other Commercialization Costs	Financial Exhibit
Other Income	Financial Exhibit

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Oversight/Quality Working Group	4.3.6
Paragraph IV Certification	8.3.2
Patent Working Group	2.4.3
Patient Samples	4.7
Payee	7.7.2
Payor	7.7.2
Pharmacovigilance Agreement	5.9.1
Pharmacyclics	Preamble
Pharmacyclics Change of Control	14.2.5
Pharmacyclics Indemnified Parties	11.2
Pharmacyclics Independent Know-How	4.6.1(f)
Pharmacyclics Independent Patent Rights	4.6.1(g)
Pharmacyclics Independent Technology	4.6.1(h)
Pharmacyclics Representative	5.1.4(c)
Pharmacyclics Sole Inventions	8.1.1
PPACA	Financial Exhibit
Preferred Commercialization Subcontractor	5.2.1(c)
Preferred Commercialization Subcontractor List	5.2.1(c)
Preferred Development Subcontractor	4.3.2(c)
Preferred Development Subcontractor List	4.3.2(c)
Preferred Manufacturing Subcontractor	6.1.3(b)
Preferred Manufacturing Subcontractor List	6.1.3(b)
Product Decision	4.6.1(i)
Product Materials	Financial Exhibit
Product Trademark Costs	8.7.2
Profitable Quarter	4.5.5
Promotional Materials	5.4.1
Promotional Materials Working Group	5.4.1
Proposed Publications	9.5.2
Public Official	10.10.4
Publishing Party	9.5.2
Quality Agreement	6.5.2
Recall Expenses	Financial Exhibit
Reconciliation Procedures	7.3.2
Regulatory Maintenance Costs	Financial Exhibit
Regulatory Milestone	7.2.2
Requesting Party	9.4.2
Reverted Know-How	12.4.1(d)
Reverted Licensed Compounds	12..4.1(e)
Reverted Licensed Products	12.4.1(e)
Reviewing Party	9.5.2
Safety Review Working Group	2.4.5
Sales Force FTE Costs	Financial Exhibit
Sales Force FTE Rate	Financial Exhibit
Sales Representative	5.13.1
Second Chain API Validation	6.1.2(f)(vii)

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Second Chain Finished Product Validation	6.1.2(f)(viii)
Selling Costs	Financial Exhibit
Severed Clause	14.5
Shared Patent Costs	8.2.3
Shared Product Liability Costs	11.3
Sole Inventions	8.1.1
Sponsor	13.2.1
Standstill	14.13
Subcontract	4.3.2(a); 5.2.1(a)
Subcontractor	4.3.2(a); 5.2.1(a)
Sublicense	3.4.3
Sublicensee	3.4.3
Supply Agreement	6.5.2
Supply Cost	Financial Exhibit
Target Bonus Compensation	5.13.2
Tax or Taxes	7.7.5
Tax Matters Partner or TMP	7.8.1
Term	12.1
Terminated Royalty Amounts	7.5
Third Party Products Liability Action	11.5.1
Transfer Price	Financial Exhibit
U.S. Reconciliation Procedures	7.3.1
US Territory Partnership	7.8.1
Validation	6.1.2(f)(ix)
Wholly-Owned Affiliates	3.4.1
Working Group	2.4

ARTICLE II

MANAGEMENT OF COLLABORATIVE ACTIVITIES

2.1           Joint Steering Committee

2.1.1               Formation; Purposes and Principles.  Within 10 days after the Effective Date, Pharmacyclics and JBI shall establish a joint steering committee (the “JSC”), comprised of senior executives, to provide high-level oversight and decision-making regarding the activities of the Parties under this Agreement.  The Parties anticipate that the JSC will not be involved in day-to-day implementation of activities under this Agreement.  The purposes of the JSC shall be (i) to review and oversee the overall global Development, Manufacture and Commercialization of the Licensed Compounds and Products in the Field pursuant to this Agreement and (ii) to oversee the JDC, JCC and Finance Working Group and resolve matters on which the JDC, JCC or Finance Working Group are unable to reach consensus.  In conducting its activities, the JSC shall operate and make its decisions consistent with the terms of this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.1.2               Specific Responsibilities.  In addition to its overall responsibility for the collaboration established by this Agreement, the JSC shall in particular:

(a)         review and approve substantive amendments and updates to the GDP presented by the JDC, including the Development Budget;

(b)         review and approve the global regulatory strategy (and substantive amendments and updates thereto) included in the GDP and presented by the JDC;

(c)         review and comment on regulatory submissions relating to the Products in the Field in accordance with Section 4.4.4;

(d)         review and approve JDC proposals to [**];

(e)         review and discuss, as necessary, performance of each Party, Affiliate, or Subcontractor in performing the subcontracted activities, including compliance with applicable Laws (including Good Clinical Practice) and any agreed-upon standards for conduct of such activities;

(f)         review and approve the initial U.S. Commercialization Plan, including the initial U.S. Commercialization Budget, and any substantive amendments and updates to the U.S. Commercialization Plan, including the U.S. Commercialization Budget, in each case presented to the JSC by the JCC;

(g)         review and approve the License Territory Commercialization Plan, including the initial License Territory Commercialization Budget, and any substantive amendments and updates to the License Territory Commercialization Plan, including the License Territory Commercialization Budget, in each case presented to the JSC by the JCC;

(h)         review and approve the Global Publication Strategy (and substantive amendments and updates thereto) presented by the JDC; and

(i)         perform such other functions as are assigned to it in this Agreement or as appropriate to further the purposes of this Agreement as agreed in writing by the Parties, including periodic evaluations of performance against goals.

2.2           Joint Development Committee

2.2.1               Formation; Purposes.  Within 15 days after the Effective Date, Pharmacyclics and JBI shall establish a joint development committee (the “JDC”), which shall report to the JSC and have responsibility for (i) coordinating and providing oversight to various Working Groups that report to the JDC, (ii) monitoring and facilitating the overall progress of Development and Manufacturing activities under this Agreement with respect to Products in the Field, including oversight of the various budgets and activities, (iii) overseeing the implementation of all Development operational aspects of the collaboration established by this Agreement, and (iv) forming additional Working Group(s) from time to time and delegating to such Working Group(s) such operational responsibilities as the JDC may determine necessary or desirable, which may include Working Groups for clinical/regulatory, and safety review, as the JDC determines appropriate or the JSC directs.  In conducting its activities, including in the allocation of activities to the Parties under the GDP, the JDC shall operate and make its decisions consistent with the terms of this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.2.2               Specific Responsibilities.  In particular, the JDC shall:

(a)         oversee the initial transfer of the Pharmacyclics Know-How and designated Development activities related to the Licensed Compounds and Products from Pharmacyclics to JBI in accordance with the terms of this Agreement;

(b)         oversee and coordinate the on-going sharing and transfer of Know-How generated in or related to the Development of Products;

(c)         oversee the implementation of the GDP within the JSC-approved Development Budget for the Development of the Licensed Compounds and Products once they have been approved by the JSC;

(d)         review and update the GDP, including the Development Budget set forth therein and the allocation of Development responsibilities between the Parties, on an annual basis and, from time to time, present to the JSC for review and approval proposed substantive amendments to the GDP, including the Development Budget, in accordance with Section 4.2.5;

(e)         develop and propose to the JSC a global regulatory strategy with respect to seeking and obtaining Regulatory Approval of the Products in the Field to be included in the GDP;

(f)         oversee the implementation of the global regulatory strategy for the Regulatory Approval of the Products once it has been approved by the JSC;

(g)         propose to the JSC whether to jointly Develop any Follow-On Compound in the Field;

(h)         review, approve and oversee performance of non-clinical research or development of Licensed Compounds and Products in the Field;

(i)         review and approve the Parties’ proposals to enter into Material Subcontracts for the performance of Development and Manufacturing activities in accordance with Sections 4.3.2 and 6.1.3;

(j)         develop and propose to the JCC for review and comment, and to the and JSC for approval, the initial Global Publication Strategy;

(k)         review and update the Global Publication Strategy from time to time and present to the JCC for review and comment, then to the JSC for approval, proposed substantive amendments to the Global Publication Strategy in accordance with Section 9.5.1;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(l)         review and approve  clinical study design, including clinical study endpoints, clinical methodology and monitoring requirements for the Clinical Studies included in the GDP; and

(m)         perform such other functions as are assigned to it in this Agreement or as are appropriate to further the purposes of this Agreement as agreed in writing by the Parties.

2.3           Joint Commercialization Committee

2.3.1               Formation; Purposes.  Within 90 days after the Effective Date, Pharmacyclics and JBI shall establish a joint commercialization committee (the “JCC”), which shall report to the JSC and have responsibility for (i) overseeing the implementation of all Commercialization operational aspects of the collaboration established by this Agreement and (ii) forming Working Group(s) from time to time and delegating to such Working Group(s) such operational responsibilities as the JCC may from time to time determine necessary or desirable.  The JCC shall include an equal number of designated compliance officers from both Pharmacyclics and JBI to advise the JCC on compliance with relevant Laws and policies.  In conducting its activities, including the allocation of activities to the Parties under the U.S. Commercialization Plan, the JCC shall operate and make its decisions consistent with the terms of this Agreement.

2.3.2               Specific Responsibilities.  In particular, the JCC shall:

(a)         develop and present to the JSC for approval the U.S. Commercialization Plan for the Products, including the U.S. Commercialization Budget, in accordance with Sections 5.3.1 and 5.3.2;

(b)         review and update the U.S. Commercialization Plan, including the U.S. Commercialization Budget set forth therein and the allocation of responsibilities between the Parties, on a quarterly basis and, from time to time, present to the JSC for review and approval proposed updates and substantive amendments to the U.S. Commercialization Plan, including the U.S. Commercialization Budget, in accordance with Section 5.3.5(a);

(c)         oversee the implementation of the U.S. Commercialization Plan within the U.S. Commercialization Budget once they have been approved by the JSC;

(d)         review and present to the JSC for approval the License Territory Commercialization Plan for the Products prepared by JBI, including the License Territory Commercialization Budget, in accordance with Sections 5.3.3 and 5.3.4;

(e)         review JBI’s and its Affiliates’ performance under the License Territory Commercialization Plan, make recommendations to JBI regarding potential updates or amendments to the License Territory Commercialization Plan including the License Territory Commercialization Budget (which JBI shall reasonably consider in preparing proposals for updates and amendments to the License Territory Commercialization Plan including the License Territory Commercialization Budget), and review proposed updates and amendments to the License Territory Commercialization Plan including the License Territory Commercialization Budget submitted by JBI, on a quarterly basis, and present to the JSC for review and approval proposed updates and substantive amendments to the License Territory Commercialization Plan, including the License Territory Commercialization Budget, in accordance with Section 5.3.5(b);

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)         oversee the implementation of the License Territory Commercialization Plan within the License Territory Commercialization Budget once they have been approved by the JSC;

(g)         share planning and budgeting information with the JDC and coordinate with the JDC in preparing comprehensive planning and budgeting proposals, as applicable, to the JSC;

(h)         review and approve the Parties’ (and their Affiliates’) proposals to enter into Material Subcontracts for the performance of Commercialization activities in accordance with Section 5.2.1;

(i)         review and comment upon amendments and updates to the Global Publication Strategy developed and presented by the JDC in accordance with Section 9.5.1; and

(j)         perform such other functions as are assigned to it in this Agreement or as are appropriate to further the purposes of this Agreement as agreed in writing by the Parties.

2.4           Working Groups.  From time to time, the JDC and JCC may establish various working groups (each, a “Working Group”) to oversee particular projects or activities, including those Working Groups described below in this Section 2.4, and each such Working Group shall be constituted and shall operate as the JDC or JCC determines.

2.4.1             Manufacturing Working Group.  Upon agreement of the JDC or direction by the JSC, Pharmacyclics and JBI shall establish a joint Manufacturing Working Group (the “Manufacturing Working Group”), which shall report to the JDC and shall have responsibility for overseeing the implementation of all Manufacturing aspects of the collaboration established by this Agreement, including global manufacturing process, formulation, technology transfer between Pharmacyclics, JBI and their Third Party manufacturers.  Until formal establishment of the Manufacturing Working Group, appropriate representatives from the Parties’ (or their Affiliates’) manufacturing and quality functions shall perform the functions of the Manufacturing Working Group.  In conducting its activities, the Manufacturing Working Group shall operate and make its decisions consistent with the terms of this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4.2             Finance Working Group.  Within 30 days after the Effective Date, Pharmacyclics and JBI shall establish a joint Finance Working Group (the “Finance Working Group”), which shall report to the JDC with respect to the Development of the Products, to the JCC with respect to the Commercialization of the Products and to the JSC with respect to the preparation and approval of Pre-Tax Profit or Loss statements in accordance with the Reconciliation Procedures and the Financial Exhibit, and operate in coordination with the various committees and Working Groups.  The Finance Working Group shall include individuals from each Party with reasonable expertise in the areas of accounting, cost allocation, budgeting and financial reporting.  The Finance Working Group shall be responsible for: (i) coordinating and conducting the accounting, reporting, reconciliation and other related activities set forth in this Agreement and the Financial Exhibit, (ii) advising and provide support to the JSC and the other committees with respect to financial, accounting, budgeting, reporting and other issues that may arise in connection with the various plans and corresponding budgets for activities thereunder; (iii) reviewing relevant FTE Costs and Out-of-Pocket Costs incurred by the Parties and their Affiliates hereunder; (iv) recommending for approval by the JSC any changes to reporting procedures; (v) coordinating or performing the budgeting, consolidation, completion and review of Pre-Tax Profit or Loss statements in accordance with the Reconciliation Procedures and the Financial Exhibit, including budgeting and calculation of Allowable Expenses not covered in the Development Budget, the U.S. Commercialization Budget or the License Territory Commercialization Budget, (vi) performing and reviewing  calculations for the reconciliation of payments, and controlling and performing such other accounting functions as provided in the Financial Exhibit; (vii) coordinating audits pursuant to Section 7.6, by Third Party audit firms, and discussing and attempting to resolve discrepancies or issues arising from such audits; (viii) facilitating review of press releases pursuant to Section 9.4.2; (ix) performing such other functions as are specifically designated to the Finance Working Group in this Agreement or the Financial Exhibit, or as the Parties otherwise agree are appropriate to further the purposes of this Agreement; (x) working with the JSC and the committees to assist in financial, budgeting and planning matters, and providing periodic updates to the JSC, JDC and JCC on financial matters relating to this Agreement, and perform such other financial matters as are delegated to it under this Agreement or by the JSC, JDC and JCC; and (xi) making such decisions and determinations as are assigned to it under this Agreement.

2.4.3             Patent Working Group.  Upon agreement of the JDC or direction by the JSC, Pharmacyclics and JBI shall establish a joint Patent Working Group (the “Patent Working Group”), which shall have responsibility for (i) coordinating and facilitating communications regarding the filing, prosecution and maintenance of Pharmacyclics Patent Rights, JBI Patent Rights and Joint Patent Rights in accordance with Section 8.2; (ii) reviewing and discussing the competitive patent landscape and relevant patents of Third Parties (if any); and (iii) coordinating with the other committees regarding the foregoing matters and such other patent-related matters as may arise from time to time.  Until formal establishment of the Patent Working Group, appropriate representatives from the Parties’ (or their Affiliates’) intellectual property functions shall perform such functions.

2.4.4             Clinical/Regulatory Working Group.  Upon agreement of the JDC or direction by the JSC, Pharmacyclics and JBI will establish a joint Clinical/Regulatory Working Group (the “Clinical/Regulatory Working Group”) which shall report to the JDC and that will consist of appropriately selected delegates from both Parties.  Until formal establishment of a Clinical/Regulatory Working Group, appropriate representatives from the Parties’ (or their Affiliates’) clinical/regulatory groups shall perform the functions of the Clinical/Regulatory Working Group.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.4.5             Safety Review Working Group.  Within 30 days after the Effective Date, Pharmacyclics and JBI will establish a joint Safety Review Working Group (the “Safety Review Working Group”) that shall report to the JDC and that will consist of appropriately selected delegates from both Parties.  The Safety Review Working Group shall discuss and implement processes and procedures for sharing information needed to support each Party’s (or their Affiliates’) respective regulatory responsibilities and which may be necessary for compliance with the applicable regulatory pharmacovigilance requirements.  Any such procedures shall not be construed to restrict either Party’s ability to take any action that it deems appropriate or required of it under the applicable regulatory requirements, but when permitted by applicable Laws the Parties shall consult with each other before taking such action.

2.5           Membership.  Each of the JSC, JDC and JCC shall be composed of an equal number of representatives appointed by each of Pharmacyclics and JBI.  The JSC, JDC and JCC shall each be initially comprised of four representatives of each Party.  Each Party may appoint one or more employees of such Party’s Affiliates in the License Territory as representatives of such Party on the JSC, JDC, JCC and any Working Group.  Each Party shall have the right, but not be obligated, to appoint the same number of representatives to the various Working Groups as are appointed by the other Party; however, each Party shall have collectively one vote, as set forth in Section 2.6, below, regardless of the number or representatives from each Party.  The JSC may from time to time change the size of the JSC, JDC, JCC or any of the various Working Groups, and the JDC may from time to time change the size of the JDC or any of the various Working Groups.  Each Party may replace JSC, JDC, JCC and any Working Group representatives at any time upon written notice to the other Party.  The JSC, JDC, JCC and the various Working Groups shall be co-chaired by one designated representative of each Party.  The co-chairpersons of each committee and Working Group shall not have any greater authority than any other representative on the committee or Working Group.  The co-chairpersons shall be responsible for (i) calling meetings; (ii) preparing and circulating an agenda in advance of each meeting, provided that the co-chairpersons shall include any agenda items proposed by either Party on such agenda; (iii) ensuring that all decision-making is carried out in accordance with the voting and dispute resolution mechanisms set forth in this Agreement; and (iv) preparing and issuing minutes of each meeting within 30 days thereafter.  For the avoidance of doubt, each Party may designate the same individual as a representative on more than one committee or Working Group, and each Party may designate contractors or employees of its Affiliates as its representatives (including co-chairperson) on the JSC or any of the other committees or Working Groups.

2.6           Decision-Making.  The JSC, JDC, JCC and the various Working Groups shall each operate by consensus; [**].  With respect to decisions of the JSC, JDC, JCC and the various Working Groups, the representatives of each Party shall have collectively one vote on behalf of such Party.  Should the members of any Working Group maintain their disagreement on any matter that is within its authority under this Agreement for which consensus has been sought and Pharmacyclics or JBI requests a resolution, the matter shall be referred to the committee to which such Working Group reports for discussion and resolution, and then referred to the JSC for resolution if such matter is not resolved by the applicable committee.  Should the members of the JCC or JDC maintain any disagreement on any matter that is within its authority under this Agreement for which consensus has been sought and Pharmacyclics or JBI requests a resolution, the matter shall be referred to the JSC for resolution.  Should the members of the JSC maintain their disagreement, either with respect to any matter referred to it by the JDC or JCC, or with respect to a matter initially arising within the JSC, such matter shall be resolved pursuant to Sections 13.1 and 13.3.  None of the JSC, JDC, JCC or any Working Group shall have the authority to amend this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

2.7           Meetings of the JSC, JDC, JCC and Working Groups.  The JSC, shall hold meetings at such times as the JSC shall determine, and the JDC and JCC shall hold meetings at such times as the applicable committee determines (or as directed by the JSC), but in no event shall such meetings of the JSC, JDC and JCC be held less frequently than once every Calendar Quarter during the Term for so long as each such committee exists.  Each Working Group shall hold meetings at such times as the Working Group agrees, or as the JDC, JCC or the JSC directs.  Each of the JSC, JDC, JCC and the Working Groups may meet in person or by audio or video conference as the Parties may mutually agree, provided that the JSC, JDC and JCC meet in person at least once per Calendar Year during the Term for so long as such committee exists.  With respect to in-person meetings of the committees and Working Groups, the representatives shall meet alternately at a location(s) designated by Pharmacyclics and JBI.  Other representatives of the Parties, their Affiliates and Third Parties involved in the Development, Manufacture or Commercialization of the Products may attend such meetings of the JSC, JDC, JCC or Working Groups as nonvoting observers.  The JSC, JDC, JCC and Working Groups may upon agreement meet on an ad hoc basis between regularly scheduled meetings in order to address and resolve time-sensitive issues within their purview that may arise from time to time.  No action taken at a meeting of the JSC, JDC, JCC or any Working Group shall be effective unless a representative of each Party is present or participating.  Neither Party shall unreasonably withhold attendance of at least one representative of such Party at any meeting of a committee or Working Group for which reasonable advance notice was provided.

2.8           Alliance Managers.  Each Party shall designate a single alliance manager for all of the activities contemplated under this Agreement (“Alliance Manager”).  Such Alliance Managers will be responsible for the day-to-day worldwide coordination of the collaboration contemplated by this Agreement and will serve to facilitate communication between the Parties.  Such Alliance Managers shall have experience and knowledge appropriate for managers with such project management responsibilities.  Each Party may change its designated Alliance Manager from time to time upon notice to the other Party.

ARTICLE III

LICENSE GRANTS

3.1           Pharmacyclics Grants.

3.1.1               Development License.  Subject to the terms and conditions of this Agreement (including Section 4.6), Pharmacyclics hereby grants, and shall cause its Affiliates to grant, to JBI a co-exclusive (with Pharmacyclics) license under the Pharmacyclics Intellectual Property to use, Develop and have Developed the Licensed Compounds and Products in the Field in the United States and the License Territory.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.1.2               Manufacturing License.  Subject to the terms and conditions of this Agreement (including Section 4.6), Pharmacyclics hereby grants, and shall cause its Affiliates to grant, to JBI a co-exclusive (with Pharmacyclics) license under the Pharmacyclics Intellectual Property to make, have made and otherwise Manufacture the Licensed Compounds and Products in the Field in the United States and the License Territory.

3.1.3               Commercialization License.

(a)         United States.  Subject to the terms and conditions of this Agreement (including Section 4.6), Pharmacyclics hereby grants, and shall cause its Affiliates to grant, to JBI a co-exclusive (with Pharmacyclics) license under the Pharmacyclics Intellectual Property to use, sell, offer to sell, have sold, import and otherwise Commercialize the Licensed Compounds and Products in the Field in the United States.

(b)         License Territory.  Subject to the terms and conditions of this Agreement (including Section 4.6), Pharmacyclics hereby grants, and shall cause its Affiliates to grant, to JBI an exclusive license under the Pharmacyclics Intellectual Property to use, sell, offer to sell, have sold, import and otherwise Commercialize the Licensed Compounds and Products in the Field in the License Territory; provided that Pharmacyclics shall retain the right to perform such activities (if any) to the extent allocated to Pharmacyclics under the License Territory Commercialization Plan or requested by JBI or its Affiliate, and to sell API or Product to JBI (or its Affiliate or designee) as provided in ARTICLE VI.

3.2           JBI Grants.

3.2.1               Development License.  Subject to the terms and conditions of this Agreement (including Section 4.6), JBI hereby grants, and shall cause its Affiliates to grant, to Pharmacyclics a co-exclusive (with JBI) license under the JBI Intellectual Property to use, Develop and have Developed the Licensed Compounds and Products in the Field in the United States and the License Territory.

3.2.2               Manufacturing License.  Subject to the terms and conditions of this Agreement (including Section 4.6), JBI hereby grants, and shall cause its Affiliates to grant, to Pharmacyclics a co-exclusive (with JBI) license under the JBI Intellectual Property to make, have made and otherwise Manufacture the Licensed Compounds and Products in the Field in the United States and the License Territory.

3.2.3               Commercialization License.

(a)         United States.  Subject to the terms and conditions of this Agreement (including Section 4.6), JBI hereby grants, and shall cause its Affiliates to grant, to Pharmacyclics a co-exclusive (with JBI) license under the JBI Intellectual Property to use, sell, offer to sell, have sold, import and otherwise Commercialize the Licensed Compounds and Products in the Field in the United States.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         License Territory.  Subject to the terms and conditions of this Agreement (including Section 4.6), JBI hereby grants, and shall cause its Affiliates to grant, to Pharmacyclics non-exclusive license under the JBI Intellectual Property to use, sell, offer to sell, have sold, import and otherwise Commercialize the Licensed Compounds and Products in the Field in the License Territory, but in each case solely to the extent such activities (if any) are allocated to Pharmacyclics under the License Territory Commercialization Plan or requested by JBI or its Affiliate.

3.3           Unblocking License; Sharing of Collaboration Data and Know-How.

3.3.1             Grant.  Each Party agrees to grant, and hereby grants, to the other Party, and shall cause its Affiliates to grant to the other Party, a worldwide, irrevocable, fully-paid non-exclusive license, with the right to grant and authorize sublicenses, under the granting Party’s (and its Affiliates’) interest in all Collaboration Intellectual Property [**].  During the Term, such license from JBI to Pharmacyclics shall be subject to the licenses from Pharmacyclics to JBI set forth in Section 3.1, above, and such license from Pharmacyclics to JBI shall be subject to the licenses from JBI to Pharmacyclics set forth in Section 3.2, above.  The license set forth in this Section 3.3 shall not be construed as a limitation or exception to the covenants of either Party set forth in Sections 3.5 and 3.6, in each case for so long as the applicable covenants remain in effect.

3.3.2             Definition.  As used herein, “Collaboration Intellectual Property” shall mean any and all (i) Data and Know-How that is made, generated or obtained by either Party (or both Parties) or their Affiliates, or the Subcontractors and other Third Party contractors of any of them (to the extent the applicable Data and Know-How is Controlled by the applicable Party or its Affiliate) in the course of performing activities in the Development, Manufacture or Commercialization of Licensed Compounds or Products under this Agreement, and any other activities performed in the course of conducting the GDP or Clinical Studies under this Agreement (such activities collectively referred to as “Collaboration Activities”), including, for the avoidance of doubt, inventions described in clause (ii), and (ii) Patent Rights in and to inventions made in whole or part by either Party (or both Parties) or their Affiliates, or the Subcontractors and other Third Party contractors of any of them (to the extent the applicable invention or Patent Rights are Controlled by the applicable Party or its Affiliate) in the course of performing Collaboration Activities.  For clarity, “Collaboration Intellectual Property” does not include (a) Know-How, Data or Patent Rights owned or Controlled by either Party (or their Affiliates) as of the Effective Date, (b) Know-How or Data made, generated or obtained by either Party (or their Affiliates or Third Party contractors) outside of, and independently of, the course of performing Collaboration Activities, or (c) Patent Rights in and to inventions made by either Party (or their Affiliates or Third Party contractors) outside of, and independently of, the course of performing Collaboration Activities; provided, however, that (x) in each case any improvements of the foregoing that are made by either Party (or their Affiliates or Third Party contractors) in whole or part in the course of performing Collaboration Activities (including Patent Rights in improvement inventions made in whole or part in the course of performing Collaboration Activities) are included within Collaboration Intellectual Property, and (y) this sentence shall not be construed to limit the inclusion, in accordance with Section 4.7 below, of Know-How or Patent Rights arising from use of the Patient Samples within the definition of Collaboration Intellectual Property.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.3.3             Sharing of Collaboration Data and Know-How.  Each Party shall (and shall cause its Affiliates to) reasonably cooperate with the other Party to promptly share and to provide access to all clinical Data, and other Data and Know-How, within the Collaboration Intellectual Property (other than Patient Samples), and the JDC may establish reasonable policies to effectuate such exchange of Data and Know-How within the Collaboration Intellectual Property.  Patient Samples shall be stored, maintained and accessed by the Parties as provided in Section 4.7 below.

3.4           Sublicensing.

3.4.1               JBI Right to Sublicense.  JBI shall have the right to grant sublicenses to its Affiliates that are wholly-owned direct or indirect subsidiaries of  Johnson & Johnson (“Wholly-Owned Affiliates”) of any and all rights granted to JBI under this Agreement by Pharmacyclics, including any and all rights licensed to JBI pursuant to Section 3.1.  JBI shall also have the right to grant sublicenses to its Affiliates that are not Wholly-Owned Affiliates and Third Parties of any and all rights granted to JBI under this Agreement by Pharmacyclics, including any and all rights licensed to JBI pursuant to Section 3.1, only as follows:  (i) in connection with, and only to the extent reasonably necessary to enable a Third Party to perform under, a Subcontract entered into with such Third Party; (ii) to one or more Third Party distributors in countries where it is customary for JBI to use Third Party distributors for branded prescription pharmaceuticals that JBI is commercializing itself on a global basis, in connection with, and only to the extent reasonably necessary, to enable such Third Party distributors to Commercialize Products in such countries; and (iii) to the extent reasonably necessary or useful to permit an Affiliate of JBI that is not a Wholly-Owned Affiliate to conduct such activities with respect to the Development, Manufacturing or Commercialization to Products as is customary for JBI to have conducted by such Affiliate in connection with branded prescription pharmaceuticals that JBI is commercializing, or developing for commercialization, itself on a global basis.  In the event that JBI grants any sublicense pursuant to this Section 3.4.1, JBI shall remain responsible for its obligations under this Agreement and shall be responsible for the performance of the relevant sublicensee.  In addition, JBI shall ensure that each of its sublicensees complies with all relevant provisions of this Agreement.

3.4.2               Pharmacyclics Right to Sublicense.  Pharmacyclics shall have the right to grant sublicenses to its Affiliates of any and all rights granted to Pharmacyclics under this Agreement by JBI (or to license rights retained by Pharmacyclics), including any and all rights licensed to Pharmacyclics pursuant to Section 3.2.  Pharmacyclics shall have the right to grant sublicenses to Third Parties of any and all rights granted to Pharmacyclics under this Agreement by JBI (or to license rights retained by Pharmacyclics) with respect to Licensed Compounds and Products in the Field pursuant to Section 3.2 only in connection with, and only to the extent reasonably necessary to enable a Third Party to perform under, a Subcontract entered into with such Third Party.  In the event that Pharmacyclics grants any sublicense pursuant to this Section 3.4.2, Pharmacyclics shall remain responsible for its obligations under this Agreement and shall be responsible for the performance of the relevant sublicensee.  In addition, Pharmacyclics shall ensure that each of its sublicensees complies with all relevant provisions of this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.4.3               Sublicense Requirements.  Each sublicense granted by a Party to a Third Party pursuant to Sections 3.3.1 or 3.3.2 (a “Sublicense”) shall (i) be in writing; (ii) be subject and subordinate to, and consistent with, the terms and conditions of this Agreement; (iii) require the applicable sublicensee (the “Sublicensee”) to comply with all applicable terms of this Agreement (except for the payment obligations, for which the sublicensing Party shall remain responsible); (iv) require that the Sublicensee grant the other Party a right of reference to the same extent of the right of reference granted to such other Party pursuant to Section 4.4.5 (unless plainly unnecessary because the nature of the applicable Sublicense does not relate to relevant subject matter); and (v) prohibit further sublicensing, except on terms consistent with this Section 3.3.3.  No Sublicense shall diminish, reduce or eliminate any obligation of either Party under this Agreement.  Upon reasonable request, the sublicensing Party shall provide the other Party with a copy of each Sublicense, provided that the sublicensing Party may redact any information from such Sublicense to the extent that such redactions do not reasonably impair the other Party’s ability to ensure compliance with this Agreement.

3.4.4               Existing Third Party Agreements.  As of the Effective Date, Pharmacyclics represents that neither Pharmacyclics nor any of its Affiliates has entered into any material agreements with any Third Party relating to the Development, Manufacture or Commercialization of any Licensed Compounds or Products, except those set forth in Schedule1.34.

3.5           Pharmacyclics Covenants.

3.5.1               In the Field.  During the period beginning on the Effective Date and ending on the earlier of (A) [**] or (B) the expiration or termination of this Agreement, except pursuant to the terms of this Agreement, neither Pharmacyclics nor any of its Affiliates shall directly or indirectly Develop, Manufacture or Commercialize in the Field, nor collaborate with, license, enable or otherwise authorize or grant any right to any Third Party to Develop, Manufacture or Commercialize in the Field, [**].  Notwithstanding the foregoing, the performance of Development activities in the Field with respect to any compound that is a [**] by Pharmacyclics or its Affiliates shall not violate this Section 3.5.1 if [**].  For avoidance of doubt, nothing in this Section 3.5.1 is intended to restrict or prohibit Pharmacyclics or its Affiliates from Developing, Manufacturing or Commercializing any compound or product that does not fall within clauses (i)-(v) of this Section 3.5.1 for any Indication in the Field.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.5.2               Outside of the Field.  During the period beginning on the Effective Date and ending on the earlier of (A) [**] or (B) the expiration or termination of this Agreement, neither Pharmacyclics nor any of its Affiliates shall directly or indirectly Develop, Manufacture or Commercialize outside of the Field, nor collaborate with, license, enable or otherwise authorize or grant any right to any Third Party to Develop, Manufacture or Commercialize outside of the Field, [**].  For avoidance of doubt, nothing in this Section 3.5.2 is intended to restrict or prohibit Pharmacyclics or its Affiliates from Developing, Manufacturing or Commercializing any compound or product that is not a Licensed Compound or Product for any Indication outside the Field.

3.5.3               Commercialization and Development Rights.  For purposes of clarity, neither Pharmacyclics nor any of its Affiliates may (and neither Pharmacyclics nor any of its Affiliates shall) grant a license to, or sell or otherwise transfer to, a Third Party any of its rights under the Pharmacyclics Intellectual Property or JBI Intellectual Property (i) to use and Develop the Licensed Compounds and Products or (ii) to sell, offer to sell, have sold, import or otherwise Commercialize the Licensed Compounds and Products; provided, however, that Pharmacyclics or its Affiliate may grant a license to such rights in connection with, and to the extent necessary to enable a Third Party to perform under, a Subcontract entered into with such Third Party; and further provided, however, that this Section 3.5.3 shall not preclude such licenses outside the Field with respect to any compound that is not a Licensed Compound (or products containing such other compound), [**].

3.6           JBI Covenants.

3.6.1               In the Field.  During the period beginning on the Effective Date and ending on the earlier of (A) [**] or (B) the expiration or termination of this Agreement, except pursuant to the terms of this Agreement, neither JBI nor any of its Affiliates shall directly or indirectly Develop, Manufacture or Commercialize in the Field, nor collaborate with, license, enable or otherwise authorize or grant any right to any Third Party to Develop, Manufacture or Commercialize in the Field, [**].  Notwithstanding the foregoing, the performance of Development activities in the Field with respect to a compound that is a [**] by JBI or its Affiliates shall not violate this Section 3.6.1 [**].  For avoidance of doubt, nothing in this Section 3.6.1 is intended to restrict or prohibit JBI or its Affiliates from Developing, Manufacturing or Commercializing any compound or product that does not fall within clauses (i)-(v) of this Section 3.6.1 for any Indication in the Field.

3.6.2               Outside of the Field.  During the period beginning on the Effective Date and ending on the earlier of (A) [**] or (B) the expiration or termination of this Agreement, neither JBI nor any of its Affiliates shall directly or indirectly Develop, Manufacture or Commercialize outside of the Field, nor collaborate with, license, enable or otherwise authorize or grant any right to any Third Party to Develop, Manufacture or Commercialize outside of the Field, [**].  For avoidance of doubt, nothing in this Section 3.6.2 is intended to restrict or prohibit JBI or its Affiliates from Developing, Manufacturing or Commercializing any compound or product that is not a Licensed Compound or Product for any Indication outside the Field.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.6.3               Commercialization and Development Rights.  For purposes of clarity, neither  JBI nor any of its Affiliates may (and neither JBI nor any of its Affiliates shall) grant a license to, or sell or otherwise transfer to, a Third Party any of its rights under the JBI Intellectual Property (i) to use and Develop the Licensed Compounds and Products or (ii) to sell, offer to sell, have sold, import or otherwise Commercialize the Licensed Compounds and Products; provided, however, that JBI or its Affiliate may grant a license to such rights in connection with, and to the extent necessary to enable a Third Party to perform under, a Subcontract entered into with such Third Party; and further provided, however, that this Section 3.6.3 shall not preclude such licenses outside the Field with respect to any compound that is not a Licensed Compound (or products containing such other compound), [**].

3.7           Acquisition of Distracting Product.  Notwithstanding the provisions of Section 3.5.1 or 3.6.1, during the period beginning on the Effective Date and ending on the earlier of (A) [**] or (B) the expiration or termination of this Agreement, in the event a Party or any of its Affiliates (such Party referred to as the “Distracted Party”) acquires rights to Commercialize a Distracting Product in the Field as the result of a merger, acquisition or combination with or of a Third Party (each, an “Acquisition Transaction”) other than a Pharmacyclics Change of Control (in which event applicable terms of Section 14.2, and not this Section 3.7, shall apply) and, on the date of the completion of such Acquisition Transaction, such Distracting Product is being Commercialized and such Commercialization would, but for the provisions of this Section 3.7, constitute a breach of Section 3.5.1 or 3.6.1, then the Distracted Party or such Affiliate shall, within [**] months after the completion of such Acquisition Transaction, either (x) notify the other Party that the Distracting Party or its Affiliate will Divest its rights to such Distracting Product in the Field, or (y) notify the other Party in writing that it elects to include such Distracting Product in the Field as if it were a “Product” for all purposes of this Agreement (including, for example, determination of Net Trade Sales, Allowable Expenses and Pre-Tax Profit or Loss with respect thereto, consistent with the Financial Exhibit and the terms of this Agreement), which election will be effective retroactively to the date of the completion of such Acquisition Transaction.  If the Distracted Party or its Affiliate provides notice regarding Divestiture as described in clause (x) of the preceding sentence, such Distracted Party, and its Affiliates if applicable, shall Divest such Distracting Product in the Field within [**] after the completion of the Acquisition Transaction.  The Distracted Party and its Affiliates will Segregate the Distracting Product prior to the time of Divestiture pursuant to clause (x), or the giving of notice pursuant to clause (y).  As used herein, “Distracting Product” shall mean any product that is [**].

3.8           Section 365(n) of the Bankruptcy Code.  All rights and licenses granted under or pursuant to any section of this Agreement, including Section 3.1 hereof, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)).  Pharmacyclics and JBI hereby acknowledge, on behalf of themselves and their respective Affiliates, that (i) copies of research data, (ii) laboratory samples, (iii) product samples and inventory, (iv) formulas, (v) laboratory notes and notebooks, (vi) all Data and results related to Clinical Studies, (vii) Regulatory Filings and Regulatory Approvals, (viii) rights of reference in respect of Regulatory Filings and Regulatory Approvals, (ix) pre-clinical research data and results, and (x) marketing, advertising and promotional materials, constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code.  Each of Pharmacyclics and JBI agree not to, and to cause their respective Affiliates not to, interfere with the other Party’s or its Affiliate’s exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agree to use Diligent Efforts to assist the other Party or its Affiliate to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary for the other Party or its Affiliate to exercise such rights and licenses in accordance with this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

3.9           No Other Rights.  No rights, other than those expressly set forth in this Agreement are granted to either Party hereunder, and no additional rights shall be deemed granted to either Party by implication, estoppel or otherwise, with respect to any intellectual property rights.  All rights not expressly granted by either Party or its Affiliates to the other hereunder are reserved.

3.10           Joint Patent Rights.  Subject to the covenants set forth in Sections 3.5 and 3.6, and to the extent not already granted herein, each Party hereby grants, and shall cause its Affiliates to grant, to the other Party a worldwide, non-exclusive, royalty-free, fully paid up, freely sublicensable right and license to exploit the Joint Patent Rights in any manner without compensating or accounting to the other Party (or its Affiliates).

ARTICLE IV

DEVELOPMENT

4.1           General.

4.1.1               Current Development Status.  Prior to the Effective Date, Pharmacyclics has independently initiated Clinical Studies of the Product for various Hematological Cancers.  The Parties have agreed to continue the Development of the Product in the Field in accordance with the GDP.

4.1.2               JDC Oversight.  The JDC shall coordinate the global Development of the Products for the Indications covered by the GDP.  The JDC will, subject to the JSC’s oversight, direct the clinical and regulatory program for the Products.

4.2           GDP; Amendments; Development Responsibilities.

4.2.1               Global Development Plan.

(a)         The global Development of the Products, including pre-clinical Development activities, shall be governed by the GDP, and the Parties agree to conduct all their (and their Affiliates’) Development activities relating to the Products in accordance with the GDP, except to the extent otherwise permitted pursuant to Section 4.2.6.  The initial GDP is attached hereto as Exhibit C (which also includes overall total budget figures for the initial Development Budget as described in Section 4.2.3, and budget forecasts for subsequent periods through [**] as described in Section 4.2.5(b)).  The GDP shall allocate responsibility for each Development activity set forth in the GDP to a Party.  The GDP shall include general study design parameters, specific staffing requirements and the funding budget for each stage of clinical development for each Indication in the GDP, and shall be consistent with the terms of this Agreement.  Guidelines for additional data and/or criteria, if any, to be generated for assessment prior to commencement of any specific Clinical Study are included in the GDP.  The terms of and activities set forth in the GDP shall at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry, taking into account where applicable each Party’s health care compliance policies and applicable SOPs.  JBI agrees to share its health care compliance policies and procedures, and updates thereof, with Pharmacyclics as Pharmacyclics may from time-to-time request.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         JBI covenants to Pharmacyclics that, within [**] Business Days after the Effective Date, JBI’s activities under the GDP relating to Development of the Initial Compound for the indications as determined by JBI will be designated by JBI as an [**], as further described in, and subject to the terms set forth in, Schedule 4.2.1.  JBI agrees that Development of the Initial Compound, as provided in the GDP, will remain designated as an [**] at least until the [**] of the Effective Date (unless JBI reasonably determines that it should not maintain its status as an [**] solely on the basis of data that JBI reasonably interprets as presenting a safety concern that has a material effect on the Development, or prospects for Commercialization, of the Initial Compound).

4.2.2               Development Principles.  It is the intent of the Parties that Development of Products in the Field will be conducted in accordance with the following principles except to the extent (if any) otherwise expressly provided in the then-current GDP established in accordance with Section 4.2.1 or 4.2.5 (as applicable), and the JDC (or the JSC, or the Executive Officers, or the Expert, as applicable) shall take into account and attempt to implement the following principles in its decision-making, including preparation, review and approval of any updates to and amendments of the GDP:

(a)         Regardless of the specific division of responsibility between the Parties for particular activities at any particular time, the JDC shall serve as a conduit for sharing information, knowledge and expertise relating the Development of the Product.

(b)         Clinical development of Licensed Compounds and Products should be performed according to a single, integrated global program (with, for the avoidance of doubt, allowance of Additional Development Activities as provided in Section 4.2.6).

(c)         The GDP should at all times include a meaningful role for both Parties.  In allocating responsibilities between the Parties, the JDC (or the JSC, or the Executive Officers, or the Expert, if applicable) shall take into consideration each Party’s expertise, capabilities, staffing and available resources to take on such activities, as well as the Parties’ intention to provide Pharmacyclics an opportunity to build and expand its expertise, capabilities, staffing and available resources in connection with performing Development activities allocated to it.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)         After receipt of a Regulatory Approval of a Product in the United States, Japan or any Major European Country, the GDP should (absent special circumstances or significant changes in circumstances) include pursuit of Regulatory Approval for the Product in all such countries as deemed appropriate by the JSC.

4.2.3               Development Budget.  The Development Budget included in the GDP shall be a [**] budget setting forth the budgeted amounts for Development Costs with respect to activities allocated to the Parties under the GDP during the then-current Calendar Year and the successive two Calendar Years thereafter, and shall include for each Party a budget for Development Costs for the Development activities allocated to such Party, broken down by Calendar Quarter with respect to the then-current Calendar Year.  The Development Budget shall also include a breakout of costs by functional area or category as determined by the JDC in conjunction with the Finance Working Group.  The budget amounts indicated in Exhibit C for the period through the end of Calendar Year 2014 will constitute the initial [**] budget amounts for the initial Development Budget.  Promptly following the Effective Date, the Parties will prepare a detailed version of the Development Budget through Calendar Year 2014 consistent with the overall total amounts indicated in Exhibit C, including a budget for Development activities allocated to each Party, broken down by Calendar Quarter through the end of Calendar Year 2012.  Concurrently with the annual update of the GDP in accordance with Section 4.2.5, the JDC shall also prepare, and the JSC shall review and approve, an updated [**] Development Budget covering the next Calendar Year and the succeeding two Calendar Years and a forecast of the annual development budgets through receipt of Regulatory Approval for the Indications reflected in such Development Budget in the United States and the Major European Countries.

4.2.4               Allocation of Development Activities.

(a)         The GDP shall allocate responsibility between the Parties for the conduct of Clinical Studies and the various other Development activities addressed in the GDP.  Unless otherwise approved by the JDC, Clinical Studies of the Products in the Field shall be assigned to the Parties on an Indication-by-Indication, rather than a region-by-region or country-by-country, basis with one Party having the responsibility for overseeing, conducting and managing all Clinical Studies related to the applicable Indication.  At all times, unless otherwise agreed by Pharmacyclics, Pharmacyclics shall be designated as such lead Party with respect to at least two Indications under the GDP (or, if less, at least one-half of the Clinical Studies being performed under the GDP at any given time).  If necessary in order for Pharmacyclics maintain the lead with respect to the required number of Indications, the JDC shall in good faith select, and the JSC approve, a replacement Indication for which Pharmacyclics shall be the lead Party if Development activities under the GDP are completed or discontinued with respect to one or more Indications for which Pharmacyclics is the lead Party.

(b)         Neither Party nor its Affiliates shall conduct any Clinical Study or other Development of any Licensed Compound or Product in the Field, except as expressly permitted in this ARTICLE IV.  Any such Clinical Study or other Development of a Licensed Compound or Product in the Field shall be subject to the GDP (except as provided in Section 4.2.6 below) and other governance and oversight by both Parties as set forth in this ARTICLE IV.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.2.5               Updating and Amending the GDP.

(a)         The JDC shall review the GDP not less frequently than annually and shall develop detailed and specific GDP updates, which shall include the [**] Development Budget for the subsequent Calendar Year and the two succeeding Calendar Years.  The JDC shall submit all such updates to the JSC for review and approval, such that JSC preliminary approval would occur no later than September 1 of each Calendar Year.  Upon the JSC’s preliminary approval, such updates shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than December 1 of each Calendar Year, at which time any updates shall be appended to the GDP.  The JDC may also develop and submit to the JSC from time to time other proposed substantive amendments to the GDP.  The JDC shall also review each Party’s (and its Affiliates’) performance under the then-current GDP (including the Development Budget) on a quarterly basis, and shall develop detailed and specific updates and substantive amendments to the Development Budget that reflect such performance.  The JSC shall review proposed amendments presented by the JDC and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon such approval by the JSC, the GDP shall be amended accordingly.  Amendments and updates to the GDP, including the Development Budget, shall not be effective without the approval of the JSC (or the Executive Officers pursuant to Section 13.1 or the Expert pursuant to Section 13.3, if applicable).  In the event that the JSC does not approve an updated GDP, including the Development Budget, prior to the start of the next Calendar Year, either Party may initiate procedures to resolve the issue pursuant to Sections 13.1 and 13.3, and the then-current GDP, together with the budgeted amounts set forth in the [**] Development Budget, shall continue to apply until the GDP is agreed by the JSC or the Executive Officers pursuant to Section 13.1, or determined by the Expert pursuant to Section 13.3.

(b)         Exhibit C includes a high-level forecast of anticipated budget amounts and associated timelines for Development of Products [**].  In reviewing and approving annual updates or amendments to the Development Budget, the JSC (or the Executive Officers pursuant to Section 13.1 or the Expert pursuant to Section 13.3, if applicable) shall consider the budget amounts and timelines reflected in Exhibit C.  Until total overall Development Costs of [**] have been spent on the Development of Products pursuant to this Agreement, the Development Budget shall provide for at least the amounts reflected for the relevant year in Exhibit C as of the Effective Date (or, if different, the amounts forecast for the relevant year in the most recently approved [**] Development Budget, taking into account any amounts actually spent for the years covered by such Development Budget that have already occurred), on approximately the timelines reflected in Exhibit C, unless the Parties otherwise agree or the JSC (or, if applicable, the Executive Officers or the Expert) determines that spending such amounts on such timelines is not commercially reasonable for Development of the Product (viewing the Product on a stand-alone basis and not taking into account, for example, either Party’s own portfolio management considerations).

4.2.6               Additional Development Activities.  Each Party shall be permitted (i) to undertake Development activities contemplated by neither the initial GDP nor the then-current GDP for a Product for any of the Tumor Types or Indications covered under the then-current GDP, or the Development of a Product for a Tumor Type or Indication not contemplated by the then-current GDP or (ii) to repeat any Clinical Study previously conducted under the GDP that failed to meet its primary endpoints (collectively, “Additional Development Activities”), provided that such Party complies with the provisions of this Section 4.2.6.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)         Additional Development Proposals.  If a Party desires to undertake Additional Development Activities, such Party shall submit to the JDC a proposal for the addition of such Additional Development Activities to the GDP (an “Additional Development Proposal”).  Each Additional Development Proposal for Additional Development Activities shall include Development Proposal Criteria; provided, however, that if an Additional Development Proposal is for Development of a Product for a Tumor Type or Indication not contemplated by the then-current GDP and the Party proposing such Additional Development Activities does not have all the information necessary to include full Development Proposal Criteria in the Additional Development Proposal, it shall submit such information as it has available in connection with the Additional Development Proposal, and the JDC may elect to form a preclinical Working Group to investigate the Development of the Product for such Tumor Type or Indication and direct such Working Group to develop and propose applicable Development Proposal Criteria, which Development Proposal Criteria shall be submitted to the JSC for review and approval no later than 45 days after the JDC’s approval of the Additional Development Proposal.  If the JDC approves an Additional Development Proposal, such Additional Development Proposal shall, within 10 days, be submitted to the JSC for review and approval.

(b)         Inclusion of Additional Development Activities in the GDP.  If the JSC approves an Additional Development Proposal, the GDP shall be deemed to be amended to include the Additional Development Activities and associated budget upon approval of such Additional Development Proposal by the JSC.  For the sake of clarity, all FTE Costs and Out-of-Pocket Costs incurred by the Parties and their Affiliates in performing such Additional Development Activities shall be treated as Development Costs and shared by the Parties in accordance with Section 4.5.  If the JSC does not approve the Additional Development Proposal, inclusion of the Additional Development Activities within the GDP shall not be subject to resolution under Section 13.1 or Section 13.3, and instead the provisions of Sections 4.2.6(c) through (f) shall apply.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)         Independent Performance of Additional Development Activities.  If the JDC does not approve an Additional Development Proposal within 60 days of its submission to the JDC, then the Party that submitted the Additional Development Proposal (the “Additional Development Party”) may, upon notice to the other Party, conduct the relevant Additional Development Activities in accordance with the Additional Development Proposal at its own expense; provided, however, that if the other Party (the “Non-Additional Development Party”) determines reasonably and in good faith that any of the proposed Additional Development Activities are reasonably likely to adversely affect the Development or Commercialization of the Products in the Field, then the Additional Development Party shall not undertake such Additional Development Activities unless and until the JDC or JSC determines that such Additional Development Activities should be permitted.  Additional Development Activities undertaken by the Additional Development Party shall be conducted in compliance with the SOPs applicable to Development activities carried out in accordance with the GDP and subject to the oversight of the JDC and, except as expressly set forth in this Section 4.2.6, subject to all terms and conditions of this Agreement relating to Development of Products (including the license grants in ARTICLE III).  For clarity, a Product that is the subject of Additional Development Activities shall continue to be a “Product” for all purposes of this Agreement.  The Additional Development Party shall provide informal reports of its progress with regard to the Additional Development Activities at each meeting of the JDC and shall provide formal written reports of the results and budgeted costs of the Additional Development Activities to the JDC at least monthly during the first 12 months in which any Clinical Study within the Additional Development Activities is being performed, and otherwise in the same manner and frequency as the Parties provide reports to the JDC with respect to activities covered by the GDP.  If, at any time after the commencement of an Additional Development Activity, the Non-Additional Development Party determines reasonably and in good faith that any Additional Development Activity is reasonably likely to adversely affect the Development or Commercialization of the Products in the Field, the Non-Additional Development Party shall so notify the Additional Development Party and such Additional Development Activity shall be promptly discontinued (subject to such ethical obligations to continue support of patients already enrolled in Clinical Studies, as the Additional Development Party may in good faith determine) unless and until the JDC determines that such Additional Development Activities should be permitted to continue.  For clarity, Section 4.3.2 shall apply with respect to Additional Development Activities undertaken by either Party in accordance with this Section 4.2.6(c).

(d)         Costs of Additional Development Activities.  The Additional Development Party shall bear all costs associated with the Additional Development Activities it undertakes and such costs shall not be taken into account as Development Costs for purposes of Section 4.5, nor as Allowable Expenses for purposes of calculating Profit or Loss in accordance with the Financial Exhibit, and costs associated with Additional Development Activities where Pharmacyclics is the Additional Development Party shall not be taken into account as Development Costs or Allowable Expenses for purposes of determining Excess Amounts pursuant to Section 4.5.5.  If either Party uses Data generated from such Additional Development Activities in a substantive manner as the basis for obtaining new or expanded Regulatory Approval for a Product in the Field or for commercial purposes for a Product in the Field, the Non-Additional Development Party shall reimburse the Additional Development Party an amount equal to the applicable Additional Development Cost Percentage of the costs incurred by the Additional Development Party for the Additional Development Activities (to the extent not previously reimbursed pursuant to Section 4.2.6(e)).  Such costs will be determined using the same manner of calculating Development Costs under the GDP.  As used herein, the “Additional Development Cost Percentage” shall be (A) with respect to Additional Development Activities for oncology Indications, [**] if the Non-Additional Development Party is JBI, and [**] if the Non-Additional Development Party is Pharmacyclics, and (B) with respect to Additional Development Activities for non-oncology Indications, [**] if the Non-Additional Development Party is JBI, and [**] if the Non-Additional Development Party is Pharmacyclics.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(e)         Opt-In for Additional Development Activities.  In the event that the Non-Additional Development Party elects, in its discretion and upon written notice to the Additional Development Party (an “Additional Development Opt-In Notice”), on a Clinical Study-by-Clinical Study basis, to opt in with respect to a given Clinical Study within the Additional Development Activities, then (i) such Clinical Study shall be deemed to be included in the GDP from and after the date on which such Opt-In Notice is received by the Non-Additional Development Party (the “Additional Development Opt-In Date”); (ii) the then-current plan and budget of the Additional Development Party with respect to such Clinical Study shall be deemed to be included within and part of the GDP from the Additional Development Opt-In Date, and shall control with respect to such Clinical Study unless and until an amendment to the GDP providing for a different or modified plan and budget is approved by the JSC; (iii) the Out-of-Pocket Costs and FTE Costs associated with such Clinical Study incurred after the Additional Development Opt-In Date shall be treated as Development Costs and shared by the Parties in accordance with Section 4.5; and (iv) the Non-Additional Development Party shall reimburse the Additional Development Party an amount equal to the applicable Additional Development Cost Percentage of the costs incurred prior to the Additional Development Opt-In Date by the Additional Development Party and its Affiliates for such Clinical Study (to the extent not previously reimbursed pursuant to subsection 4.2.6(d)).  Such costs will be determined using the same manner of calculating Development Costs under the GDP.

(f)         Applicability of Milestones.  Notwithstanding Section 7.2, if a Party undertakes Additional Development Activities in accordance with this Section 4.2.6, JBI shall not be obligated to make any payments for Clinical Study Milestones or Regulatory Milestones pursuant to Sections 7.2.1 or 7.2.2 on the basis of milestone events achieved in connection with such Additional Development Activities unless and until either (i) the Non-Additional Development Party has provided an Additional Development Opt-In Notice in connection with such Additional Development Activities, or (ii) an Approval Milestone set forth in Section 7.2.3 becomes due with respect to a Product based on such Additional Development Activities, and upon occurrence of the events described in either clause (i) or clause (ii), the applicable Clinical Study Milestones and Regulatory Milestones pursuant to Sections 7.2.1 and 7.2.2 corresponding to milestone events previously achieved in connection with such Additional Development Activities shall concurrently become due.  For the avoidance of doubt, if JBI undertakes Additional Development Activities in accordance with this Section 4.2.6 and Pharmacyclics does not provide an Additional Development Opt-In Notice in connection with such Additional Development Activities, payments for Clinical Study Milestones, Regulatory Milestones and Approval Milestones pursuant to Sections 7.2.1, 7.2.2 and 7.2.3 shall become due upon achievement of the applicable Approval Milestone event under Section 7.2.3 in connection with such Additional Development Activities.

4.2.7               Plan Shall Include at Least [**] Indications.  The Parties desire and intend that the GDP will at all times contain Development activities intended to support Regulatory Approval of one or more Products for at least [**] Indications in aggregate (including, for the avoidance of doubt, Indications for which Regulatory Approval has been received).  Accordingly, unless otherwise agreed by the Parties, in the event that Development activities under the GDP are discontinued with respect to any Indication prior to completion of the activities necessary to file an NDA or MAA with respect to such Indication, or if an NDA or MAA is not filed, or is filed but is rejected or is otherwise not approved for any reason, with respect to an Indication, and the GDP as a result does not contain Development activities intended to support at least [**] Indications, the JDC shall promptly agree upon a replacement Indication for inclusion in the GDP, and shall prepare and submit a proposal containing a general description of the study design and applicable clinical study endpoints, clinical methodology and monitoring requirements and the funding budget for each stage of clinical development for the relevant Indication to the JSC, and the JSC shall approve such proposal, taking into account reasonable comments and modifications requested by either Party; provided, however, that the JDC and JSC shall not be required to approve such a replacement Indication during any period in which applicable Regulatory Authorities have suspended or terminated all or substantially all on-going Clinical Studies of Licensed Compounds and Products.    For the sake of clarity, all Development Costs incurred by the Parties and their Affiliates in performing such activities shall be shared by the Parties in accordance with Section 4.5 (subject to Section 4.5.5, if applicable).  Upon approval by the JSC, the GDP shall be deemed to be amended to include the relevant activities for the replacement Indication and the associated budget.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3           Development Efforts; Manner of Performance; Reports.

4.3.1               Development Efforts.  Each of Pharmacyclics and JBI shall use Diligent Efforts to execute and to perform, or cause to be performed, the activities assigned to it in the GDP, and to cooperate with the other in carrying out the GDP, in accordance with the timetables therein.  Each Party and its Affiliates shall conduct its Development activities in good scientific manner and in compliance with applicable Law, including laws regarding environmental, safety and industrial hygiene, and Good Laboratory Practice, Good Clinical Practice, Informed Consent and Institutional Review Board regulations, current standards for pharmacovigilance practice, and all applicable requirements relating to the protection of human subjects.  Notwithstanding anything to the contrary contained herein, a Party or its Affiliates shall not be obligated to undertake or continue any Development activities with respect to the Licensed Compounds or Products if such Party (or Affiliates) reasonably determines that performance of such Development activity would violate applicable Law or if the Independent Safety Board determines that a Clinical Study would pose an unacceptable safety risk for subjects participating in such Clinical Study.

4.3.2               Right to Subcontract Development Activities.

(a)         Required Subcontract Terms.  Each Party or its Affiliate may subcontract the performance of any Development activities undertaken in accordance with this Agreement to one or more Third Parties (each such Third Party, a “Subcontractor”) pursuant to a written agreement (a “Subcontract”) which shall be consistent with the terms and conditions of this Agreement, shall contain confidentiality provisions no less restrictive than those set forth in ARTICLE IX, and shall contain a certification that such Third Party subcontractor has not been debarred, and is not subject to debarment, pursuant to Section 306 of the United States Federal Food, Drug and Cosmetics Act, and is not the subject of a conviction described in such section.  The JDC shall oversee the performance of Subcontractors under Material Subcontracts, and each Party shall have the right from time to time, but not more than once per Calendar Year, to audit the performance of the other Party’s Subcontractors.  Notwithstanding the foregoing, the subcontracting Party (or Party whose Affiliate enters into a Subcontract) shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for compliance by its Subcontractors with the applicable provisions of this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         Obligation to Discuss.  Notwithstanding the foregoing, if either Party (or its Affiliate) desires to subcontract any of its assigned Development activities, such Party shall first discuss it with the other Party and take into account and reasonably consider using the other Party for such subcontracted activities, taking into account (balanced with other factors) the capabilities of the other Party and potential impact on costs, as a potential alternative to subcontracting such activities to a Third Party.  In the event that any Development activity allocated to Pharmacyclics under the GDP is subcontracted to JBI (as opposed to being allocated to JBI under the GDP), then if Pharmacyclics remains ultimately responsible under this Agreement for the conduct of such activities, JBI shall conduct such activities under the management of, and as directed by, Pharmacyclics, consistent with the terms of this Agreement and all applicable Laws.

(c)         Approval of Material Subcontracts.  If, following the discussion required under Section 4.3.2(b), a Party (or its Affiliate) still desires to subcontract the performance of a Development activity hereunder to one or more Third Parties, it may proceed to do so, subject to compliance with this Section 4.3.2(c).  Prior to entering into any Subcontract which the subcontracting Party (or Affiliate) anticipates at time of execution will entail payments to the Subcontractor in excess of [**] with respect to subcontracted Development activities under this Agreement (a “Material Subcontract”), the subcontracting Party shall obtain the JDC’s approval, not to be unreasonably withheld, of use of the proposed Third Party subcontractor to conduct the Development activities proposed to be subcontracted; provided, however, that (i) JBI may from time to time, and shall within five Business Days after a request from Pharmacyclics, provide Pharmacyclics a list of all Third Party subcontractors that are used by JBI or its Affiliates or that JBI has approved for use by JBI or its Affiliates in conducting activities of the type that are (or which Pharmacyclics anticipates will be) allocated to Pharmacyclics under the GDP (each such Third Party a “Preferred Development Subcontractor,” and such list the “Preferred Development Subcontractor List”), and  approval of the JDC shall not be required where the Subcontractor is included on the  most recent Preferred Subcontractor List provided from JBI to Pharmacyclics.

(d)         Coordination with Co-Exclusive Rights.  It is understood that the co-exclusive licenses granted by Pharmacyclics to JBI under Section 3.1 above shall not be construed to limit Pharmacyclics’ and its Affiliates’ right to engage Subcontractors in accordance with this Section 4.3.2 (or under Section 5.2.1, or to engage Manufacturing Subcontractors in accordance with Section 6.1.3).

4.3.3               Day-to- Day Responsibility.  Each Party shall be responsible for day-to-day implementation of the Development activities for which it (or its Affiliate) has or otherwise is assigned responsibility under this Agreement or the GDP and shall keep the other Party reasonably informed as to the progress of such activities, as determined by the JDC.

4.3.4               Development Reports.  At each meeting of the JDC, each Party will report on the Development activities such Party and its Affiliates has performed or caused to be performed since the last meeting of the JDC, evaluate the work performed in relation to the goals of the GDP and provide such other information as may be reasonably requested by the JDC with respect to such Development activities.  If a Party fails to adequately provide such report at a meeting of the JDC, the other Party may request, and such Party will provide to such other Party, a written progress report that includes information regarding accrual, site initiation, progress on protocol writing, meeting requests and briefing documents, in the case of clinical or regulatory activities, and in other cases such information as is reasonably necessary to convey a reasonably comprehensive understanding of the status of the applicable Development activity.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.3.5               Compliance Audits.  With respect to any facility or site at which a Party, its Affiliates or its Subcontractor conducts Development activities pursuant to this Agreement or the GDP, the other Party shall have the right, at its expense, upon reasonable written notice to the such Party (and if applicable, such Affiliate or as described below, Subcontractor), and during normal business hours, to inspect such site and facility and any records relating thereto once per year, or more often with cause, to verify the other Party’s compliance with the terms of this Agreement relating to all applicable Laws, including Good Laboratory Practices, Good Clinical Practices and current standards for pharmacovigilance practice.  Such inspection shall be subject to the confidentiality provisions set forth in ARTICLE IX.  Each Party agrees, to the maximum extent possible, to include in any contract or other written arrangement with its Subcontractors, a clause permitting the other Party to exercise its rights under this Section 4.3.5.

4.3.6               Quality Assurance Audits.  JBI, through Janssen R&D Global Research & Development Quality Assurance (“GR&D QA”), will be responsible for establishing audit plans for each Clinical Study assigned to JBI in the GDP according to JBI’s internal SOP.  Pharmacyclics’ quality assurance department will be responsible for establishing audit plans for each Clinical Study assigned to Pharmacyclics in the GDP according to Pharmacyclics’ internal SOP.  The JDC shall form a joint Oversight/Quality Working Group (the “Oversight/Quality Working Group”) and such Oversight/Quality Working Group may review and provide comments on the audit plans established by GR&D QA and Pharmacyclics’ quality assurance personnel.  GR&D QA and Pharmacyclics’ quality assurance personnel will each consider in good faith all such comments submitted by the Oversight/Quality Working Group, but GR&D QA and Pharmacyclics’ quality assurance personnel shall each have final decision-making authority with respect to the audit plans it develops.

4.3.7               Development Standards.  The JDC may establish standards applicable to the Parties’ (and their Affiliates’) performance of Development activities in accordance with the GDP and this Agreement.  The Parties may review and discuss each Party’s (and its Affiliates’) performance against such standards at each meeting of the JDC.  If the JDC determines that a Party or its Affiliate has failed to comply with such standards and such failure could adversely affect the Development or Commercialization of any Product in the Field, or if the JDC does not agree and one Party believes such is the case, the JDC shall (or such Party may) so notify the JSC and the JSC shall discuss whether any remedial action is desirable.

4.4           Regulatory Submissions and Regulatory Approvals.

4.4.1               Regulatory Responsibilities.  Pharmacyclics or its Affiliate shall be responsible for seeking and attempting to obtain all Regulatory Approvals for the Products in the Field in the United States in accordance with the GDP.  JBI or its Affiliate shall be responsible for seeking and attempting to obtain all Regulatory Approvals for the Products in the Field in the License Territory in accordance with the GDP.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4.2               Ownership of Regulatory Approvals.  Pharmacyclics or a Pharmacyclics Affiliate shall own all regulatory submissions, including all applications, for Regulatory Approvals for the Products in the Field in the United States.  JBI or a JBI Affiliate shall own all regulatory submissions, including all applications, for Regulatory Approvals for the Products in the Field in the License Territory.

4.4.3               Ownership of INDs.  Pharmacyclics or its Affiliate shall own all INDs and other Regulatory Filings filed in the United States in connection with the Development activities set forth in the GDP.  JBI or its Affiliate shall own all INDs and other Regulatory Filings filed in the License Territory in connection with the Development activities set forth in the GDP.  To the extent JBI or its Affiliate is performing Development activities inside the United States, or Pharmacyclics or its Affiliate is performing Development activities in the License Territory, in each case in accordance with this Agreement, the other Party or its Affiliate shall cooperate fully, including by making such Regulatory Filings and submissions and undertaking such regulatory interactions as the Party performing (or whose Affiliate is performing) such Development activities may reasonably request for such purposes.

4.4.4               Regulatory Cooperation.  Subject to applicable Law, each Party shall have the right to fully participate in all material meetings, conferences and discussions by the other Party or its Affiliate with Regulatory Authorities pertaining to Development of the Products in the Field or Regulatory Approval.  Each Party shall provide the other Party with reasonable advance notice of all such meetings and other contact and advance copies of all related documents and other relevant information relating to such meetings or other contact.  Each Party shall provide the JSC with advance drafts of any material documents or other material correspondence pertaining to Regulatory Approvals, including any proposed labeling, that such Party plans to submit to any Regulatory Authority.  The JSC may provide comments regarding such documents and other correspondence prior to their submission, which comments the submitting Party shall consider in good faith.  Each Party shall provide the other Party with copies of all material submissions it makes to, and all material correspondence it receives from, a Regulatory Authority pertaining to a Regulatory Approval.  Notices, copies of submissions and correspondence, and other materials to be given in advance as provided in this Section 4.4.4 shall be provided at least five Business Days in advance unless circumstances necessitate a shorter time period, and in any event not less than a reasonable time in advance under the circumstances.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4.5               Rights of Reference and Access to Data.  Each Party shall have the right to cross-reference the other Party’s or its Affiliate’s drug master file (“DMF”), if any, and any other Regulatory Filings anywhere in the world related to Products, and to access such Regulatory Filings and any Data and Know-How therein and use such Data and Know-How in connection with the performance of its obligations and exercise of its rights under this Agreement, including inclusion of such Data and Know-How in its own Regulatory Filings for Products; provided, however, that with respect to Data obtained from a Clinical Study conducted at the other Party’s expense in accordance with Section 4.2.6, each Party’s right to cross-reference, or to include such Data funded at the other Party’s expense, shall be subject to compliance with the corresponding reimbursement obligation set forth in Section 4.2.6, when and if such reimbursement obligations are applicable.  Each Party hereby grants to the other Party a “Right of Reference,” as that term is defined in 21 C.F.R. § 314.3(b) in the United States, or an equivalent exclusive right of access/reference in any other country or region of the License Territory, to any Data, including such Party’s or its Affiliate’s clinical dossiers, Controlled by such Party or such Affiliate that relates to a Product for use by the other Party to Develop and Commercialize the Products in the Field pursuant to this Agreement.  Each Party or such Affiliate shall provide a signed statement to this effect, if requested by the other Party, in accordance with 21 C.F.R. § 314.50(g)(3) or the equivalent as required in any country or region of the License Territory or otherwise provide appropriate notification of such right of the other Party to the applicable Regulatory Authority.

4.4.6               Regulatory Audits.  The Parties shall cooperate in good faith with respect to Regulatory Authority inspections of any site or facility where Clinical Studies or Manufacturing of Products in the Field are conducted by or on behalf a Party pursuant to this Agreement, whether such site or facility is such Party’s or its Affiliate’s or Permitted Subcontractor’s (each an “Audited Site”).  Each Party shall be given a reasonable opportunity (taking into account the timing and notice provided by the applicable Regulatory Authority) to assist in the preparation of the other Party’s Audited Sites for inspection, where appropriate, and to attend any inspection by any Regulatory Authority of the other Party’s Audited Sites, and the summary, or wrap-up, meeting with a Regulatory Authority at the conclusion of such inspection.  If such attendance would result in the disclosure to the other Party of Confidential Information unrelated to the subject matter of this Agreement, the Parties shall enter into a confidentiality agreement covering such unrelated subject matter.  In the event that any Audited Site is found to be non-compliant with one or more Good Laboratory Practice, Good Clinical Practice, Good Manufacturing Practice or current standards for pharmacovigilance practice, the non-compliant Party shall submit to the other Party a proposed recovery plan or Corrective and Preventative Actions (“CAPA”) within 10 Business Days after such non-compliant Party, its Affiliate or its Permitted Subcontractor receives notification of such non-compliance from the relevant Regulatory Authority and such non-compliant Party shall use Diligent Efforts to implement such recovery plan or CAPA promptly after submission.  Each Party agrees, to the maximum extent possible, to include in any contract or other written arrangement with its Permitted Subcontractors, a clause permitting the other Party to exercise its rights under this Section 4.4.6. No later than [**] after the Effective Date, the Parties shall enter into a separate agreement (the “Audit Agreement”) that (i) incorporates the terms of this Section 4.4.6, (ii) sets forth a mechanism for the Parties’ sharing of Audited Site audit plans and reports (including timelines) developed in accordance with Section 4.3.6 and (iii) includes provisions that detail each Party’s responsibility with respect to notifying the other Party in advance of inspections of Audited Sites by Regulatory Authorities, providing support to the other Party with respect to inspections by Regulatory Authorities and responding to results of such inspections by Regulatory Authorities.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.4.7               Pricing and Reimbursement Approvals.  JBI or its Affiliate shall be responsible for and have the exclusive right to seek and attempt to obtain pricing and reimbursement approvals for the Products in the Field in the License Territory, in consultation with Pharmacyclics, and provided that JBI shall keep Pharmacyclics reasonably informed with regard to any pricing or reimbursement approval proceedings for the Products in the Field in the License Territory.  Pharmacyclics shall be responsible for and have the exclusive right to seek and attempt to obtain pricing and reimbursement approvals for the Products in the Field in the United States, in consultation with JBI (subject to Section 5.1.3), provided that Pharmacyclics shall keep JBI reasonably informed with regard to any pricing or reimbursement approval proceedings for the Products in the Field in the United States.

4.5           Costs of Joint Development.

4.5.1               Cost Sharing.

(a)         Subject to Section 4.5.5, Development Costs incurred during the Term by the Parties shall be borne 60% by JBI and 40% by Pharmacyclics, except with respect to Development Costs for non-oncology Indications within the Field, which shall be borne [**] by JBI and [**] by Pharmacyclics.  For the avoidance of double-counting, the Parties acknowledge and agree that Development Costs shall not be included in Allowable Expenses for purposes of calculating Pre-Tax Profit or Loss in accordance with the Financial Exhibit (and, likewise, that any amounts included in Allowable Expenses shall not be included in Development Costs).  Payments under Existing Third Party Agreements incurred after the Effective Date that are attributable and allocable to the Development activities for which the Parties share (or reimburse) Development Costs under this Agreement shall be included as Development Costs shared (or reimbursed, as applicable) by the Parties.

(b)         The Parties agree that Development Costs shall be deemed allocated [**], except that Development Costs for Development activities that are specifically attributable only to the United States or only to the License Territory shall be allocated the United States or License Territory, as applicable.

4.5.2               Clinical Studies Involving Other Products of a Party.  Notwithstanding Section 4.5.1 above, in the case of Clinical Studies and other Development activities under the GDP involving another product of a Party (including any product of its Affiliate) (i.e., other than a “Product”) as a comparator or combination therapy, then the Party whose other product is involved shall supply such other product for purposes of such trial or activity at the manufacturing cost thereof (calculated in the same manner as Supply Cost for a Product).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.5.3               Development Costs Reports.  Development Costs shall initially be borne by the Party incurring the cost or expense, subject to reimbursement as provided in Section 4.5.4.  Each Party shall calculate and maintain records of Development Costs incurred by it and its Affiliates in accordance with procedures to be established by the Finance Working Group, in coordination with the JDC, and the procedures for monthly reporting of actual results, monthly review and discussion of potential discrepancies, quarterly reconciliation, reasonable cost forecasting, and other finance and accounting matters related to Development Costs will be determined by the Finance Working Group (the “Development Reconciliation Procedures”).  Such procedures will provide the ability to comply with financial reporting requirements of each Party.  The Development Reconciliation Procedures shall provide that within [**] days after the end of each Calendar Quarter, each Party shall submit to the Finance Working Group and the JDC a report, in such reasonable detail and format as is established by the Finance Working Group, of all Development Costs incurred by such Party during such Calendar Quarter.  Within [**] days following the receipt of such report, each Party shall have the right to request reasonable additional information related to the other Party’s and its Affiliates’ Development Costs during such Calendar Quarter in order to confirm that such other Party’s spending is in conformance with the approved Development Budget.  The Finance Working Group shall establish reasonable procedures for the Parties to share estimated Development Costs for each Calendar Quarter prior to the end of such Calendar Quarter, to enable each Party to appropriately accrue its share of Development Costs for financial reporting purposes.

4.5.4               Reimbursement of Development Costs.

(a)         Subject to Section 4.5.5, the Party (with its Affiliates) that incurs more than its share of the total actual Development Costs for the Products shall be paid by the other Party an amount of cash sufficient to reconcile to its agreed percentage of actual Development Costs in each Calendar Quarter.  Notwithstanding the foregoing, on a Calendar Year-to-date basis, the Parties shall not share any Development Costs in excess of the amounts allocated for such Calendar Year-to-date period in the Development Budget; provided, however, that Development Costs in excess of the Development Budget shall be included in the calculation of Development Costs to be shared by the Parties if (i) the JSC approves such excess Development Costs (either before or after they are incurred), which approval shall not be unreasonably withheld to the extent the Development Costs in excess of the Development Budget were not within the reasonable control of the Party (or Affiliate) incurring such expense or (ii) to the extent such excess Development Costs do not exceed by more than [**] the total Development Costs allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in accordance with the applicable Development Budget for such Calendar Year.  If any excess Development Costs are excluded from sharing by the Parties for a particular Calendar Year-to-date period pursuant to the foregoing sentence, such excess Development Costs shall be carried forward to the subsequent Calendar Quarters (provided that such Calendar Quarters fall within the same Calendar Year) and, to the extent the total Development Costs incurred by such Party and its Affiliates for the Calendar Year-to-date as of the end of such subsequent Calendar Quarter are less than [**] of the aggregate Development Costs allocated to such Party under the Development Budget for such Calendar Year-to-date period, such carried forward amounts shall be included in Development Costs to be shared by the Parties for such Calendar Year-to-date-period (i.e., so that the total Development Costs incurred by such Party and its Affiliates that are shared pursuant to this Section 4.5 during any Calendar Year do not exceed [**] of the Development Costs allocated to such Party under the Development Budget for such Calendar Year, unless otherwise approved by the JSC).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         The Development Reconciliation Procedures shall provide for the Finance Working Group to develop a written report setting forth in reasonable detail the calculation of any net amount owed by Pharmacyclics to JBI or by JBI to Pharmacyclics, as the case may be, as necessary to accomplish the sharing of Development Costs set forth in Section 4.5.1 and this Section 4.5.4, as well as any reimbursement payments that become due from one Party to the other during such Calendar Quarter pursuant to Section 4.2.6, and to prepare such report promptly following delivery of the report described in Section 4.5.3 and in a reasonable time (to be defined in the Reconciliation Procedures) in advance of payment.  The net amount payable to accomplish the sharing of Development Costs as provided under this Agreement shall be paid by JBI or Pharmacyclics, as the case may be, within [**] days after the end of the applicable Calendar Quarter.  In establishing the Development Reconciliation Procedures, the Finance Working Group shall work to coordinate and harmonize all Reconciliation Procedures to permit for reconciliation, and associated payments, with respect to Development Costs as well as Pre-Tax Profit or Loss in the United States and the License Territory within [**] days after the end of the applicable Calendar Quarter.

4.5.5               Annual Cap on Pharmacyclics’ Share of Development Costs and Pre-Tax Losses; Recoupment.  In the event that Pharmacyclics’ share of aggregate Development Costs in any given Calendar Year, together with any amounts that become due from Pharmacyclics pursuant to Section 4.2.6(d) or 4.2.6(e) in such Calendar Year, plus Pharmacyclics’ share of Pre-Tax Loss (if any) for any Calendar Quarter in such Calendar Year, less Pharmacyclics’ share of Pre-Tax Profit (if any) for any Calendar Quarter in such Calendar Year, exceed a total of [**], then (i) any such amounts for such Calendar Year that are in excess of [**] (the “Excess Amounts”) shall be borne by JBI, and not Pharmacyclics, and the reimbursement calculations set forth in Section 4.5.4 and the reconciliation of Pre-Tax Profit or Loss pursuant to the Financial Exhibit shall be adjusted accordingly; provided, however, that:  (i) if amounts become due from Pharmacyclics to JBI pursuant to Section 4.2.6(d) or 4.2.6(e) with respect to Additional Development Activities conducted by JBI, and milestone payments under Section 7.2 are then due, or concurrently become due, as provided in Section 4.2.6(f) with respect to such Additional Development Activities, JBI may offset against such milestone payments all or part of that portion of amounts that are due from Pharmacyclics pursuant to Section 4.2.6(d), or that are due pursuant to clause (iv) of Section 4.2.6(e), in each case with respect to the applicable Additional Development Activities, that would otherwise be Excess Amounts; (ii) the amount of unrecouped Excess Amounts (together with interest calculated as described below) outstanding at any given time shall not exceed [**], and in the event that, and for so long as, the total outstanding unrecouped Excess Amounts equals [**], Pharmacyclics shall bear its share of Development Costs (together with any amounts that become due from Pharmacyclics pursuant to Section 4.2.6(d) or 4.2.6(e) plus Pharmacyclics’ share of any Pre-Tax Loss) beyond such amounts; and (iii) the mechanism for Excess Amounts described in this Section 4.5.5 shall not be available with respect to Development Costs, amounts that become due from Pharmacyclics pursuant to Section 4.2.6(d) or 4.2.6(e), or Pre-Tax Losses, in each case that are incurred in Calendar Quarters after the third Profitable Quarter, and Pharmacyclics shall pay its share of such Development Costs, amounts that become due from Pharmacyclics pursuant to Section 4.2.6(d) or 4.2.6(e), or Pre-Tax Losses, incurred in such Calendar Quarters as provided in this Agreement.  For purposes of the foregoing, a “Profitable Quarter” shall mean a full Calendar Quarter beginning after First Commercial Sale of a Product in any country in which the combined Pre-Tax Profit or Loss for the United States and the License Territory is positive and exceeds the Development Costs for such Calendar Quarter.  JBI may recoup such Excess Amounts, together with interest thereon calculated at the average annual European Interbank Offered Rate (EURIBOR) for the EURO or London Interbank Offered Rate (LIBOR) for U.S. Dollars as reported from time to time in the Wall Street Journal, plus [**], calculated on the number of days from the date on which Pharmacyclics’ payment of such Excess Amounts would otherwise be due to JBI if this Section 4.5.5 did not apply until the date reimbursed to JBI, from Pharmacyclics’ share of Pre-Tax Profits (if any) in subsequent Calendar Quarters until such Excess Amounts and applicable interest have been fully recouped.  Notwithstanding the foregoing, the interest rate on outstanding Excess Amounts shall not exceed [**] per annum, and shall not in the aggregate exceed [**] (regardless of the applicable interest rate).  Excess Amounts and interest thereon shall be reimbursable only from Pharmacyclics’ share of Pre-Tax Profits (if any) in subsequent Calendar Quarters during the Term, and shall not otherwise be owed from Pharmacyclics to JBI; provided, however, that in the event of a Pharmacyclics Change of Control, Section 14.2.1 shall apply.  Pharmacyclics may in its discretion elect to pre-pay any portion of outstanding Excess Amounts or associated interest upon written notice to JBI.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.6           Decision Whether to Include Independent Technology.

4.6.1             Definitions.  As used herein:

(a)         “Existing Product” shall mean the Product containing the Initial Compound as formulated by Pharmacyclics for use in its Clinical Studies of the Initial Compound prior to the Effective Date.

(b)         “Independent Technology” shall mean the Pharmacyclics Independent Technology or the JBI Independent Technology.

(c)         “JBI Independent Know-How” shall mean Know-How (i) that is owned or Controlled by JBI or its Affiliate as of the Effective Date, or (ii) which becomes owned or Controlled by JBI or its Affiliate during the Term (but excluding any such Know-How that is Collaboration Intellectual Property).

(d)         “JBI Independent Patent Rights” shall mean Patent Rights (i) that are owned or Controlled by JBI or its Affiliate as of the Effective Date, or (ii) which become owned or Controlled by JBI or its Affiliate during the Term (but excluding any such Patent Rights that are Collaboration Intellectual Property).

(e)         “JBI Independent Technology” shall mean JBI Independent Know-How or JBI Independent Patent Rights.

(f)         “Pharmacyclics Independent Know-How” shall mean Know-How that is not owned or Controlled by Pharmacyclics or its Affiliate as of the Effective Date, but which become owned or Controlled by Pharmacyclics or its Affiliate during the Term (but excluding any such Know-How that is Collaboration Intellectual Property).

(g)         “Pharmacyclics Independent Patent Rights” shall mean Patent Rights that are not owned or Controlled by Pharmacyclics or its Affiliate as of the Effective Date, but which become owned or Controlled by Pharmacyclics or its Affiliate during the Term (but excluding any such Patent Rights that are Collaboration Intellectual Property).

(h)         “Pharmacyclics Independent Technology” shall mean Pharmacyclics Independent Know-How and Pharmacyclics Independent Patent Rights.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i)         “Product Decision” shall mean approval of the JDC, JCC or JSC (or, if applicable, the Executive Officers pursuant to Section 13.1 or the Expert pursuant to Section 13.3) of (a) a GDP providing for the conduct of Clinical Studies, GLP tox studies or other studies intended to support an IND filing, with respect to any Licensed Compound other than the Existing Compound, or any Product other than the Existing Product, including a Product consisting of a different formulation of the Initial Compound, (b) the Manufacture of any Licensed Compound other than the Existing Compound, or any Product other than the Existing Product, for activities described in the foregoing clause (a), or (c) the Commercialization (or Manufacture for Commercialization) of any Licensed Compound other than the Existing Compound, or any Product other than the Existing Product.

4.6.2             Initial Compound or Existing Product.  The provisions of Section 4.6.3 below shall not apply with respect to Independent Technology of either Party that is reasonably necessary to Manufacture, Develop or Commercialize the Initial Compound or the Existing Product, including Patent Rights within the Independent Technology of either Party that Cover the Initial Compound or the Existing Product.  Any such Independent Technology that falls within the definition of Pharmacyclics Intellectual Property or JBI Intellectual Property shall be included within Pharmacyclics Intellectual Property or JBI Intellectual Property, as applicable.

4.6.3             Subsequent Licensed Compounds or Products.

(a)         In the event that any Product Decision is made, the applicable Independent Technology of each Party that falls within the definition of Pharmacyclics Intellectual Property or JBI Intellectual Property, [**], is reasonably necessary, in each case to Manufacture, Develop or Commercialize the applicable Licensed Compound or Product that is the subject of the applicable Product Decision, shall be included within Pharmacyclics Intellectual Property or JBI Intellectual Property, as the case may be, except to the extent Independent Intellectual Property is excluded pursuant to the procedures described in Section 4.6.3(c) below.

(b)         Each Party’s representatives on the JDC, JCC or JSC, or its Alliance Manager, as applicable, will be responsible for informing such Party of each and any Product Decision so that such Party may conduct a review of its and its Affiliate’s Patent Rights and Know-How to identify Independent Technology that such Party may wish to exclude from the definition of Pharmacyclics Intellectual Property or JBI Intellectual Property, as the case may be, through the procedure described in Section 4.6.3(c) below.  Failure of a Party’s representatives or its Alliance Manager to so inform such Party prior to the Product Decision will not affect the validity of such Product Decision.

(c)         Each Party will have [**] days (or longer, if mutually agreed in writing by the Parties) to object in writing to a given Product Decision after such Product Decision has been approved by the JDC, JCC or JSC (or, if applicable, the Executive Officers pursuant to Section 13.1 or the Expert pursuant to Section 13.3), as applicable, on the basis that such Product Decision would result in inclusion of its Independent Technology into the definition of Pharmacyclics Intellectual Property or JBI Intellectual Property, as the case may be, and such Party does not wish for specific Independent Technology of such Party to be included within the Pharmacyclics Intellectual Property or JBI Intellectual Property, as applicable (which objection shall identify with reasonable particularity the applicable Independent Intellectual Property which such Party wishes not to include in within the Pharmacyclics Intellectual Property or JBI Intellectual Property, as applicable).  The Party’s representatives on the JDC, JCC or JSC, or its Alliance Manager, (not the committee itself or the other Party) will have the responsibility to inform such Party of such Product Decision, and their failure to inform such Party will not affect the validity of such Product Decision.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)         In the event that a Party objects in writing to a given Product Decision as provided in Section 4.6.3(c), no later than [**] days after such Product Decision has occurred with respect to a given Licensed Compound or Product, such matter shall be discussed by the JDC, JCC or JSC as applicable, and such matter may be escalated for resolution as provided in Sections 2.6, 13.1 and 13.3 if needed, to determine whether to make such Product Decision (or, if written objection is made following, but within [**] days after, the applicable Product Decision, whether to affirm or disaffirm such Product Decision); provided, however, that the Expert shall not have authority to make (or affirm) any Product Decision that would require the inclusion within JBI Intellectual Property, over JBI’s objection, of any JBI Independent Technology other than that which is used in or Covers the Initial Compound, Existing Product, or any Licensed Compound or Product that was the subject of a prior approved Product Decision, and such matter shall not be escalated for resolution by the Expert pursuant to Section 13.3 to the extent that JBI is the Party that objects to such Product Decision pursuant to this Section 4.6.3 and such objection relates to JBI Independent Technology that has not already been included within the JBI Intellectual Property as the result of a previous Product Decision.

(e)         For clarity, if a Party does not object under Section 4.6.3(c) above within the time period set forth therein (whether or not its representatives on the JDC, JCC, or JSC, or its Alliance Manager informed such Party of the Product Decision), such Party’s Independent Technology that falls within the definition of Pharmacyclics Intellectual Property or JBI Intellectual Property, [**], is reasonably necessary, in each case to Manufacture, Develop or Commercialize the applicable Licensed Compound or Product that is the subject of the applicable Product Decision will be included within the definition of Pharmacyclics Intellectual Property or JBI Intellectual Property, as applicable, without further action of the other Party or the applicable committee.

4.7           Patient Samples.  All patient samples collected and retained in connection with Clinical Studies performed under this Agreement, including any Clinical Studies performed under the GDP, Clinical Studies with respect to which either Party provides an Additional Development Opt-In Notice pursuant to Section 4.2.6(e) or Post-Approval Commercialization Studies, (together with compilations of Data comprising annotations, or correlating outcomes, with respect to such samples, “Patient Samples”) shall be a shared resource of the Parties.  Unless otherwise agreed by the Parties, all Patient Samples shall be maintained and stored at the facilities of a Third Party selected by the JDC, and the fees paid to such Third Party in connection with such maintenance and storage shall be shared as Development Costs during the Term (and after the Term, shared equally by the Parties).  Each Party shall access the Patient Samples, and authorize Affiliates and Third Parties to access the Patient Samples, only as determined by the JDC for activities approved by the JDC (or, following termination or expiration of this Agreement, as approved by the Parties) in advance.  Without limiting Section 3.3, (i) each Party shall promptly provide the other all Data made, generated or obtained in whole or part through use of the Patient Samples, whether during or after the Term, and (ii) all Know-How made, generated or obtained in whole or part through use of the Patient Samples, whether during or after the Term, and Patent Rights in and to any inventions within such Know-How, shall be included within the definition of Collaboration Intellectual Property for purposes of Section 3.3.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

4.8           Independent Safety Board.  Within 90 days after the Effective Date, the JDC shall establish an independent safety review board (the “Independent Safety Board”), comprised of between three and five independent Third Party safety experts who are neutral, disinterested and impartial, and who have experience relevant to safety matters regarding pharmaceutical products for oncology indications, to consult with the Parties, though the JDC, on safety matters regarding the Development and Commercialization of Licensed Compounds and Products hereunder, including with respect to the matters described in Sections 4.3.1, 5.1.4(a) and 12.4.2(a).  The JDC will determine whether (and how frequently) it wishes regular review and consultation with the Independent Safety Board, and either Party may contact the Independent Safety Board through the JDC at any time.

ARTICLE V

COMMERCIALIZATION

5.1           Commercialization Efforts.

5.1.1               JCC Oversight.  The JCC shall oversee and have authority regarding all Commercialization of Products in the Field, both in the United States and in the Licensed Territory.

5.1.2               Commercialization Principles.  It is the intent of the Parties that Commercialization of Products will be conducted in accordance with the following principles, except to the extent (if any) otherwise expressly provided in the then-current U.S. Commercialization Plan established in accordance with Section 5.3.1 or 5.3.5(a) (as applicable) or the then-current License Territory Commercialization Plan established in accordance with Section 5.3.2 or 5.3.5(b) (as applicable), and the JCC (or JSC, or the Executive Officers, or the Expert, as applicable) shall take into account and attempt to implement the following principles in its decision-making, including in the preparation, review and approval of the U.S. Commercialization Plan and the License Territory Commercialization Plan and any updates to and amendments of such plans, and otherwise when allocating Commercialization responsibilities between the Parties in accordance with this Agreement:

(a)         The JCC shall serve as a conduit for sharing information, knowledge and expertise relating the Commercialization of the Product, and the principles of information-sharing with respect to Commercialization in the United States and Commercialization in the License Territory shall be reciprocal.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         The JCC’s and JSC’s roles in reviewing and approving the License Territory Commercialization Plan (including the License Territory Commercialization Budget) and any updates and amendments thereto, shall be reciprocal with their roles in reviewing and approving the U.S. Commercialization Plan (including the U.S. Commercialization Budget) and any updates and amendments thereto.

(c)         As of the Effective Date, Pharmacyclics is in the process of developing Pharmacyclics’ internal infrastructure and capabilities to perform necessary functions and activities with respect to Commercialization of Products in the Field in the United States.  JBI may initially play a larger role in performing Commercialization activities in the U.S., and Pharmacyclics will have the right to assume a larger and larger proportion of the responsibilities for such Commercialization activities in the U.S. over time as Pharmacyclics develops its infrastructure, staffing and expertise.  For example, with respect to the sales force for the Products in the United States, as provided in Section 5.1.4(b), Pharmacyclics will have the right to initially provide part of the Sales Representatives in the U.S. prior to and upon First Commercial Sale in the United States at a level chosen by Pharmacyclics, between [**] on a PDE basis, and to increase its Sales Representatives over time so as to provide [**] of the Sales Representatives in the U.S. on a PDE basis.

(d)         Areas in which Pharmacyclics intends to create infrastructure and capabilities include sales (e.g. fielding a sales force), marketing (e.g. branding and packaging, trademarking, marketing strategy development, sales forecasting and tracking, promotional materials and activities), market access (e.g. contracting and pricing strategy and reporting, account management, trade and government relations, access service programs, distribution strategies and execution), and medical affairs (e.g. medical science liaisons, CME/grant management, Phase IV/IST management, publications strategy, KOL relationship management, medical education support, medical information services, training).  Pharmacyclics anticipates that it will build such capabilities over a period of three to five years from the date of first commercialization of a Product, although the actual time may be longer or shorter, and Pharmacyclics may choose not to develop all of these capabilities.

(e)         The U.S. Commercialization Plan shall include a meaningful role for both Parties.  In allocating responsibilities between the Parties, the JCC (or the JSC,  or the Executive Officers, or the Expert, if applicable) shall take into consideration each Party’s expertise, capabilities, staffing and available resources to take on such activities, as well as the Parties’ intention to provide Pharmacyclics an opportunity to build and expand its expertise, capabilities, staffing and available resources in connection with performing Commercialization activities allocated to it.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.1.3               Lead Parties.  In collaboration with JBI, Pharmacyclics shall lead the strategic efforts of the Parties to Commercialize Product in the Field in the United States.  JBI shall lead the strategic efforts of the Parties to Commercialize Product in the Field in the License Territory.  In its role as lead Party with respect to such efforts in the License Territory, JBI shall be responsible for, among other things, strategic marketing (including product positioning, messaging, product trademarking, pricing (subject to Section 5.6.2), and brand concepts), reimbursement, account management, development of advertising and promotional materials and packaging, and other marketing and market access activities for the License Territory.  In its role as lead Party with respect to such efforts in the United States, Pharmacyclics shall be responsible for, among other things, strategic marketing (including product positioning, messaging, product trademarking, pricing (subject to Section 5.6.1), and brand concepts).  Additionally, Pharmacyclics shall have lead responsibility for reimbursement, account management, development of advertising and promotional materials and packaging, and other marketing and market access activities for the United States.  In the United States, JBI will participate in a meaningful way with respect to all Commercialization activities as described above.

5.1.4               Activities and Participation.

(a)         Each Party shall use Diligent Efforts to execute and to perform, or cause to be performed, the activities assigned to it under the U.S. Commercialization Plan and the License Territory Commercialization Plan.  The Parties shall reasonably cooperate to effectuate implementation of Commercialization of Products in the Field in the United States as set forth in the U.S. Commercialization Plan.  Notwithstanding anything to the contrary contained herein, a Party or its Affiliate shall not be obligated to undertake or continue any Commercialization activities with respect to the Licensed Compounds or Products if such Party (or Affiliate) reasonably determines that performance of such Commercialization activity would violate applicable Law or if the Independent Safety Board determines that such Commercialization activities with respect to the applicable Licensed Compound or Product would pose an unacceptable safety risk to patients.

(b)         With respect to the United States, it is the expectation of the Parties that Pharmacyclics and JBI will both participate in implementing the Commercialization of Products in the Field, with JBI undertaking a meaningful portion of the activities in executing the Commercialization activities in the United States.  Pharmacyclics will always have the right to perform an equal share of such activities, but may elect to perform a lesser share initially (and if Pharmacyclics so elects, Pharmacyclics will have the right to ramp up over time to undertake an equal share).  With respect to Sales Representatives in the United States, Pharmacyclics shall have the right to initially provide, prior to and upon First Commercial Sale in the United States, a portion of the Sales Representatives in the United States at a level chosen by Pharmacyclics, upon advance notice to JBI no later than nine  months prior to the anticipated commercial launch of the Product in the United States, between [**] on a PDE basis.  If Pharmacyclics initially provides [**] of the Sales Representatives on a PDE basis, Pharmacyclics shall thereafter have the right to increase its portion of the Sales Representatives in the United States over time, upon not less than [**] advance notice to JBI, [**] (and upon such a notice from Pharmacyclics to increase Pharmacyclics’ portion, the U.S. Commercialization Plan shall be promptly updated accordingly).  With respect to activities allocated to JBI under the U.S. Commercialization Plan, JBI agrees to reasonably cooperate as Pharmacyclics may request to provide Pharmacyclics an opportunity to observe and participate in JBI’s and its Affiliates’ performance of such activities.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)         With respect to the License Territory, unless otherwise agreed by JBI and Pharmacyclics, JBI will implement and will have sole authority and responsibility for the Commercialization of Products in the Field in the License Territory, in each case in accordance with the License Territory Commercialization Plan and the terms of this Agreement.  Until [**] after commercial launch of a Product in the first of the Major European Countries, Pharmacyclics shall have the right to designate up to two representatives of Pharmacyclics (the “Pharmacyclics Representatives”) to participate in JBI’s (or its Affiliates’) strategic planning for, and to observe JBI’s (or its Affiliates’) implementation of, Commercialization of Products in the License Territory.  It is the intent of the Parties that any such Pharmacyclics Representatives shall be an integral part of the team that brings the Products to market in the License Territory.  JBI shall use Diligent Efforts to inform and involve the Pharmacyclics Representatives in JBI’s internal strategic discussions regarding the Commercialization of Products in the License Territory, including meetings of JBI’s (or its Affiliates’) designated Brand Value Team or equivalent, and to keep the Pharmacyclics Representatives informed and involved in discussions regarding implementation of Commercialization of Products in the License Territory.  JBI may limit participation of the Pharmacyclics Representatives in meetings of the Brand Value Team or equivalent to the agenda items exclusively related to the Products in the Field.  During the [**] after commercial launch of a Product in the first of the Major European Countries, and for a reasonable period prior to such commercial launch covering preparation and ramp-up for launch, such Pharmacyclics Representative shall be located at a facility of JBI or its Affiliate in the License Territory, as determined by JBI in consultation with Pharmacyclics, and JBI, in consultation with Pharmacyclics, will develop reasonable procedures and policies regarding the Pharmacyclics Representatives to provide involvement, access and participation of the Pharmacyclics Representatives with respect to Commercialization activities regarding Products in the Field in the License Territory, while reducing the likelihood of inadvertent access by the Pharmacyclics Representatives to information regarding JBI’s or its Affiliates’ other products and programs.  Pharmacyclics shall not designate any individual actively working on Pharmacyclics’ or its Affiliates’ inflammation program as a Pharmacyclics Representative without JBI’s prior consent.  Following the date [**] after First Commercial Sale of Products in the License Territory, JBI shall use Diligent Efforts to inform and involve the Pharmacyclics Representative(s) with respect to JBI’s internal periodic strategic discussions at the regional level regarding the Commercialization of Products in the License Territory through JBI’s designated Brand Value Team or equivalent, which discussions shall take place at least twice per year, provided that the participation of the Pharmacyclics Representative shall be limited to the agenda items exclusively related to the Products.

(d)         Each Party and its Affiliates shall perform all Commercialization activities with respect to Products, in the United States and in the License Territory, in compliance with applicable Law, including all Health Care Laws and current standards for pharmacovigilance practice.

5.2           Manner of Performance.

5.2.1               Right to Subcontract Commercialization Activities.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(a)         Required Subcontract Terms.  Each Party and its Affiliates may subcontract the performance of any Commercialization activities undertaken in accordance with this Agreement to one or more Third Parties (each such Third Party, a “Subcontractor”) pursuant to a written agreement (a “Subcontract”) which shall be consistent with the terms and conditions of this Agreement, shall contain confidentiality provisions no less restrictive than those set forth in ARTICLE IX, and shall contain a certification that such Third Party subcontractor has not been debarred, and is not subject to debarment, pursuant to Section 306 of the United States Federal Food, Drug and Cosmetics Act, and is not the subject of a conviction described in such section.  The JCC shall oversee the performance of Subcontractors under Material Subcontracts, and each Party shall have the right from time to time, but not more than once per Calendar Year, to audit the performance of the other Party’s Subcontractors.  Notwithstanding the foregoing, the subcontracting Party (or Party whose Affiliate enters into a Subcontract) shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for compliance by its Subcontractors with the applicable provisions of this Agreement.

(b)         Obligation to Discuss.  Notwithstanding the foregoing, if either Party (or its Affiliate) desires to subcontract any of its assigned Commercialization activities, such Party shall first discuss it with the other Party and take into account and reasonably consider using the other Party for such subcontracted activities, taking into account (balanced with other factors) the capabilities of the other Party and potential impact on costs, as a potential alternative to subcontracting such activities to a Third Party.  In the event that any Commercialization activity allocated to Pharmacyclics under the U.S. Commercialization Plan is subcontracted to JBI (as opposed to being allocated to JBI under the U.S. Commercialization Plan), then if Pharmacyclics remains ultimately responsible under this Agreement for the conduct of such activities, JBI shall conduct such activities under the management of, and as directed by, Pharmacyclics, consistent with the terms of this Agreement and all applicable Laws.

(c)         Approval of Material Subcontracts.  If, following the discussion required under Section 5.2.1(b), a Party (or its Affiliate) still desires to subcontract the performance of a Commercialization activity hereunder to one or more Third Parties, it may proceed to do so, subject to compliance with this Section 5.2.1(c).  Prior to entering into any Subcontract which the subcontracting Party (or Affiliate) anticipates at time of execution will entail payments to the Subcontractor in excess of [**] with respect to subcontracted Commercialization activities under this Agreement (a “Material Subcontract”), the subcontracting Party shall obtain the JCC’s approval, not to be unreasonably withheld, of use of the proposed Third Party Subcontractor to conduct the Commercialization activities proposed to be subcontracted; provided, however, that (i) JBI may from time to time, and shall within five Business Days after a request from Pharmacyclics, provide Pharmacyclics a list of all Third Party subcontractors that are used by JBI or its Affiliates or that JBI has approved for use by JBI or its Affiliates in conducting activities of the type that are (or which Pharmacyclics anticipates will be) allocated to Pharmacyclics under this Agreement and the U.S. Commercialization Plan (each such Third Party a “Preferred Commercialization Subcontractor,” and such list the “Preferred Subcontractor List”), and approval of the JDC shall not be required where  the Subcontractor is included on the  most recent Preferred Subcontractor List provided from JBI to Pharmacyclics.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.2.2               Day-to-Day Responsibility.  Each Party shall be responsible for day-to-day implementation of the Commercialization activities with respect to the Products for which it has or otherwise is assigned responsibility under this Agreement or the U.S. Commercialization Plan and shall keep the other Party reasonably informed as to the progress of such activities, as determined by the JCC.  Each of the Parties may appoint a single U.S. Commercialization alliance manager to be responsible for the day-to-day coordination of the Commercialization activities in the United States contemplated by this Agreement and the U.S. Commercialization Plan.

5.2.3               Commercialization Standards.  The JCC may establish standards applicable to the Parties’ performance of Commercialization activities in accordance with the U.S. Commercialization Plan, the License Territory Commercialization Plan and this Agreement, which may include standards for Sales Representatives promoting Products in the Field.  The Parties may review and discuss each Party’s (and its Affiliates’) performance against such standards at each meeting of the JCC.  If the JCC determines that a Party or its Affiliate has failed to comply with such standards and such failure could adversely affect the Development or Commercialization of any Product in the Field, or if the JCC does not agree and one Party believes such is the case, the JCC shall (or such Party may) so notify the JSC and the JSC shall discuss whether any remedial action is desirable.

5.2.4               Commercialization Reports.

(a)               United States.  At each meeting of the JCC, each Party will report on the Commercialization activities such Party and its Affiliates have performed or caused to be performed in the United States since the last meeting of the JCC, evaluate the work performed in relation to the goals of the U.S. Commercialization Plan and provide such other information as may be required by the U.S. Commercialization Plan or reasonably requested by the JCC with respect to such Commercialization activities.  If a Party fails to adequately provide such report at a meeting of the JCC, the other Party may request, and such Party will provide to such other Party, a written progress report that describes Commercialization activities that such Party has performed or caused to be performed since the last meeting of the JCC, evaluate the work performed in relation to the goals of the U.S. Commercialization Plan and provide such other information as may be required by the U.S. Commercialization Plan or reasonably requested by such other Party to permit such other Party to obtain a reasonably comprehensive understanding of the status and performance of the applicable Commercialization activities with respect to Products in the United States.  The JCC shall evaluate each Party’s and its Affiliates’ performance during each Calendar Quarter in which Commercialization activities with respect to the Products in the Field are performed in the United States against the U.S. Commercialization Plan and provide a report of such progress to the JSC at each quarterly meeting of the JSC.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)               License Territory.  At each meeting of the JCC, JBI shall report on the Commercialization activities JBI and its Affiliates have performed or caused to be performed in the License Territory since the last meeting of the JCC, evaluate the work performed in relation to the goals of the License Territory Commercialization Plan and provide such other information as may be required by the License Territory Commercialization Plan or reasonably requested by the JCC with respect to such Commercialization activities.  If JBI fails to adequately provide such report at a meeting of the JCC, Pharmacyclics may request, and JBI will provide to Pharmacyclics, a written progress report that describes Commercialization activities that JBI has performed or caused to be performed since the last meeting of the JCC, evaluate the work performed in relation to the goals of the License Territory Commercialization Plan and provide such other information as may be required by the License Territory Commercialization Plan or reasonably requested by Pharmacyclics to permit Pharmacyclics to obtain a reasonably comprehensive understanding of the status and performance of the applicable Commercialization activities with respect to Products in the License Territory.  The JCC shall evaluate JBI’s and its Affiliates’ performance each Calendar Quarter during which Commercialization activities with respect to the Products in the Field are performed in the License Territory against the License Territory Commercialization Plan and provide a report of such progress to the JSC at each quarterly meeting of the JSC.  In addition, JBI shall regularly meet with the Pharmacyclics Representative(s) as provided in Section 5.1.4(c) prior to the date 24 months after First Commercial Sale of a Product in the License Territory (and thereafter at Pharmacyclics’ reasonable request, up to four times per year), to review the activities that JBI and its Affiliates have undertaken with regard to Commercializing the Products in the Field in the License Territory.

5.3           Commercialization Plans.

5.3.1               U.S. Commercialization Plan.  In collaboration with JBI, Pharmacyclics shall develop, the JCC shall review, and the JSC shall review and approve, a U.S. Commercialization Plan that sets forth the Commercialization activities to be undertaken with respect to Products in the Field in the United States.  The joint Commercialization of the Products in the Field in the United States shall be governed by the U.S. Commercialization Plan.  The U.S. Commercialization Plan shall allocate such Commercialization activities between the Parties in accordance with the terms of this Agreement, including the principles set forth in Section 5.1.2.  The U.S. Commercialization Plan shall be a [**], updated annually as provided in Section 5.3.5(a).  Unless otherwise determined by the JCC, Pharmacyclics will have primary responsibility for determining marketing strategy and overall guidelines regarding medical affairs, and JBI will initially have primary responsibility for performing market access (and with an increasing level of participation by Pharmacyclics as described in Sections 5.1.2, 5.1.3 and 5.1.4), for Products in the Field in the United States.  The initial U.S. Commercialization Plan shall be submitted to the JCC for review no later than [**] prior to anticipated First Commercial Sale in the United States, and submitted to the JSC for approval no later than [**] prior to anticipated First Commercial Sale in the United States.  The U.S. Commercialization Plan shall include an overall strategy for the Commercialization of the Products in the Field in the United States, a tactical plan to accomplish such strategy (including specific staffing requirements for each Commercialization activity set forth therein, permitted pricing discounts, etc.), the U.S. Commercialization Budget, and annual Net Trade Sales forecasts for the United States.  The terms of and activities set forth in the U.S. Commercialization Plan shall at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry, taking into account where applicable each Party’s health care compliance policies and applicable SOPs.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.2               U.S. Commercialization Budget.

(a)         The U.S. Commercialization Budget included in the U.S. Commercialization Plan shall be a [**] budget setting forth the budgeted amounts for costs with respect to activities allocated to the Parties under the U.S. Commercialization Plan during the then-current Calendar Year and the successive two Calendar Years thereafter, and shall include for both Parties a budget for FTE Costs and Out-of-Pocket Costs, broken down by Calendar Quarter for the then-current Calendar Year.  The U.S. Commercialization Budget shall also include a breakout of costs by functional area or category as determined by the JCC in conjunction with the Finance Working Group.  Concurrently with the annual preparation of the U.S. Commercialization Budget in accordance with Section 5.3.5(a), the JCC shall also prepare, and the JSC shall review to approve, an updated [**] U.S. Commercialization Budget covering the next Calendar Year and the succeeding two Calendar Years.

(b)         In reviewing and approving the U.S. Commercialization Budget and any update or amendment thereto, the JSC (or the Executive Officers or the Expert, if applicable) shall refer to and consider each Party’s set of Commercialization expenses and timeline projections set forth in Exhibit B (each, a “Commercialization Projection”), it being understood that each Party’s Commercialization Projection reflects the good faith projections of such Party (but not, for clarity, of the other Party) as of the Effective Date regarding such projected expenses, but each Commercialization Projection is a non-binding estimate to be referred to as a guideline only for the purposes described in this Section 5.3.2, is not a guarantee by such Party it will be able to successfully Develop or Commercialize any Product or, if Commercialized, that it will achieve any particular sales level, and is based on many assumptions and variables, including those described in its Commercialization Projection, which each Party anticipates will change over time.  If the JSC is unable to reach consensus on the U.S. Commercialization Budget, or any update or amendment to the U.S. Commercialization Budget under Section 5.3.5(a), the matter shall be resolved using the procedures set forth in Sections 13.1 and 13.3; provided, however, that the Expert described in Section 13.3 shall not set a U.S. Commercialization Budget containing budgeted amounts less than the following amounts for the applicable time period(s), unless the Expert determines that spending such amounts is not commercially reasonable for Commercialization of the Product in the United States (viewing the Product on a stand-alone basis and not taking into account, for example, either Party’s own portfolio management considerations), such amounts to be adjusted to reflect inflation from the Effective Date:  (A) [**] for the 12-month period preceding the First Commercial Sale of a Product in the United States (allocated on a pro rata basis between two Calendar Years, as applicable, if such 12-month period does not coincide with a Calendar Year); (B) [**] for the 12-month period beginning on the First Commercial Sale of a Product in the United States (allocated on a pro rata basis between two Calendar Years, as applicable, if such 12-month period does not coincide with a Calendar Year); and (C) thereafter, [**] for any Calendar Year beginning on or before the eighth anniversary of First Commercial Sale of a Product in the United States.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.3.3               License Territory Commercialization Plan.  JBI shall develop, the JCC shall review, and the JSC shall review and approve, a License Territory Commercialization Plan that sets forth the Commercialization activities to be undertaken with respect to Products in the Field in the License Territory (which may set forth Commercialization activities in the License Territory on a regional basis, rather than a country-by-country basis, defining the regions in a manner consistent with JBI’s internal procedures).  The Pharmacyclics Representative(s) shall be permitted to consult with JBI in the development of such License Territory Commercialization Plan, provided that such consultation shall not delay JBI from developing such License Territory Commercialization Plan in accordance with its internal schedule for such development.  The Commercialization of the Products in the Field in the License Territory shall be governed by the License Territory Commercialization Plan.  The License Territory Commercialization Plan shall be a [**], updated annually as provided in Section 5.3.5(b).  JBI will have responsibility for determining strategy and overall guidelines regarding the marketing, market access, medical affairs, and sales for Products in the Field in the License Territory, and development of Promotional Materials and Packaging for the License Territory.  The initial License Territory Commercialization Plan shall be submitted to the JCC for review no later than [**] prior to anticipated First Commercial Sale in the License Territory, and submitted to the JSC for approval [**] prior to anticipated First Commercial Sale in the License Territory.  The License Territory Commercialization Plan shall include an overall strategy for the Commercialization of the Products in the Field throughout the License Territory, a tactical plan to accomplish such strategy, the License Territory Commercialization Budget, and annual Net Trade Sales forecasts for the License Territory.  The terms of and activities set forth in the License Territory Commercialization Plan shall at all times be designed to be in compliance with all applicable Laws and to be conducted in accordance with professional and ethical standards customary in the pharmaceutical industry, taking into account where applicable JBI’s health care compliance policies and applicable SOPs.

5.3.4               License Territory Commercialization Budget.

(a)         The License Territory Commercialization Budget included in the License Territory Commercialization Plan shall be a [**] budget setting forth the budgeted amounts for costs with respect to activities set forth in the License Territory Commercialization Plan during the then-current Calendar Year and the successive two Calendar Years thereafter, and shall include a budget for FTE Costs and Out-of-Pocket Costs, broken down by Calendar Quarter for the then-current Calendar Year.  The License Territory Commercialization Budget shall also include a breakout of costs by functional area or category as determined by the JCC in conjunction with the Finance Working Group (and may set forth budgets for Commercialization activities in the License Territory on a regional basis, rather than a country-by-country basis, defining the regions in a manner consistent with JBI’s internal procedures).  Concurrently with the annual preparation of the License Territory Commercialization Budget in accordance with Section 5.3.5(b), the JCC shall also prepare, and the JSC shall review and approve, an updated [**] License Territory Commercialization Budget covering the next Calendar Year and the succeeding two Calendar Years.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         In reviewing and approving the License Territory Commercialization Budget and any update or amendment thereto, the JSC (or the Executive Officers, or the Expert, if applicable) shall refer to and consider each Party’s set of  Commercialization Projections set forth in Exhibit B, it being understood that each Party’s Commercialization Projection reflects the good faith projections of such Party (but not, for clarity, of the other Party) as of the Effective Date regarding such expenses, but each Commercialization Projection is a non-binding estimate to be referred to as a guideline only for the purposes described in this Section 5.3.4, is not a guarantee by such Party it will be able to successfully Develop or Commercialize any Product or, if Commercialized, that it will achieve any particular sales level, and is based on many assumptions and variables, including those described in its Commercialization Projection, which each Party anticipates will change over time.  If the JSC is unable to reach consensus on the License Territory Commercialization Budget, or any update or amendment to the License Territory Commercialization Budget under Section 5.3.5(b), the matter shall be resolved using the procedures set forth in Sections 13.1 and 13.3; provided, however, that the Expert described in Section 13.3 shall not set a License Territory Commercialization Budget containing budgeted amounts less than the following amounts for the applicable time period(s), unless the Expert determines that spending such amounts is not commercially reasonable for Commercialization of the Product in the License Territory (viewing the Product on a stand-alone basis and not taking into account, for example, either Party’s own portfolio management considerations) such amounts to be adjusted to reflect inflation from the Effective Date:  (A) [**] for the 12-month period preceding the First Commercial Sale of a Product in the License Territory (allocated on a pro rata basis between two Calendar Years, as applicable, if such 12-month period does not coincide with a Calendar Year); (B) [**] for the 12-month period beginning on the First Commercial Sale of a Product in the License Territory (allocated on a pro rata basis between two Calendar Years, as applicable, if such 12-month period does not coincide with a Calendar Year); and (C) thereafter, [**] for any Calendar Year beginning on or before the eighth anniversary of First Commercial Sale of a Product in the License Territory.

5.3.5               Amendments and Updates.

(a)         U.S. Commercialization Plan.  In collaboration with JBI, Pharmacyclics shall develop, and submit to the JCC for review, an updated [**] plan for Commercializing the Products in the United States for each Calendar Year (and the two succeeding Calendar Years), which shall include an updated U.S. Commercialization Budget for such three-year period.  The JCC shall submit each such U.S. Commercialization Plan to the JSC for review and approval in time to permit the JSC’s preliminary approval to occur no later than September 1 of the prior Calendar Year.  Upon the JSC’s preliminary approval, such plan shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than December 1 of the prior Calendar Year, and after final approval by the JSC, such U.S. Commercialization Plan shall take effect on the first day of the Calendar Year to which such U.S. Commercialization Plan applies.  The JCC shall review each Party’s (and its Affiliates’) performance under the U.S. Commercialization Plan (including the U.S. Commercialization Budget) on a quarterly basis, and shall develop detailed and specific updates and substantive amendments to the U.S. Commercialization Plan that reflect such performance. The JCC shall also reasonably consider any proposed updates and amendments to the U.S. Commercialization Plan presented by either Party.  The JSC shall review such proposed amendments presented by the JCC and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon such approval by the JSC, the U.S. Commercialization Plan shall be amended accordingly.  Amendments and updates to the U.S. Commercialization Plan, including the U.S. Commercialization Budget, shall not be effective without the approval of the JSC or the Executive Officers pursuant to Section 13.1, or determination of the Expert pursuant to Section 13.3, as applicable.  In the event that the JSC does not approve an updated U.S. Commercialization Plan, including the U.S. Commercialization Budget, prior to the start of the next Calendar Year, either Party may initiate procedures to resolve the issue pursuant to Sections 13.1 and 13.3, and the then-current U.S. Commercialization Plan, together with the budgeted amounts set forth in the [**] U.S. Commercialization Budget, shall continue to apply until the U.S. Commercialization Plan is agreed by the JSC or the Executive Officers pursuant to Section 13.1, or determined by the Expert pursuant to Section 13.3.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         License Territory Commercialization Plan.  JBI shall develop, in consultation with the Pharmacyclics Representative(s) as set forth in Section 5.1.4(c), and submit to the JCC for review, an updated [**] plan for Commercializing the Products in the License Territory for each Calendar Year (and the two succeeding Calendar Years), which shall include an updated License Territory Commercialization Budget for such three-year period.  The JCC shall submit each such License Territory Commercialization Plan to the JSC for review and approval in time to permit the JSC’s preliminary approval of the License Territory Commercialization Budget to occur no later than September 1 of the prior Calendar Year.  Upon the JSC’s preliminary approval, such plan shall be submitted to each Party for its internal budgeting process with a target for final approval by the JSC no later than December 1 of the prior Calendar Year, and after final approval by the JSC, such License Territory Commercialization Plan shall take effect on the first day of the Calendar Year to which such License Territory Commercialization Plan applies.  The JCC shall review JBI’s (and its Affiliates’) performance under the License Territory Commercialization Plan (including the License Territory Commercialization Budget) on a quarterly basis, and shall develop detailed and specific updates and substantive amendments to the License Territory Commercialization Plan that reflect such performance.  The JSC shall review such proposed amendments presented by the JCC and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon such approval by the JSC, the License Territory Commercialization Plan shall be amended accordingly.  Amendments and updates to the License Territory Commercialization Plan, including the License Territory Commercialization Budget, shall not be effective without the approval of the JSC, or the Executive Officers pursuant to Section 13.1, or determination of the Expert pursuant to Section 13.3, as applicable.  In the event that the JSC does not approve an updated License Territory Commercialization Plan, including the License Territory Commercialization Budget, prior to the start of the next Calendar Year, either Party may initiate procedures to resolve the issue pursuant to Sections 13.1 and 13.3, and the then-current License Territory Commercialization Plan, together with the budgeted amounts set forth in the [**] License Territory Commercialization Budget, shall continue to apply until the License Territory Commercialization Plan is agreed by the JSC or the Executive Officers pursuant to Section 13.1, or determined by the Expert pursuant to Section 13.3.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.4           Advertising and Promotional Materials.

5.4.1               United States.  The JCC shall appoint a joint Promotional Materials Working Group (the “Promotional Materials Working Group”).  As set forth in the U.S. Commercialization Plan, JBI and Pharmacyclics shall develop relevant sales, promotion, market access and advertising materials relating to the Products (“Promotional Materials”) for use in the United States by both Parties and their Affiliates that comply with each Party’s applicable SOPs, the U.S. Commercialization Plan, and applicable Laws and Regulatory Approvals.  Copies of all Promotional Materials used by JBI and Pharmacyclics and their Affiliates in the United States will be archived by JBI or Pharmacyclics, as applicable, in accordance with applicable Laws.  The Promotional Materials developed by the Parties shall be reviewed and approved by the Promotional Materials Working Group, which Promotional Working Materials Working Group shall establish and implement a review process to ensure that both Parties’ compliance officers and legal departments certify compliance of the Promotional Materials with applicable Laws and policies of the Parties.  If the Promotional Materials Working Group cannot agree upon the content of a particular Promotional Material, the matter may be referred to the legal departments of the Parties, and then to the JCC for resolution, subject to the final approval of the Parties’ respective compliance officers and legal departments.  If the Parties’ compliance officers or legal departments are unable to mutually approve the content of a particular Promotional Material in accordance with the immediately preceding sentence, then such Promotional Material shall include the content approved by the Party with the more conservative compliance or legal position regarding such content.

5.4.2               License Territory.  JBI shall develop and approve Promotional Materials for use in the License Territory by JBI and its Affiliates that comply with JBI’s SOPs and applicable Laws and Regulatory Approvals.  Copies of all Promotional Materials used by JBI in the License Territory will be archived by JBI in accordance with applicable Laws.  JBI shall provide Pharmacyclics with copies of all material Promotional Materials for the Major European Countries and Japan, and upon Pharmacyclics’ reasonable request, JBI shall provide Pharmacyclics with copies of the material core Promotional Materials for other countries in the License Territory.

5.5           Product Packaging.  The JCC shall develop and approve Product packaging for use in the United States by both Parties and their Affiliates, which shall be consistent with the U.S. Commercialization Plan and compliant with each Party’s applicable SOPs, the U.S. Commercialization Plan, and applicable Laws and Regulatory Approvals.  JBI shall develop and approve Product packaging for use in the License Territory by JBI and its Affiliates, that shall be consistent with the License Territory Commercialization Plan and compliant with JBI’s applicable SOPs, the U.S. Commercialization Plan, and applicable Laws and Regulatory Approvals, and shall keep Pharmacyclics reasonably informed of such efforts.

5.6           Sales and Distribution.

5.6.1             United States.

(a)         Booking Sales.  Pharmacyclics and its Affiliates shall book all sales of Products in the United States, and shall be responsible for warehousing and distributing the Products in the United States, and the allocation of responsibilities and activities under the U.S. Commercialization Plan shall be made in a manner that permits Pharmacyclics to book all sales of Product in the United States in accordance with GAAP.  If JBI receives any orders for a Product in the United States, it shall refer such orders to Pharmacyclics.

(b)         Pricing Matters.  [**].

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.6.2             License Territory.

(a)         Booking Sales.  JBI and its Affiliates shall book all sales of Products in the License Territory, and shall be responsible for warehousing and distributing the Products in the License Territory.  If Pharmacyclics receives any orders for a Product in the License Territory, it shall refer such orders to JBI.

(b)         Pricing Matters.  [**].

5.7           Sharing of Commercial Information.  The Parties and their Affiliates will actively collaborate as set forth in this Agreement in the Commercialization of the Products in the Field in the United States and in the License Territory, and will share all Product-related information and Product-related Know-How supporting such Commercialization through the JCC.

5.8           Other Responsibilities.

5.8.1               United States.  Pharmacyclics shall be responsible for handling all returns of the Products in the United States, and if a Product sold in the United States is returned to JBI, JBI shall promptly ship such Product to a facility designated by Pharmacyclics.  Pharmacyclics shall also be responsible for handling all aspects of Product order processing, invoicing and collection, distribution, inventory and receivables in the United States.  If Pharmacyclics initially elects to Subcontract such activities, the JCC will discuss whether to have such activities performed by JBI, together with a timetable to transition such activities back to Pharmacyclics.

5.8.2               License Territory.  JBI shall be responsible for handling all returns of the Products in the License Territory, and if a Product sold in the License Territory is returned to Pharmacyclics, Pharmacyclics shall promptly ship such Product to a facility designated by JBI.  JBI shall also be solely responsible for handling all aspects of Product order processing, invoicing and collection, distribution, inventory and receivables in the License Territory.

5.9           Adverse Event and Product Complaint Reporting Procedures; Notice of Information Affecting Marketability of the Product.

5.9.1               Pharmacovigilance Agreement.  The Parties shall meet to negotiate in good faith and agree on processes and procedures for sharing adverse event information within 180 days after the Effective Date.  The agreed-upon processes and procedures shall be set forth in a pharmacovigilance agreement (the “Pharmacovigilance Agreement”) containing mutually agreed terms and conditions that are customary for agreements of this type.  Until execution of the Pharmacovigilance Agreement, (i) the Parties shall, as soon as reasonably practicable, and in any event within 30 days after the Effective Date, implement a transition plan for prompt exchange of any and all information concerning adverse events related to use of the Product regardless of source, including timely notice of adverse events and serious adverse effects in order to permit each Party to comply with applicable reporting requirements, (ii) each of the Parties shall be responsible for ensuring compliance with applicable Laws in the United States and (iii) JBI shall be responsible for ensuring compliance with applicable Laws in the License Territory.  Each Party shall be responsible for submitting adverse event reports to the applicable Regulatory Authority for any Clinical Study sponsored by such Party, including annual safety reports, periodic update safety reports and quarterly line listings.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.9.2               Global Safety Database.  No later than 90 days prior to the filing of an IND for a Product anywhere in the world, JBI shall establish the global safety database for such Product.  JBI shall maintain a global safety database of adverse events and pregnancy reports for such Product, which shall be used for regulatory reporting and responses to safety queries from Regulatory Authorities by both Parties.  Pharmacyclics shall, and shall cause its Affiliates to, transfer all adverse events information in its or their possession or control to the global safety database within a mutually agreed period of time that provides JBI with sufficient time to enter all of the data and to obtain validation of the database, and JBI shall use Diligent Efforts to enter data from all adverse events information in its possession or control into the global safety database.

5.10           Recalls, Market Withdrawals or Corrective Actions. In the event that any Regulatory Authority issues or requests a recall or takes a similar action in connection with a Product in the United States or in the License Territory, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal in the United States or the License Territory, the Party notified of such recall or similar action, or the Party that desires such recall or similar action, shall within 24 hours, advise the other Party thereof by telephone or facsimile.  Pharmacyclics, in consultation with JBI, shall decide whether to conduct a recall in the United States (except in the case of a government mandated recall, when Pharmacyclics may act without such advance notice but, shall notify JBI as soon as possible) and the manner in which any such recall shall be conducted (and in the event of any disagreement regarding a recall in the United States, the approach that is more conservative shall control).  JBI shall decide, in its sole discretion, whether to conduct a recall in any country in the License Territory and shall have sole discretion to determine the manner in which any such recall shall be conducted.  Each Party will make available to the other Party, upon request, all of such Party’s (and its Affiliates’) pertinent records that such other Party may reasonably request to assist such other Party in effecting any recall.  The costs and expenses of any such recall shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, provided in the Financial Exhibit.

5.11           Medical Inquiries.  Pharmacyclics shall handle all medical questions or inquiries from members of the medical profession in the United States regarding the Products and JBI shall, and shall cause its Sales Representatives to, refer to Pharmacyclics all such questions and inquiries within 48 hours of receipt and shall respond to all inquiries from Pharmacyclics and follow the directives of Pharmacyclics in connection therewith.  JBI shall handle all medical questions or inquiries from members of the medical profession in the License Territory regarding the Products and Pharmacyclics shall, and shall cause its Sales Representatives to, refer to JBI all such questions and inquiries within 48 hours of receipt and shall respond to all inquiries from JBI and follow the directives of JBI in connection therewith.  JBI or its Sales Representatives shall not respond to any such medical question or inquiry in the United States and Pharmacyclics or its Sales Representatives shall not respond to any such medical question or inquiry in the License Territory.  The Parties’ costs and expenses incurred in responding to medical questions and inquiries in accordance with this Section 5.11 shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, provided in the Financial Exhibit.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.12           Early Access Programs.  Pharmacyclics shall be permitted to undertake Early Access Programs for the Products in the Field in the United States and JBI shall be permitted to undertake Early Access Programs for the Products in the Field in the License Territory.  If either Party desires to undertake an Early Access Program in accordance with this Section 5.12, such Party shall submit to the JDC a proposal for such Early Access Program, which proposal shall include the clinical methodology, monitoring requirements and funding budget for such Early Access Program.  If the JDC agrees to an Early Access Program proposal, such proposal shall be submitted to the JSC for review and approval.  The JSC shall approve such Early Access Program proposal unless the JSC determines in good faith that the proposed Early Access Program could adversely affect the Development or Commercialization of the Products in the Field in the United States or the License Territory.  The Parties’ costs and expenses incurred in performing Early Access Programs that have been approved by the JSC in accordance with this Section 5.12 shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, provided for as EAP Expenses in the Financial Exhibit.

5.13           Sales Representatives.

5.13.1               Each medical representative or medical science liaison used by a Party or its Affiliate to perform in-person presentations of the Products to health care professionals, or to perform sales calls (each, a “Sales Representative”), in the United States pursuant to this Agreement shall be employed by such Party or one of its Affiliates on a full-time basis (or engaged by such Party or one of its Affiliates as an independent contractor in his or her individual capacity) as a member of its oncology sales force or hospital-based sales force that visits targeted prescribers.

5.13.2               [**].

5.13.3               Pharmacyclics and JBI shall each ensure that its and its Affiliates’ Sales Representatives do not make any representation, statement, warranty or guaranty with respect to the Product that is not consistent with the applicable, current package insert of prescribing information or other documentation accompanying or describing a Product, including mutually approved limited warranty and disclaimers, if any.  Pharmacyclics and JBI shall each ensure that its and its Affiliates’ Sales Representatives do not make any statements, claims or undertakings to any person with whom they discuss or promote the Products that are not consistent with, nor provide or use any labeling, literature or other materials other than, those Promotional Materials currently approved for use by the JCC in the United States.  If at any time the JCC no longer approves the use of specified Promotional Materials in the United States, each Party shall immediately take action to remove the Promotional Materials from use by its and its Affiliates’ Sales Representatives in the United States and destroy such materials.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

5.13.4               Pharmacyclics and JBI shall each cause its and its Affiliates’ Sales Representatives to comply with applicable Laws and guidelines related to the performance of its obligations hereunder, including the Drug Regulation Laws, the Federal and State Anti-Kickback Statutes and all applicable regulations thereunder, the AMA and PhRMA Guidelines, and all relevant EMA regulations, authorizations and local laws regarding advertisement, sale and promotion of pharmaceutical products as well as any relevant code of practice.

5.13.5               Each Party shall, and shall cause its Affiliates to, maintain records of its Sales Representative activities in the United States and each Party shall allow, and shall cause its Affiliates to allow, representatives of the other Party to inspect such records upon request during normal business hours and upon reasonable prior notice.

ARTICLE VI

MANUFACTURE AND SUPPLY

6.1           Manufacture.

6.1.1             JDC and Working Group Oversight; Efforts.  The JDC, in consultation with the Manufacturing Working Group and the Finance Working Group, shall oversee and have authority regarding CMC Development, establishment of Manufacturing sources and supply chains, and Manufacture of Licensed Compounds and Products in the Field, both in the United States and in the Licensed Territory, subject to the provisions of this ARTICLE VI.  Each of Pharmacyclics and JBI shall use Diligent Efforts to execute and to perform, or cause to be performed through its Affiliates and Subcontractors, the Manufacturing activities assigned to it in this Agreement and by the JDC, and to cooperate with the other Party in carrying out such Manufacturing activities.

6.1.2             Manufacturing Principles.  The following shall apply with respect to the Manufacture of Licensed Compounds and Products in accordance with this Agreement:

(a)         The Manufacture of each Product under this Agreement for the United States and the License Territory shall be conducted using a single, harmonized Manufacturing process, utilizing a single global formulation for such Product, except to the extent that the JDC or Manufacturing Working Group approves Manufacturing process differences between manufacturing sites or approves differences between Products for different countries.  The Parties anticipate they will attempt to improve continuously any such Manufacturing process.

(b)         The Parties will share responsibility for Manufacturing the Parties’ worldwide requirements of API (as defined below) of Licensed Compounds and finished Products in accordance with the terms of this ARTICLE VI.

(c)         Products used in Phase III Clinical Studies shall in each case be subject to release by both Parties, and if the Parties disagree about whether to release any Products for use in Phase III Clinical Studies, then (i) the JDC shall discuss such disagreement, but such Product shall not be released unless both Parties agree, and (ii) either Party may retain an independent laboratory or technical consultant, at its expense, to assist the Parties in identifying the source and basis for different results of the Parties (if applicable), or to help identify any problems resulting in such failure to release that may be remedied in the future; provided, however, that if such an independent laboratory or technical consultant determines that such Products for Phase III Clinical Studies should have been released by both Parties, then the Party that did not agree to release such Products shall bear the reasonable fees of such independent laboratory or technical consultant, but such Products shall not be released.  For clarity, if the JDC does not reach consensus with regard to whether to release any Products for use in Phase III Clinical Studies, such matter shall not be subject to escalation or resolution under Sections 2.6, 13.1 and 13.3.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)         Pharmacyclics has entered into the contracts listed on Schedule 6.1.2 with Third Party contract manufacturers in connection with the Manufacture of API of Licensed Compounds and finished Products (the “Existing Manufacturing Contracts”).  During the Initial Manufacturing Period (as defined below), the Parties will reasonably cooperate to oversee CMC Development activities and to establish an independent supply chain for the Manufacture of API and finished Products (subject to oversight and management of the Manufacturing Working Group and JDC as set forth herein).  During the Initial Manufacturing Period, (A) JBI will use Diligent Efforts to assist Pharmacyclics in overseeing the Manufacture and supply of API of Licensed Compounds and finished Products under the Existing Manufacturing Contracts and in resolving Manufacturing issues, if any, that arise in connection therewith, and (B) Pharmacyclics will keep JBI fully informed of the status of Manufacturing activities undertaken by Pharmacyclics’ Third Party contract manufacturers, will reasonably consider all advice and suggestions by JBI in connection with such Manufacturing activities, and shall accept all such suggestions during the Initial Manufacturing Period that are not commercially unreasonable.  Following the Initial Manufacturing Period, Pharmacyclics will have the right and responsibility to manage and control its supply chain in connection with fulfilling the responsibilities for the Manufacture of API of Licensed Compounds and finished Products assigned to Pharmacyclics under this Agreement or by the JDC.  Until Second Chain API Validation (as defined below) with respect to a Licensed Compound, Pharmacyclics shall use Diligent Efforts to supply API of such Licensed Compound pursuant to Section 6.4.1, and until Second Chain Finished Product Validation with respect to a Product, Pharmacyclics shall use Diligent Efforts to supply such finished Product pursuant to Section 6.5.1, in each case from Pharmacyclics’ supply chain (regardless of location) and subject to reasonable advance notice and compliance with the applicable forecasting requirements and other requirements of Pharmacyclics’ agreement with the applicable Third Party contract manufacturer(s).

(e)         Unless otherwise agreed by the Parties, JBI shall establish a second, independent supply chain for the Manufacture and supply of API of each Licensed Compound and each finished Product, which supply chain will be controlled and managed by JBI (subject to oversight and management of the JDC as set forth herein).  JBI shall use Diligent Efforts to promptly establish such supply chains, and to establish such supply chains in time to fulfill its responsibilities under this Agreement to Manufacture and supply API of Licensed Compound to Pharmacyclics for use in manufacturing Commercial Supply for the United States.  Until Second Chain API Validation and Second Chain Finished Product Validation, JBI will keep Pharmacyclics fully informed of the status of Manufacturing activities undertaken in connection with establishment of the relevant supply chain, and Manufacturing activities performed by or using the relevant supply chain, and will reasonably consider all advice and suggestions by Pharmacyclics in connection with such Manufacture.  JBI will have the right and responsibility to manage and control such second supply chain in connection with fulfilling the responsibilities for the Manufacture of API of Licensed Compounds and finished Products assigned to JBI under this Agreement or by the JDC.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(f)         For purposes of this Agreement:

(i)           “API” means active pharmaceutical ingredient.

(ii)           “Clinical Supply” means quantities of a Licensed Compound or Product Manufactured for Clinical Studies and Development activities conducted by the Parties in accordance with the GDP.

(iii)           “Commercial Supply” means quantities of a Licensed Compound or Product Manufactured for Commercialization in the United States and in the License Territory by the Parties in accordance with the U.S. Commercialization Plan and License Territory Commercialization Plan.

(iv)           “First Chain API Validation” means, with respect to a Licensed Compound, the successful Validation and release by Pharmacyclics (or its Affiliate , designated representative or Manufacturing Subcontractor) of a third batch of API of such Licensed Compound using Pharmacyclics’ independent supply chain described in Section 6.1.2(d).

(v)           “First Chain Finished Product Validation” means, with respect to a Product, the successful Validation and release by Pharmacyclics (or its Affiliate, designated representative or Manufacturing Subcontractor) of a third batch of such finished Product using Pharmacyclics’ independent supply chain described in Section 6.1.2(d).

(vi)           “Initial Manufacturing Period” means, (A) with respect to a Licensed Compound, the period beginning on the Effective Date and ending on the date of First Chain API Validation or, (B) with respect to a Product, the period beginning on the Effective Date and ending on the date of First Chain Finished Product Validation.

(vii)           “Second Chain API Validation” means, with respect to a Licensed Compound, the successful Validation and release by JBI (or its Affiliate , designated representative or Manufacturing Subcontractor) of a third batch of API of such Licensed Compound using the second, independent supply chain established by JBI pursuant to Section 6.1.2(e).

(viii)           “Second Chain Finished Product Validation” means, with respect to a Product, the successful Validation and release by JBI (or its Affiliate, designated representative or Manufacturing Subcontractor) of a third batch of such finished Product using the second, independent supply chain established by JBI pursuant to Section 6.1.2(e).

(ix)           “Validation” means the documented evidence that provides a high degree of assurance that a specific process will consistently meet its pre-determined specifications and quality attributes.  Validation work (e.g., for methods, cleaning and processes) is performed under a pre-approved protocol with pre-approved specifications and criteria.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.1.3             Right to Subcontract Manufacturing Activities.  Each Party is permitted to use one or more of its Affiliates to perform its Manufacturing activities undertaken in accordance with this Agreement, the API Supply Agreement or any Supply Agreement.  Neither Party (nor their Affiliates) may subcontract to a Third Party the performance of any Manufacturing activities undertaken in accordance with this Agreement, the API Supply Agreement or any Supply Agreement, other than to an individual engaged by a Party or its Affiliate in its normal course of business (a “Manufacturing Subcontract”), except in accordance with the following terms and conditions:

(a)         Neither Party (nor their Affiliates) may subcontract any of its obligations with respect to the oversight and management of Manufacturing activities under the Global Development Plan, the U.S. Commercialization Plan or the License Territory Commercialization Plan, or its participation on the JSC, JDC or any Working Groups.

(b)         Before entering into a Manufacturing Subcontract with a Third Party, the subcontracting Party (or Affiliate of a Party) shall first notify the JDC of the Manufacturing activities to be subcontracted, the name of the proposed Third Party subcontractor and information regarding such Third Party’s relevant experience and qualifications and the proposed fees or costs to be paid to such Third Party.  The JDC, in consultation with the Manufacturing Working Group and the Finance Working Group, shall be given a reasonable opportunity to review and discuss the proposal.  If, following such discussion, a Party (or its Affiliate) still desires to subcontract the performance of Manufacturing activities hereunder to one or more Third Parties, it may proceed to do so, subject to compliance with this Section 6.1.3(b).  Prior to entering into any Manufacturing Subcontract which the subcontracting Party or its Affiliate anticipates at time of execution will entail payments to the Subcontractor in excess of [**] with respect to subcontracted Manufacturing activities under this Agreement (a “Material Manufacturing Subcontract”), the subcontracting Party shall obtain the JDC’s approval, not to be unreasonably withheld, of use of the proposed Third Party subcontractor to conduct the Manufacturing activities proposed to be subcontracted; provided, however, that (i) JBI may from time to time, and shall within five Business Days after a request from Pharmacyclics, provide Pharmacyclics a list of all Third Party subcontractors that are used by JBI or its Affiliates or that JBI has approved for use by JBI or its Affiliates in conducting Manufacturing activities of the type that are (or which Pharmacyclics anticipates will be) allocated to Pharmacyclics under this Agreement, the GDP, the U.S. Commercialization Plan or the License Territory Commercialization Plan (each such Third Party a “Preferred Manufacturing Subcontractor,” and such list the “Preferred Manufacturing Subcontractor List”), and  approval of the JDC shall not be required where the Subcontractor is included on the  most recent Preferred Subcontractor List provided from JBI to Pharmacyclics.  In addition, prior approval of the JDC shall not be required with respect to renewal or extension of any of Pharmacyclics’ Existing Manufacturing Subcontracts (including any new contract with any counterparty to an Existing Manufacturing Contract to provide for late stage clinical supply or commercial supply where the Existing Manufacturing Contract is for early stage clinical supplies or clinical supplies).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)         Neither Party (nor its Affiliates) will enter into a Manufacturing Subcontract with a Third Party that has been debarred, or is subject to debarment, pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or that is the subject of a conviction described in such section.

(d)         Each Manufacturing Subcontract with a Third Party must be in writing.  A Third Party subcontractor who is a party to a Subcontract is referred to in this Agreement as a “Manufacturing Subcontractor” with respect to the particular Manufacturing activities covered by such Subcontract.  Neither Party, nor their Affiliates, shall enter into any Manufacturing Subcontract with respect to Licensed Compounds or Products after the Effective Date except in compliance with the terms of this Section 6.1.3.  Each Subcontract shall contain terms consistent with the terms and conditions of this Agreement, and shall contain reasonable and customary confidentiality provisions.  In addition, unless otherwise agreed to by the Parties, each Manufacturing Subcontract shall grant the subcontracting Party a royalty-free, worldwide, sublicenseable license under any Know-How or Patent Rights used by the Subcontractor to Manufacture the Licensed Compound or Products, and the subcontracting Party and its Affiliates shall use reasonable efforts to obtain a requirement in each Manufacturing Subcontract for the Manufacturing Subcontractor to permit, and reasonably cooperate to facilitate, the transfer of any such Know-How between the Parties or their Affiliates or designated Third Party contract manufacturers.  The JDC shall have the right to oversee the performance of Subcontractors, and each Party shall have the right to audit the performance of the Subcontractors of the other Party and its Affiliates.

(e)         The subcontracting Party (or Party whose Affiliate enters into a Subcontract) shall remain liable under this Agreement for the performance of all its obligations under this Agreement and shall be responsible for and liable for compliance by its Affiliates and Subcontractors with the applicable provisions of this Agreement.

6.1.4             Manufacturing Requirements.  The Manufacturing Working Group may develop, and the JDC shall approve, standards applicable to the Parties’ and their Affiliates’ performance of Manufacturing activities in accordance with this Agreement, the API Supply Agreement or any Supply Agreement.  The Parties and their Affiliates shall perform each such Manufacturing activity it undertakes in accordance with the applicable standards approved by the JDC.  The Parties may review and discuss each Party’s (and its Affiliates’) performance against such standards at each meeting of the JDC.  If the JDC determines that a Party or its Affiliate has failed to comply with such standards and such failure could adversely affect the Development or Commercialization of any Product in the Field, or if the JDC does not agree and one Party believes such is the case, the JDC shall (or such Party may) so notify the JSC and the JSC shall discuss whether any remedial action is desirable.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.2           Technology Transfer.  Upon JBI’s request, Pharmacyclics shall facilitate an initial transfer to JBI’s Subcontractor(s) (or, if applicable, to JBI or it Affiliate) of Know-How related to the Manufacture of Licensed Compounds and Products from Pharmacyclics and the Third Parties under the Existing Manufacturing Contracts so that JBI’s Subcontractors (or, if applicable, JBI or its Affiliate) may undertake Manufacture of Licensed Compounds and Products.  Throughout the Term, the Parties shall cooperate (and cause their Affiliates and any Third Party contract manufacturers to cooperate) to facilitate the on-going transfer of Manufacturing Know-How related to the Licensed Compounds and Products between the Parties to allow both Parties (or their Third Party contract manufacturers or Affiliates, as applicable) to use such Manufacturing Know-How in the Manufacture Licensed Compounds and Products, and to facilitate communication of changes, improvements or modifications related to the Manufacture of Licensed Compounds and Products.  All such technology transfer and related communication shall be overseen and facilitated by the Manufacturing Working Group.  The provisions of this Section 6.2 are subject to, and are not intended to modify or expand, the license grants set forth in Sections 3.1 and 3.2.

6.3           CMC Development.  Allocation of responsibility to perform CMC Development for each Licensed Compound and Product (and each formulation and dosage form thereof) shall be allocated as determined by the JDC.  Until Second Chain API Validation or Second Chain Finished Product Validation, Pharmacyclics shall use Diligent Efforts to conduct (or have conducted) the Validation of the applicable Manufacturing processes in accordance with the GDP, subject to participation and involvement of JBI during the Initial Manufacturing Period as provided in Section 6.1.2(d).  Each Party shall participate, through its representatives on the Manufacturing Working Group and the JDC, in decision-making with regard to CMC Development activities related to new formulations or dosage forms for Products (including development of a tablet form) and of associated Manufacturing processes, which activities shall be conducted in accordance with the approved Global Development Plan.

6.4           API Supply.

6.4.1             Prior to API Validation.  Until Second Chain API Validation with respect to a Licensed Compound, the supply chain managed and overseen by Pharmacyclics (in cooperation with JBI during the Initial Manufacturing Period) shall be used to Manufacture API of such Licensed Compound for Clinical Supply (and, if applicable, for Commercial Supply).  The Parties shall reasonably cooperate, under the oversight and management of the JDC and Manufacturing Working Group, to accommodate forecasting and/or timelines for advance ordering in connection with Clinical Supply (and, if necessary, to coordinate timing and planning with respect to Commercial Supply prior to Second Chain API Validation in order to minimize delays and otherwise facilitate supply for the United States and the License Territory).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.4.2             After API Validation.  After Second Chain API Validation with respect to a Licensed Compound, (i) the Parties will share responsibility for Manufacturing and supplying API of such Licensed Compound for use in finished Products for Clinical Supply as determined by the JDC, (ii) JBI shall be responsible for Manufacturing and supplying [**] and (iii) Pharmacyclics shall be responsible for Manufacturing and supplying [**].  Prior to Second Chain API Validation with respect to a Licensed Compound, the Parties shall negotiate in good faith and seek to enter into an API supply agreement (the “API Supply Agreement”) and a quality agreement (the “API Quality Agreement”) with respect to the Manufacture and supply of API of such Licensed Compound after Second Chain API Validation in accordance with this Section 6.4.2, which API Supply Agreement and API Quality Agreement shall be on terms consistent with this Agreement and shall contain other mutually agreed terms that are reasonable and customary for these types of agreements.  If the Parties deem appropriate, the API Supply Agreements may be integrated into a single global supply agreement between the Parties or their Affiliates and the API Quality Agreements may be integrated into a single global quality agreement. Upon either Party’s request, the other Party shall provide reasonable assistance in support and facilitation of the requesting Party’s efforts to Manufacture API for Licensed Products under this Agreement and secure appropriate Product Manufacturing arrangements with Third Parties.

6.4.3             Supply Costs.  The Supply Costs of Manufacturing and supplying API of Licensed Compound for Clinical Supply shall be treated as Development Costs and shared by the Parties in accordance with Section 4.5.  The Supply Costs of Manufacturing and supplying API of Licensed Compounds for Commercial Supply shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, provided in the Financial Exhibit.

6.5           Finished Product Supply.

6.5.1             Prior to Second Chain Finished Product Validation.  Until Second Chain Finished Product Validation with respect to a Product, the supply chain managed and overseen by Pharmacyclics (in cooperation with JBI during the Initial Manufacturing Period) shall be used to Manufacture such finished Product for Clinical Supply (and, if applicable, for Commercial Supply), and for clarity from wherever the facilities in Pharmacyclics’ supply chain may be located.  The Parties shall reasonably cooperate, under the oversight and management of the JDC and Manufacturing Working Group, to accommodate forecasting and/or timelines for advance ordering in connection with Clinical Supply (and, if necessary, to coordinate timing and planning with respect to Commercial Supply prior to Finished Product Validation in order to minimize delays and otherwise facilitate supply for the United States and the License Territory).

6.5.2             Manufacture from API.  After Second Chain Finished Product Validation with respect to a Product, (i) the Parties will share responsibility for Manufacturing finished Products for Clinical Supply as determined by the JDC, (ii) JBI shall be responsible for Manufacturing and supplying [**] using API supplied as set forth in Section 6.4.2, and (iii) Pharmacyclics shall be responsible for Manufacturing and supplying [**] using API supplied as set forth in Section 6.4.2.  The Parties shall negotiate in good faith and seek to enter into one or more supply agreements (each, a “Supply Agreement”) and quality agreements (each, a “Quality Agreement”) with respect to the Manufacture and supply of finished Products in accordance with this Section 6.5.2, which Supply Agreement(s) and Quality Agreement(s) shall be on terms consistent with this Agreement and shall contain other mutually agreed terms that are reasonable and customary for these types of agreements.  If the Parties deem appropriate, the Supply Agreements may be integrated into a single global supply agreement between the Parties or their Affiliates and the Quality Agreements may be integrated into a single global quality agreement.  Upon either Party’s request, the other Party shall provide reasonable assistance in support and facilitation of the requesting Party’s efforts to Manufacture finished Products under this Agreement and secure appropriate Product Manufacturing arrangements with Third Parties.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.5.3             Costs.  The Supply Costs of Manufacturing and supplying finished Products for Clinical Supply shall be treated as Development Costs and shared by the Parties in accordance with Section 4.5.  The Supply Costs of Manufacturing and supplying finished Products for Commercial Supply shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, provided in the Financial Exhibit.

ARTICLE VII

FINANCIAL PROVISIONS

7.1           Upfront Payment. In partial consideration of the rights granted to JBI under this Agreement, JBI shall make a non-refundable, non-creditable payment of [**] to Pharmacyclics within [**] after the Effective Date with respect to the United States and a non-refundable, non-creditable payment of [**] to Pharmacyclics within [**] after the Effective Date with respect to the License Territory.

7.2           Milestone Payments.

7.2.1               Clinical Study Milestones.  JBI shall make the non-refundable, non-creditable payments to Pharmacyclics set forth below not later than [**] after Pharmacyclics delivers an invoice to JBI upon the occurrence of the corresponding milestone event set forth below (each, a “Clinical Study Milestone”):

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Milestone Event	Payment
Dosing of the [**] patient in a Phase III Clinical Study for purposes of seeking Regulatory Approval in the United States or in any Major European Country or in the EMA Territory for a [**] Indication.
[**]
Dosing of the [**] patient in a Phase III Clinical Study for purposes of seeking Regulatory Approval in the United States or in any Major European Country or in the EMA Territory for a [**] Indication.
[**]
Dosing of the [**] patient in a Phase III Clinical Study for purposes of seeking Regulatory Approval in the United States or in any Major European Country or in the EMA Territory for a [**] Indication.
[**]
Dosing of the [**] patient in a Phase III Clinical Study for purposes of seeking Regulatory Approval in the United States or in any Major European Country or in the EMA Territory for a [**] Indication.
[**]
Dosing of the [**] patient in a Phase III Clinical Study for purposes of seeking Regulatory Approval in the United States or in any Major European Country or in the EMA Territory for MM, or for any Solid Tumor Cancer, or for any other Indication that is not an Indication for a Hematological Cancer.
[**]

Each Clinical Study Milestone shall be payable one time only, even if such Clinical Study Milestone occurs for a given Indication with respect to more than one Product (including Combination Products).  Pharmacyclics shall invoice JBI upon the occurrence of each Clinical Study Milestone.  Upon acceptance of filing of an NDA in the U.S. or an MAA in any Major European Country or in the EMA Territory based on efficacy data from a Clinical Study, such Clinical Study shall be deemed a “Phase III Clinical Study for purposes of seeking Regulatory Approval in the United States or in any Major European Country or in the EMA Territory” for purposes of this Section 7.2.1, and the corresponding milestone payment under this Section 7.2.1 with respect to such Clinical Study, if not previously paid, shall become due.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.2               Regulatory Milestones.  JBI shall make the non-refundable, non-creditable payments to Pharmacyclics set forth below not later than [**] after Pharmacyclics delivers an invoice to JBI upon the occurrence of the corresponding milestone event set forth below (each, a “Regulatory Milestone”):

Milestone Event	Payment
Acceptance of filing of an NDA for the Product in the United States for a [**] Indication.	[**]
Acceptance of filing of an MAA for the Product in any Major European Country or in the EMA Territory for a [**] Indication.	[**]
Acceptance of filing of an NDA for the Product in the United States for the [**] Indication.	[**]
Acceptance of filing of an MAA for the Product in any Major European Country or in the EMA Territory for the [**] Indication.	[**]
Acceptance of filing of an NDA for the Product in the United States for the [**] Indication.	[**]
Acceptance of filing of an MAA for the Product in any Major European Country or in the EMA Territory for the [**] Indication.	[**]
Acceptance of filing of an NDA for the Product in the United States for MM, or for any Solid Tumor Cancer, or for any other Indication that is not an Indication for a Hematological Cancer.	[**]
Acceptance of filing of an MAA for the Product in any Major European Country or in the EMA Territory for MM, or for any Solid Tumor Cancer, or for any other Indication that is not an Indication for a Hematological Cancer.
[**]

Each Regulatory Milestone shall be payable one time only, even if such Regulatory Milestone occurs for a given Indication  with respect to more than one Product (including Combination Products).

7.2.3               Approval Milestones.  JBI shall make the non-refundable, non-creditable payments to Pharmacyclics set forth below not later than [**] after Pharmacyclics delivers an invoice to JBI upon the occurrence of the corresponding milestone event set forth below (each, an “Approval Milestone”):

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Milestone Event	Payment
NDA approval of any Product in the United States for a first Indication.	[**]
MAA approval of any Product by the EMA or in a Major European Country for a first Indication.	[**]
NDA approval of any Product in the United States for a second Indication.	[**]
MAA approval of any Product by the EMA or in a Major European Country for a second Indication.	[**]
NDA approval of any Product in the United States for a third Indication.	[**]
MAA approval of any Product by the EMA or in a Major European Country for a third Indication.	[**]
NDA approval of any Product in the United States for MM, or for any Solid Tumor Cancer, or for any other Indication that is not an Indication for a Hematological Cancer.	[**]
MAA approval of any Product by the EMA or in a Major European Country for MM, or for any Solid Tumor Cancer, or for any other Indication that is not an Indication for a Hematological Cancer.	[**]

Each Approval Milestone shall be payable one time only, even if such Approval Milestone occurs for a given Indication with respect to more than one Product (including Combination Products).  Pharmacyclics shall invoice JBI upon the occurrence of each First Commercial Sales Milestone.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.2.4               Certain Interpretation Matters.  For the avoidance of doubt, (i) achievement of the Approval Milestones based on “NDA approval” or “MAA approval” do not require obtaining pricing or reimbursement approvals, (ii) references in Sections 7.2.1, 7.2.2, and 7.2.3 to a [**] Indication in the various tables need not be the same Indications which serve as the [**] Indications for purposes of the milestone tables in other Sections, and (iii)  references in Sections 7.2.1, 7.2.2, and 7.2.3 to a [**] Indications for a given country/territory are references to the first three Indications for the applicable country/region.  By way of example, and not limitation, the [**] Indication with respect to the United States for purposes of Section 7.2.3 might be the [**] Indication with respect to the EMA Territory.

7.3           Pre-Tax Profit or Loss.

7.3.1               U.S. Pre-Tax Profit or Loss.  The Parties shall share in Pre-Tax Profit or Loss in the United States as follows:  Pharmacyclics shall bear (and be entitled to) 50%, and JBI shall bear (and be entitled to) 50%.  Procedures for quarterly reporting of actual results and review and discussion of potential discrepancies, quarterly reconciliation, reasonable forecasting, and other finance and accounting matters, to the extent not set forth in the Financial Exhibit, will be established by the Finance Working Group (the “U.S. Reconciliation Procedures”).  Such procedures will provide the ability to comply with financial reporting requirements of each Party.

7.3.2               License Territory Pre-Tax Profit or Loss.  The Parties shall share in Pre-Tax Profit or Loss in the License Territory as follows: Pharmacyclics shall bear (and be entitled to) 50%, and JBI shall bear (and be entitled to) 50%.  Procedures for quarterly reporting of actual results and review and discussion of potential discrepancies, quarterly reconciliation, reasonable forecasting, and other finance and accounting matters, to the extent not set forth in the Financial Exhibit, will be established by the Finance Working Group (the “License Territory Reconciliation Procedures” and, together with the U.S. Reconciliation Procedures and the Development Reconciliation Procedures, the “Reconciliation Procedures”).  Such procedures will provide the ability to comply with financial reporting requirements of each Party.

7.3.3               Quarterly Reconciliation and Payments.  The Reconciliation Procedures shall provide that within [**] days after the end of each Calendar Quarter, each Party shall submit to the Finance Working Group and the JCC a report, in such reasonable detail and format as is established by the Finance Working Group, of all Net Trade Sales and Allowable Expenses and other amounts necessary to calculate Pre-Tax Profit or Loss for the United States and for the License Territory.  Following receipt of such report, each Party shall reasonably cooperate to provide additional information as necessary to permit calculation and reconciliation of Pre-Tax Profit or Loss for the United States and for the License Territory for the applicable Calendar Quarter, and to confirm that Allowable Expenses are in conformance with the approved U.S. Commercialization Budget or License Territory Commercialization Budget, as applicable.  The Reconciliation Procedures shall provide for the Finance Working Group to develop a written report setting forth in reasonable detail the calculation of Pre-Tax Profit or Loss in the United States and in the License Territory for the applicable Calendar Quarter, amounts owed by Pharmacyclics to JBI or by JBI to Pharmacyclics, as the case may be, as necessary to accomplish the sharing of Pre-Tax Profit or Loss in the United States and in the License Territory for the applicable Calendar Quarter, and to prepare such report promptly following delivery of the reports from the Parties as described above in this Section 7.3.3 and in a reasonable time (to be defined in the Reconciliation Procedures) in advance of applicable payments to accomplish the sharing of Pre-Tax Profit or Loss in the United States and in the License Territory for the applicable Calendar Quarter.  Payments to reconcile Pre-Tax Profit or Loss in the United States and the License Territory, and Development Costs, shall be paid within [**] days after the end of each Calendar Quarter.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.3.4               Monthly Revenue Updates.  The Reconciliation Procedures shall also provide for each Party (a) to keep the other informed as to Net Trade Sales on a regular, ongoing basis, with respect to Net Trade Sales levels in the United States, the Major European Countries, Japan and the BRIC countries (taking into account the reasonable needs of each Party to have such information while avoiding an unreasonable burden on the other Party to collect such information),  (b) to provide for monthly reporting of Net Trade Sales totals for each calendar month and (c) to keep the other informed as to forecast Pre-Tax Profit or Loss in accordance with the next sentence of this Section 7.3.4.  Together with such monthly reporting of Net Trade Sales totals, each Party will provide updated forecasts of Pre-Tax Profit or Loss for the current Calendar Quarter that such Party may then have available, which forecasts shall be prepared in accordance with such Party’s internal policies and procedures (provided, for clarity, that neither Party shall be obligated to create such updated forecasts of Pre-Tax Profit or Loss more often than quarterly).

7.4           Blocking Third Party Patent Rights.  If, during the Term, a Party determines, in its reasonable judgment, that it is necessary to obtain rights under any Blocking Third Party Patent Rights in order to Develop, Manufacture or Commercialize the Product in the Field in accordance with this Agreement, said Party shall promptly notify the other Party, and the Parties shall discuss such matter, including whether a license under such Blocking Third Party Patent Rights would be desirable, and discussion of which Party should obtain such a license, and upon request of either Party shall seek the advice of mutually agreed joint patent counsel and reasonably take into account such counsel’s opinion.  In the event that the Parties do not agree, the notifying Party or its Affiliate shall thereafter have the right to (i) obtain a sublicenseable license under such Blocking Third Party Patent Rights from the relevant Third Party or (ii) acquire such Blocking Third Party Patent Rights from the relevant Third Party.  Any amounts paid to any Third Party to license or acquire any Blocking Third Party Patent Rights shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, to the extent provided in the Financial Exhibit only to the extent such payments are attributable to Products in the Field, and only if the Parties agree the license under such Blocking Third Party Patent Rights is desirable, or the JDC otherwise approves a Party’s license or acquisition of such Blocking Third Party Patent Rights and inclusion of such payments in determining Pre-Tax Profit or Loss.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.5           Existing Third Party Agreement Payments.  Payments under the Existing Third Party Agreements incurred after the Effective Date that are attributable and allocable to the  activities undertaken by the Parties in accordance with this Agreement (“Existing Third Party Agreement Payments”) shall be included as Allowable Expenses in determining Pre-Tax Profit or Loss as provided in the Financial Exhibit.  In the event that Pharmacyclics proposes to terminate or reduce the amount of any Existing Third Party Agreement Payments by making a payment to the counter-party to such Existing Third Party Agreement, it shall first discuss such proposal with JBI; and if Pharmacyclics in fact makes such a payment to terminate or reduce the amount of any Existing Third Party Agreement Payments (such payment, a “Buy Out Payment”) and JBI does not agree, within 90 days after Pharmacyclics notifies JBI that Pharmacyclics has made such a Buy Out Payment, to pay (and then promptly pay) to Pharmacyclics [**] (or, if applicable, the portion described in the following sentence) of such Buy Out Payment made by Pharmacyclics, then one-half of the amount by which the Existing Third Party Agreement Payments were reduced (the “Terminated Royalty Amounts”) shall instead be paid to Pharmacyclics by JBI.  Such payments to Pharmacyclics shall be excluded from Allowable Expenses and not taken into account in calculating Pre-Tax Profit or Loss, and the amount to be paid to Pharmacyclics with respect to a particular Calendar Quarter shall be paid to Pharmacyclics concurrently with the reconciliation payment under Section 7.3 for such Calendar Quarter.  In the event that such a Buy Out Payment is made by Pharmacyclics in connection with rights for compounds or products other than Licensed Compounds or Product, the percentage of such Buy Out Payment to be paid by JBI would be [**] of that portion of the Buy Out Payment that is fairly attributable and allocable to rights for Licensed Compounds and Products as of the date of the Buy Out Payment, as mutually agreed by the Parties within such [**], and upon request, Pharmacyclics shall provide to JBI a valuation prepared by a mutually acceptable independent Third Party with competent expertise to determine the portion of the Buy Out Payment that is fairly attributable and allocable to rights for Licensed Compounds and Products for such purpose (with the Out-of-Pocket Costs paid to such Third Party for such purpose, to be included as Development Costs).  To the extent Pharmacyclics makes a Buy Out Payment in the form of shares of Pharmacyclics common stock, and JBI agrees to pay [**] of the Buy Out Payment in accordance with the foregoing, then the amount of the Buy Out Payment paid in shares of Pharmacyclics common stock shall be calculated based on the closing price of Pharmacyclics common stock on the date such shares are issued to the counter-party to such Existing Third Party Agreement, and JBI shall pay such amounts to Pharmacyclics in cash.

7.6           Audits.  Each Party and its Affiliates shall keep complete and accurate records of the items underlying Development Costs, Allowable Expenses, Other Income, Net Trade Sales, payments under Existing Third Party Agreements, Blocking Third Party Patent Costs  and the other elements required to prepare the reports or calculate payments required by Sections 4.5.3, 4.5.4, 7.3, 7.4 and 7.5 and the Reconciliation Procedures, and any other payments under this Agreement.  Each Party will have the right annually at its own expense to have an independent, certified public accountant, selected by such Party and reasonably acceptable to the other Party, review any such records of the other Party and its Affiliates in the location(s) where such records are maintained by the other Party or its Affiliates upon [**] days prior written notice and during regular business hours and under obligations of confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 4.5.4, 7.3, 7.4 and 7.5 and the Reconciliation Procedures, and any other payments due under this Agreement, within the prior 36 month period.  If the review of such records reveals that the other Party has failed to accurately report information pursuant to Section 4.5.3, 4.5.4, 7.3, 7.4 and 7.5, or the Reconciliation Procedures, or make any payment (or portion thereof) required under this Agreement, then the other Party shall promptly pay to the auditing Party any underpaid amounts due under Sections 4.5.4, 7.3, 7.4 and 7.5, or the Reconciliation Procedures, or otherwise due under this Agreement, together with interest calculated in the manner provided in Section 7.11.  If any such discrepancies are an underpayment of amounts due under this Agreement greater than [**] of the amounts actually due for any Calendar Year the other Party shall pay all reasonable costs incurred in conducting such review.  Once a Party has conducted a review and audit of the other Party pursuant to this Section 7.6 in respect of any given period, it may not subsequently re-inspect the other Party’s or its Affiliates’ records in respect of such period, unless a subsequent audit of a separate reporting period uncovers fraud on the part of the audited Party that is reasonably expected to have been occurring during the prior audited period.  For clarity, however, if a discrepancy is identified by the accountant during the course of an audit and the Parties do not agree upon a resolution of such discrepancy, then the auditing Party’s accountant may re-inspect the books and records to the extent reasonably relevant to resolving such discrepancy.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.7               Tax Matters.

7.7.1               Each Party will make all payments to each other under this Agreement without deduction or withholding for Taxes (as that term is defined in Section 7.7.5 below) except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

7.7.2               Any Tax required to be withheld on amounts payable under this Agreement will promptly be paid by the Party making the payment (the “Payor”) on behalf of the Party receiving the payment (the “Payee”) to the appropriate Governmental Authority, and Payor will furnish Payee with proof of payment of such Tax.  Any such Tax required to be withheld will be an expense of and borne by Payee.

7.7.3               The Parties will cooperate with respect to all documentation required by any taxing authority or reasonably requested by either Party to secure a reduction in the rate of applicable withholding Taxes.

7.7.4               If Payor had a duty to withhold Taxes in connection with any payment it made to Payee under this Agreement but Payor failed to withhold, and such Taxes were assessed against and paid by Payor, then Payee will indemnify and hold harmless Payor from and against such Taxes.  If Payor makes a claim under this Section 7.7.4, it will comply with the obligations imposed by Section 7.7.2 as if Payor had withheld Taxes from a payment to Payee.

7.7.5               For purposes of this Section 7.7 and the following Section 7.8, “Tax” or “Taxes” means any present or future taxes, levies, imposts, duties, charges, assessments or fees of any nature (including interest, penalties and additions thereto).

7.8               Tax Returns.

7.8.1               To the extent attributable to any activities in the United States, the Parties hereby agree to treat the activities giving rise to Pre-Tax Profit or Loss in the United States as a partnership (the “US Territory Partnership”) for U.S. Federal and State Income Tax purposes  upon NDA approval of any Product in the United States for a first Indication. JBI shall act as the tax matters partner (the “Tax Matters Partner” or the “TMP”) within the meaning of Section 6231 of the Internal Revenue Code of 1986 for the US Territory Partnership.  The designation of TMP for such partnership will be effective only for activities conducted by the Parties pursuant to this Section 7.8.1.  In performing its responsibilities, the TMP shall consider the interests and requests of both Parties, and except as noted in 7.8.3 below, the TMP will not make any tax elections or take any other material actions affecting tax matters of the US Territory Partnership without obtaining the prior written concurrence of Pharmacyclics, with any disagreements over tax matters resolved by the JSC, subject to the provisions of ARTICLE XIII.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.8.2               To the extent attributable to any activities in the License Territory, the Parties hereby agree to treat the activities giving rise to Pre-Tax Profit or Loss in the License Territory as a partnership (the “License Territory Partnership”) for U.S, Federal and State Income Tax purposes upon MAA approval of any Product by the EMA or in a Major European Country for a first Indication.  For the avoidance of doubt, the License Territory Partnership shall be a separate and distinct partnership from the US Territory Partnership.  JBI shall act as the TMP for the License Territory Partnership.  The designation of TMP for such partnership will be effective only for activities conducted by the Parties pursuant to this Section 7.8.2.  In performing its responsibilities, the TMP shall consider the interests and requests of both Parties, and except as noted in 7.8.3 below, the TMP will not make any tax elections or take any other material actions affecting tax matters of the License Territory Partnership without obtaining the prior written concurrence of Pharmacyclics, with any disagreements over tax matters resolved by the JSC, subject to the provisions of ARTICLE XIII.

7.8.3               The Parties hereby agree that [**] pursuant to this Agreement (including but not limited to amounts incurred by JBI pursuant to Sections 7.1 and 7.2 of this Agreement) shall be deductible or amortizable solely by JBI.  All Tax returns reflecting any such amounts shall be filed (and any available elections to effect such intent, including a remedial allocation election, shall be made) consistent with the foregoing.

7.8.4               For every other purpose besides the preparation and reporting of U.S. partnership income tax returns, the Parties understand and agree that their legal relationship to each other under applicable Law with respect to all activities is as set forth in Section 14.8 of this Agreement.

7.9           Currency Exchange.

7.9.1               Currency of Payments.  All payments under this Agreement shall be paid in U.S. Dollars, (unless Pharmacyclics elects otherwise pursuant to Section 7.9.2(c)), by wire transfer to an account designated by the receiving Party (which account the receiving Party may update from time to time in writing).  If Pharmacyclics elects to receive payments in EURO pursuant to Section 7.9.2(c), any payment for the License Territory under Section 7.3 will be paid in EURO.

7.9.2               Currency Conversion.  If any amounts that are relevant to the determination of amounts to be paid under this Agreement or any calculations to be performed under this Agreement are received or paid in a currency other than U.S. Dollars, then such amounts shall be converted to their U.S. Dollar equivalent as follows (unless otherwise elected by Pharmacyclics pursuant to Section 7.9.2(c):

(a)         JBI will notify Pharmacyclics in writing of Johnson & Johnson’s Currency Hedge Rate for a given Calendar Year in advance of such Calendar Year, within ten business days after the Currency Hedge Rate(s) are available from the GTSC or its Affiliates, which is customarily at the end of November of the preceding Calendar Year.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         Unless Pharmacyclics notifies JBI in writing no later than [**] calendar months in advance of a given Calendar Year  that Pharmacyclics elects to have the method set forth in Section 7.9.2(c) below apply with respect to currency conversion for the applicable Calendar Year, then:  (A) the Currency Hedge Rate(s) as provided in the notice to Pharmacyclics will remain constant throughout the applicable Calendar Year; and (B) JBI shall use such Currency Hedge Rate(s) to convert non-U.S. Dollar amounts to U.S. Dollars for the purpose of calculating Pre-Tax Profit or Loss for, and Development Costs incurred during, each Calendar Quarter in the applicable Calendar Year.

(c)         If Pharmacyclics notifies JBI in writing no later than [**] calendar months in advance of a given Calendar Year that Pharmacyclics elects to have the method set forth in this Section 7.9.2(c) apply with respect to currency conversion for the applicable Calendar Year, then:  (A) such amounts shall be converted to EURO based on the Monthly Johnson & Johnson  P&L Rates utilized in JBI’s customary and usual procedures for public financial reporting purposes; (B) JBI shall supply Pharmacyclics with the Monthly Johnson & Johnson P&L Rates within 30 days after the end of each Calendar Quarter; and (C) JBI shall give Pharmacyclics prompt written notice of any changes to Johnson & Johnson’s customary and usual procedures for currency conversion, which shall only apply after such notice has been delivered and provided that such changes continue to maintain a set methodology for currency conversion.

7.10           Blocked Payments.  In the event that, by reason of applicable Laws in any country, it becomes impossible or illegal for JBI or its Affiliate or Sublicensee to transfer, or have transferred on its behalf, payments to Pharmacyclics, JBI shall promptly notify Pharmacyclics of the conditions preventing such transfer and such distribution fees or other payments shall be deposited in local currency in the relevant country to the credit of Pharmacyclics in a recognized banking institution designated by Pharmacyclics or, if none is designated by Pharmacyclics within a period of 30 days, in a recognized banking institution selected by Pharmacyclics or its Affiliate or Sublicensee, as the case may be, and identified in a notice given to Pharmacyclics.

7.11           Late Payments.  If either JBI or Pharmacyclics shall fail to make a timely payment pursuant to Section 4.5.4, 7.2, 7.3 or any other provisions of this Agreement, any such payment that is not paid on or before the date such payment is due under this Agreement shall bear interest at the average one-month European Interbank Offered Rate (EURIBOR) for the EURO or London Interbank Offered Rate (LIBOR) for U.S. Dollars as reported from time to time in the Wall Street Journal plus [**] but in no event higher than the highest rate permissible under Law, effective for the first date on which payment was delinquent and calculated on the number of days such payment is overdue.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

7.12           Reporting.  For all financial budgeting and actual reporting requirements, the Johnson & Johnson Universal Calendar attached hereto as Exhibit A will be used to establish monthly, quarterly and annual time periods.  This requirement would relate to Net Trade Sales reporting, distribution fee calculations, expense recognition, Development Cost reporting, and Pre-Tax Profit or Loss reporting.  JBI will notify Pharmacyclics of any change in the Johnson & Johnson Universal Calendar.

7.13           Resolution of Financial Disputes.  In the event there is a dispute, claim or controversy relating to any financial obligation by one Party to the other Party pursuant to this Agreement, such Party shall provide such other Party with a written notice setting forth in reasonable detail the nature and factual basis for such good-faith dispute and each Party agrees that it shall seek to resolve such dispute within [**] Business Days of the date such written notice is received.  In the event that no such resolution is reached by the Parties, the dispute shall be resolved through the procedures set forth in Section 13.4.

ARTICLE VIII

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION AND RELATED MATTERS

8.1           Ownership of Inventions.

8.1.1               Sole Inventions.  Each Party (or its Affiliate) shall exclusively own all inventions conceived solely by such Party and its Affiliates, and their employees, agents and consultants in the course of such Party’s and its Affiliates’ performance of Development, Manufacturing or Commercialization activities under this Agreement (“Sole Inventions”).  Sole Inventions conceived solely by JBI or its Affiliates or any of their employees, agents and consultants are referred to herein as “JBI Sole Inventions”.  Sole Inventions conceived solely by Pharmacyclics or its Affiliates or any of their employees, agents and consultants are referred to herein as “Pharmacyclics Sole Inventions”.

8.1.2               Joint Inventions.  The Parties or their Affiliates shall jointly own all inventions conceived jointly by employees, agents and consultants of JBI and its Affiliates, on the one hand, and employees, agents and consultants of Pharmacyclics and its Affiliates, on the other hand, in the course of performing Development, Manufacturing or Commercialization activities under this Agreement, on the basis of each Party having an undivided interest in the whole (“Joint Inventions”).

8.1.3               Inventorship.  For purposes of determining whether an invention is a JBI Sole Invention, a Pharmacyclics Sole Invention or a Joint Invention, questions of inventorship shall be resolved in accordance with United States patent laws.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.2           Prosecution and Maintenance of Patent Rights Globally.

8.2.1               [**] Prosecution.  [**] or its Affiliate shall have the first right, using outside legal counsel selected by Pharmacyclics and mutually acceptable to each Party, to prepare, file, prosecute, validate, maintain and extend (pursuant to instruction from [**] as set forth in Section 8.6) the Pharmacyclics Patent Rights and Joint Patent Rights on a global basis.  Within [**] after the Effective Date, Pharmacyclics shall provide JBI with copies of the prosecution histories of the Pharmacyclics Patent Rights, and shall thereafter promptly provide JBI with copies of all correspondence to or from the USPTO, EPO and equivalent patent offices in foreign jurisdictions, relating to the Pharmacyclics Patent Rights and Joint Patent Rights, [**].  [**] or its Affiliate shall take into account and consider [**] and its Affiliates’ reasonable interests (regarding Licensed Compounds and Products in the Field) and requests regarding the filing, prosecution and maintenance of Patent Rights under this Section 8.2.1.  If [**] or its Affiliate, prior or subsequent to filing patent applications, elects not to file, prosecute or maintain such patent applications or ensuing patents within the Pharmacyclics Patent  Rights, to the extent the same pertain to Licensed Compounds or Products within the Field, [**] shall give [**] notice thereof within a reasonable period prior to allowing such patent applications or patents to lapse or become abandoned or unenforceable, and [**] or its Affiliate shall thereafter have the right, but not the obligation, to prepare, file, prosecute and maintain patent applications and patents concerning all such inventions and discoveries, to such extent.  In the event that [**] or its Affiliate assumes responsibility for such Pharmacyclics Patent Rights pursuant to this Section 8.2.1, [**] and its Affiliates shall reasonably cooperate with JBI in maintaining and prosecuting such Patent Rights.

8.2.2               [**] Prosecution.  [**] shall have the first right, using in-house or outside legal counsel selected by [**] and mutually acceptable to each Party, to prepare, file, prosecute, validate, maintain and extend the JBI Patent Rights on a global basis.  JBI shall promptly provide Pharmacyclics with copies of all correspondence to or from the USPTO, EPO and equivalent patent offices in foreign jurisdictions, relating to all JBI Patent Rights, if any, directed to the composition or manufacture, or use in the Field, of Licensed Compounds or Products.  [**] shall take into account and consider [**] and its Affiliates’ reasonable interests (regarding Licensed Compounds and Products in the Field) and requests regarding the filing, prosecution and maintenance of Patent Rights under this Section 8.2.2.  If JBI or its Affiliate, prior or subsequent to filing patent applications, or requests to obtain patent extensions or SPCs, on any JBI Patent Rights, elects not to file, prosecute or maintain such patent applications or ensuing patents within the JBI Patent Rights, to the extent the same pertain to Licensed Compounds or Products within the Field, [**] shall give [**] notice thereof within a reasonable period prior to allowing such patent applications or patents to lapse or become abandoned or unenforceable, and [**] or its Affiliate shall thereafter have the right, but not the obligation, to prepare, file, prosecute and maintain patent applications and patents concerning all such inventions and discoveries, to such extent.  In the event that [**] or its Affiliate assumes responsibility for such JBI Patent Rights pursuant to this Section 8.2.2, JBI and its Affiliates shall reasonably cooperate with [**] in maintaining and prosecuting such Patent Rights.

8.2.3               Maintenance and Prosecution Costs.  All reasonable Patent Costs incurred by the Parties and their respective Affiliates with respect to Pharmacyclics Patent Rights, JBI Patent Rights and Joint Patent Rights that exclusively Cover the Licensed Compounds or Products shall be equally shared by the Parties; [**] (the “Shared Patent Costs”).  A Party may elect not to be responsible for prospective Patent Costs with respect to Joint Patent Rights, Pharmacyclics Patent Rights or JBI Patent Rights in the Field for which it would otherwise be obligated to reimburse the other Party under this Section 8.2.3 by giving the other Party [**] prior written notice of such election identifying the specific Joint Patent Rights, Pharmacyclics Patent Rights or JBI Patent Rights to which such election pertains, in which event:  [**].

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.2.4               Cooperation.  Each Party agrees to reasonably cooperate, and to cuase its Affiliates to cooperate, with the other with respect to the preparation, filing, prosecution, validation, extension (pursuant to Section 8.6) and maintenance of Patent Rights pursuant to this Section 8.2.  The Party responsible for preparing, filing, prosecuting or maintaining Patent Rights in accordance with Section 8.2.1 or 8.2.2 shall provide the other Party with advance copies (which may be in draft form) of all material filings as well as copies of all material correspondence from the relevant patent office, in each case relating to such Patent Rights, and shall consider in good faith all comments from such other Party relating to such filings and correspondence.  Pharmacyclics shall also provide JBI with reasonable prior notice and opportunity to review and comment and shall consider in good faith all reasonable comments from JBI on any proposed prosecution of Pharmacyclics Patent Rights or any other Patent Rights that claim priority to or common priority with any of the Pharmacyclics Patent Rights, including any and all related applications, including any continuations, continuations-in-part, divisions, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing; [**].

8.3           Third Party Infringement. Each Party shall promptly notify the other of any apparent, threatened or actual infringement by a Third Party of any Pharmacyclics Patent Rights, JBI Patent Rights or Joint Patent Rights of which it becomes aware.

8.3.1               Enforcement In the United States.

(a)         [**] shall have the first right to institute infringement suits or take other action under the Pharmacyclics Patent Rights, JBI Patent Rights and Joint Patent Rights Covering Licensed Compounds or Products where a Party reasonably determines that a Third Party is marketing or plans to market an infringing product in the United States that competes with a Product (whether prior to or after the First Commercial Sale of such Product).  [**] shall have the right to institute such suit or other appropriate action in the name of [**] or of [**], or in the names of both of them.

(b)         In the event that [**] institutes an infringement suit or other action in accordance with Section (a), [**] shall, and shall cause its Affiliates to, cooperate fully with [**] in its efforts to protect such Pharmacyclics Patent Rights, JBI Patent Rights and Joint Patent Rights and shall agree to be a party in any suit, if required.  Further, [**] shall have a right, in [**] sole discretion and at [**] expense, to join or otherwise participate in such legal action with legal counsel selected by [**].  [**] shall notify and keep [**] apprised in writing of such action and shall consider and take into account [**] reasonable interests and requests regarding such action.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(c)         Except with respect to Section 8.3.2, in the event that [**] does not institute an infringement suit or take other action to protect the Products from such infringement in the United States for a period of [**]after being requested by [**] to do so, [**] may institute such infringement suit.  In such event, [**] shall have the right, but not the obligation, to institute such suit or other appropriate action in the name of [**] or of [**] or in the names of both of them.

8.3.2               Paragraph IV Filings.  Each Party shall notify the other Party upon the receipt of any notice filed pursuant to 21 U.S.C.§355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) (“Paragraph IV Certification”), or any successor or similar provision of law, with respect to the Pharmacyclics Patent Rights and the Joint Patent Rights.  In the event of such a notice in connection with an abbreviated new drug application (“ANDA”) or “paper” NDA made by a Third Party for a generic product containing any Licensed Compound, [**] shall have the first right to institute an infringement suit or take other action under the Pharmacyclics Patent Rights.  In the event that [**] has not instituted a patent infringement suit against said Third Party within [**]from receiving the notice of Paragraph IV Certification, [**] shall be free to bring a patent infringement suit against said Third Party.  In such event, [**] shall have the right to institute such suit or other appropriate action in the name of [**] or of [**] or in the names of both of them.  All other provisions of Section 8.3.1 shall be applicable to any patent enforcement action brought against a Third Party in response to said Paragraph IV certification.

8.3.3               Enforcement Outside the United States.

(a)         [**] shall have the first right to institute infringement suits or take other action under the JBI Patent Rights, Pharmacyclics Patent Rights and Joint Patent Rights Covering Licensed Compounds or Products where a Party reasonably determines that a Third Party is marketing or plans to market an infringing product in the License Territory that competes with a Product (whether prior to or after the First Commercial Sale of such Product).  [**] shall have the right to institute such suit or other appropriate action in the name of [**] or, or in the names of both of them.

(b)         In the event that [**] institutes an infringement suit or other action in accordance with Section 8.3.3 Pharmacyclics shall, and shall cause its Affiliates to, cooperate fully with [**] in its efforts to protect such JBI Patent Rights, Pharmacyclics Patent Rights and Joint Patent Rights and shall agree to be a party in any suit, if required.  Further, [**] shall have a right, in Pharmacyclics’ sole discretion and at [**] expense, to join or otherwise participate in such legal action with legal counsel selected by [**].  [**] shall notify and keep [**] apprised in writing of such action and shall consider and take into account Pharmacyclics’ reasonable interests and requests regarding such action.

(c)         In the event that [**] does not institute an infringement suit or take other action to protect the Products from such infringement in the License Territory for a period of [**] after being requested by [**] to do so, [**] may institute such infringement suit.  In such event, [**] shall have the right, but not the obligation, to institute such suit or other appropriate action in the name of [**] or of [**] or in the names of both of them.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.3.4               Cooperation.   In any suit or enforcement action brought under the Pharmacyclics Patent Rights, JBI Patent Rights or Joint Patent Rights in any jurisdiction, each Party shall, and shall cause its Affiliates to, reasonably cooperate with each other, in good faith, relative to the other Party’s efforts to protect the Pharmacyclics Patent Rights, JBI Patent Rights and Joint Patent Rights and shall agree to be a party to such suit, if necessary.  Notwithstanding the above, neither Party shall settle or compromise any related defense or infringement suit brought pursuant to Section 8.3 without the prior written consent of the other Party, which consent shall not be unreasonably withheld.  Furthermore, [**] shall provide [**] with reasonable prior notice and opportunity to review and comment and shall consider in good faith all reasonable comments from [**] on any proposed arguments asserted or to be asserted in litigation related to the enforcement and/or defense of any Pharmacyclics Patent Rights or any other Patent Rights that claim priority to or common priority with Pharmacyclics Patent Rights, including any and all related applications, including any continuations, continuations-in-part, divisions, or substitute applications, any patents issued or granted from any such patent applications, and any reissues, reexaminations, renewals or extensions (including by virtue of any supplementary protection certificates) of any such patents, and any confirmation patents or registration patents or patents of addition based on any such patents, and all foreign counterparts or equivalents of any of the foregoing; [**].

8.3.5               Conduct of Certain Actions; Costs.  The Party initiating suit shall have the sole and exclusive right to select counsel, mutually acceptable to the Parties (approval of such counsel not to be unreasonably withheld, conditioned or delayed), for any suit initiated by it pursuant to Section 8.3.  If required under applicable Law in order for the initiating Party to initiate or maintain such suit, the other Party or its Affiliate shall join as a party to the suit.  Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable Out-of-Pocket Costs that are incurred in rendering such assistance.  The initiating Party shall assume and pay all of its own Out-of-Pocket Costs that are incurred in connection with any litigation or proceedings initiated by it pursuant to Section 8.3, including the reasonable fees and expenses of the counsel selected by it, and the reasonable Out-of-Pocket Costs that are incurred by the other Party or its Affiliate in connection with such litigation or proceedings if the initiating Party requests the other Party or such Affiliate to join such proceeding, or such joinder is required in order for the initiating Party to initiate or maintain such suit; provided that if [**] initiates such a litigation under Section 8.3 in the License Territory or [**] initiates such a litigation under Section 8.3 in the United States, the reasonable Out-of-Pocket Costs of such litigation shall be included as Shared Patent Costs  The other Party shall have the right to participate and be represented in any such suit by its own counsel, at its own expense (except as otherwise provided in the preceding sentence).

8.3.6               Recoveries.  With respect to any suit or action initiated pursuant to this Section 8.3, any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be applied in the following order of priority:

(a)               first, the Parties shall be reimbursed for all costs incurred in connection with such proceeding paid by the Parties and not otherwise recovered or previously included in Shared IP Enforcement Expenses; and

(b)               second, any remainder shall be paid [**] to the Party initiating the suit or action and [**] to the other Party; provided, however, that if JBI initiated such a litigation under Section 8.3 in the License Territory, or Pharmacyclics initiated such a litigation under Section 8.3 in the United States, the remainder shall be paid  [**] to each Party.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.4           Patent Invalidity Claim.

8.4.1               Right to Respond.  If during the Term a Third Party initiates a patent opposition, reexamination, or other proceeding in the US Patent Office, European Patent Office or foreign equivalent, asserting that Pharmacyclics Patent Rights in the Field, JBI Patent Rights or Joint Patent Rights Covering the Product in the Field are invalid or otherwise unenforceable (an “Invalidity Claim”), the Parties shall mutually agree upon which Party shall control the response to such Invalidity Claim.  If that Parties do not mutually agree upon which Party shall control the response, (i) [**] shall have the first right (but not the obligation) to control the response if such Invalidity Claim is asserted against [**] Patent Rights or Joint Patent Rights; and (ii) [**] shall have the first right (but not the obligation) to control the response if such Invalidity Claim is asserted against the JBI Patent Rights.  For the avoidance of doubt, any response to a Third Party counterclaim of invalidity or unenforceability of the Pharmacyclics Patent Rights, JBI Patent Rights or Joint Patent Rights shall be controlled by the Party who initiated the relevant enforcement proceeding pursuant to Section 8.3, unless otherwise mutually agreed by the Parties.

8.4.2               Conduct of Certain Actions; Costs.  The non-controlling Party shall cooperate with the controlling Party in the preparation and formulation of a response to an Invalidity Claim, and in taking other steps reasonably necessary to respond, to such Invalidity Claim.  The controlling Party shall have the sole and exclusive right to select counsel for the response to such Invalidity Claim.  If required under applicable Law in order for the controlling Party to maintain a suit in response to such Invalidity Claim, the non-controlling Party shall join as a party to the proceeding.  Such non-controlling Party shall offer reasonable assistance to the controlling Party in connection therewith.  The Out-of-Pocket Costs in defending, and providing requested assistance in the defense of, such Invalidity Claim shall be included in Shared Patent Costs.  The non-controlling Party shall also have the right to participate and be represented relative to such proceeding by its own counsel at its own expense.  The controlling Party shall not settle or compromise any Invalidity Claim in a manner that admits the invalidity or unenforceability of any Pharmacyclics Patent Rights, JBI Patent Rights or Joint Patent Rights, or that requires a payment to the Third Party in respect of such Invalidity Claim, without the consent of the other Party, which consent shall not be unreasonably withheld.  To the extent any amounts are paid in settlement of such Invalidity Claim, the same shall be shared equally by the Parties.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.5           Claimed Infringement.  Each of the Parties shall promptly notify the other in the event that any Third Party files any suit or brings any other action alleging patent infringement by JBI or Pharmacyclics or any of their respective Affiliates or Sublicensees with respect to the Development, Manufacture, Commercialization or use of any Licensed Compound or Product (any such suit or other action referred to herein as an “Infringement Claim”).  Each of the Parties shall also promptly notify the other in the event that any Third Party files any suit or brings any other action alleging patent infringement by JBI or Pharmacyclics or any of their respective Affiliates or Sublicensees with respect to the practice of any Pharmacyclics Intellectual Property, JBI Intellectual Property or Joint Technology that is not an Infringement Claim.  In the case of any Infringement Claim, the Parties shall promptly, and within [**]of written notice from either Party to the other thereof, discuss which Party shall control the response to such Infringement Claim, and if the Parties do not mutually agree upon which Party shall control, then (i) [**] shall have the first right to control the defense and response to any Infringement Claim, and (ii) if [**] does not notify [**] that [**]elects to elect to control the defense and response to a particular Infringement Claim within [**] after written notice thereof between the Parties, then [**] shall control the defense and response to a such Infringement Claim.  Upon the request of the Party controlling the response to the Infringement Claim, the other Party shall reasonably cooperate with the controlling Party at the controlling Party’s expense in the reasonable defense of such Infringement Claim.  The other Party will have the right to consult with the controlling Party concerning any Infringement Claim and to participate in and be represented by independent counsel in any associated litigation at its own expense.  With respect to any Infringement Claim, the Party controlling the response to the Infringement Claims shall independently bear [**] of the damages or recovery obtained by the Third Party asserting such Infringement Claim, by settlement or otherwise.  The remaining [**] shall be paid by the other Party.  The Out-of-Pocket Costs in defending, and providing requested assistance in the defense of, such Infringement Claim shall be included in Shared Patent Costs.

8.6           Patent Term Extensions.  [**] shall have the sole discretion, after consultation with the JCC and the Patent Working Group, to determine which Pharmacyclics Patent Rights, JBI Patent Rights or Joint Patent Rights, if any, are extended pursuant to U.S. Drug Price Competition and Patent Term Restoration Act of 1984, the Supplementary Certificate of Protection of Member States of the EU and other similar measures in any other country.  Pharmacyclics and JBI shall each cooperate and use reasonable efforts to gain such patent term extension.  All filings for such extensions shall be made by the Party responsible for the prosecution of such Patent Rights.  Notwithstanding the above, [**] shall not extend, or enable a Third Party to extend, any Pharmacyclics Patent Rights or Joint Patent Rights without the prior written consent of [**].

8.7           Trademarks.

8.7.1               Retained Rights in Corporate Marks and Logos.  Each Party and its Affiliates shall retain all right, title and interest in and to its and their respective corporate names and logos.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.7.2               Product Trademark.  The JCC shall reasonably consider whether the Parties shall use a global Product Trademark in the License Territory and United States in connection with the Commercialization of the Product in the Field.  If the JCC cannot reach consensus with regard to whether a global Product Trademark should be used or the JCC determines that the Parties should not use a global Product Trademark, then Pharmacyclics shall select and propose, and the JCC shall consider and approve, a Product Trademark for use in the United States in connection with the Commercialization of the Product in the Field, and JBI shall select and propose, and the JCC shall consider and approve, a Product Trademark(s) for use in the License Territory in connection with the Commercialization of the Product in the Field.  The failure of the JCC to reach consensus with regard to whether a global Product Trademark should be used in connection with the Commercialization of the Product in the Field shall not be a matter subject to escalation and resolution under Sections 2.6, 13.1 and 13.3.  The Product shall be promoted and sold, in accordance with the provisions of this Agreement, in the License Territory and the United States under such Product Trademarks unless any such Product Trademark cannot be legally used to promote and sell the Product in a country, in which case an alternative Product Trademark proposed by the JBI, if such country is a country in the License Territory, or Pharmacyclics, if such country is the United States, and approved by the JCC shall be used in such country.  JBI (or its Affiliates, as appropriate) shall own and retain all rights to Product Trademark(s) in the License Territory, and all goodwill associated therewith throughout the License Territory, and Pharmacyclics (or its Affiliates, as appropriate) shall own and retain all rights to Product Trademark(s) in the United States, and all goodwill associated therewith throughout the United States.  Each Party shall own rights to any Internet domain names incorporating the Product Trademark(s) owned by such Party or any variation or part of such Product Trademark(s) as its URL address or any part of such address.  Each Party will use Diligent Efforts to establish, maintain and enforce the Product Trademarks owned by such Party during the Term.  All costs of such establishment, maintenance and enforcement efforts (the “Product Trademark Costs”) shall be an Allowable Expense and shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, provided in the Financial Exhibit.

8.7.3               Trademark License.  Pharmacyclics hereby grants, and shall cause its Affiliates to grant, to JBI a royalty-free, fully paid up, co-exclusive license to use the Product Trademark(s) and Internet domain names described in Section 8.7.2 solely for the purpose of Commercializing the Product in the United States in the Field in accordance with this Agreement.  JBI hereby grants, and shall cause its Affiliates to grant, to Pharmacyclics a royalty-free, fully paid up, co-exclusive license to use the Product Trademark(s) and Internet domain names described in Section 8.7.2 solely for the purpose of conducting Development activities with respect to the Product in the License Territory in the Field, and such other activities in the License Territory as may be allocated to Pharmacyclics under the GDP, the U.S. Commercialization Plan (and, if applicable, the License Territory Commercialization Plan), in accordance with this Agreement.

8.7.4               Product Trademarks and Co-Branding.  Unless otherwise agreed by the Parties, all packaging materials, labels and Promotional Materials relating to Products in the Field shall display the Product Trademark(s) and no other product-specific trademarks or branding.  In addition, all such materials shall display the trade names of both JBI and Pharmacyclics in equal size and prominence, to the extent permitted by applicable Law (in each case, as approved by the JCC).  The trade dress, style of packaging and the like with respect to each Product in the Field within the Licensed Territory may be determined by JBI in a manner that is consistent with JBI’s standard trade dress and style, but shall be subject to the approval by the JCC.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

8.7.5               Quality Control.  The Parties agree that the quality of the Product, and the Manufacture and Commercialization thereof, shall be consistent with the highest standards of quality in the pharmaceuticals industry.  Each Party shall, and shall cause its respective Affiliates to, comply strictly with trademark style and usage standards approved by the JCC (and proposed to the JCC by either Party with respect to activities in or for the United States, and proposed to the JCC by JBI with respect to other activities) from time to time in connection with use of the Product Trademark(s); provided, however, that the applicable Party, and not the JCC, shall approve any such standards with respect to the trademark style or use of the corporate names or logos of either Party.  Each Party shall, and shall cause its Affiliates to, at its own expense, submit a sample of each proposed use of the Product Trademark to the JCC for approval, which approval shall not be unreasonably withheld or delayed.  In the event that either Party reasonably objects to a proposed usage of the Product Trademark(s), it shall give written notice of such objection to the other Party within 60 days of receipt by the JCC of such sample, specifying the way in which such usage of its Product Trademark(s) fails to meet the style, usage or quality standards for the Product or Product Trademark set forth in the first two sentences of this Section 8.7.5.  If such Party or its Affiliate wishes to use such sample, it must remedy the failure and submit further samples to the JCC for approval.

8.7.6               Enforcement.  In the event either Party becomes aware of any infringement of any Product Trademark by a Third Party, such Party shall promptly notify the other Party.  [**] shall be responsible in its sole discretion for all such enforcement efforts, including the cost thereof, for infringements in the License Territory, and [**] shall be responsible in its sole discretion for all such enforcement efforts, including the cost thereof, for infringements in the United States, and each Party shall keep the other reasonably informed of such efforts.  Upon either Party’s request, the other shall reasonably cooperate with the requesting Party in such enforcement efforts.

ARTICLE IX

CONFIDENTIALITY AND PUBLICITY

9.1           Confidential Information.  During the Term and for a period of [**] after any termination or expiration of this Agreement, each Party agrees to, and shall cause its Affiliates to, keep in confidence and not to disclose to any Third Party, or use for any purpose, except pursuant to, and in order to carry out, the terms and objectives of this Agreement, any Confidential Information of the other Party.  As used herein, “Confidential Information” shall mean all trade secrets or confidential or proprietary information of the disclosing Party or its Affiliates given to the other Party or its Affiliate (including, for the avoidance of doubt, any such information that is shared pursuant to Section 5.7).  For purposes of this Agreement, all “Proprietary Information” (as defined in the Prior CDA) that was disclosed by JBI or its Affiliate to Pharmacyclics under the Prior CDA shall be deemed Confidential Information of JBI, and all “Proprietary Information” (as defined in the Prior CDA) that was disclosed by Pharmacyclics to JBI or its Affiliate under the Prior CDA shall be deemed Confidential Information of Pharmacyclics.  The restrictions on the disclosure and use of Confidential Information set forth in the first sentence of this Section 9.1 shall not apply to any Confidential Information that:

(a)
was known by the receiving Party or its Affiliate prior to disclosure by the disclosing Party or its Affiliate hereunder (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence);

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)	is or becomes part of the public domain through no fault of the receiving Party or its Affiliates in violation of this Agreement;

(c)
is disclosed to the receiving Party or its Affiliate by a Third Party having a legal right to make such disclosure without violating any confidentiality or non-use obligation that such Third Party has to the disclosing Party or an Affiliate thereof; or

(d)
is independently developed by personnel of the receiving Party or its Affiliate without reliance on the Confidential Information (as evidenced by the receiving Party’s or such Affiliate’s written records or other competent evidence).

Notwithstanding the foregoing, each Party may use and disclose the other Party’s Confidential Information as follows: (i) under appropriate confidentiality obligations substantially equivalent to those in this Agreement, to its Affiliates, licensees, permitted Sublicensees, contractors and any other Third Parties to the extent such use and/or disclosure is reasonably necessary to perform its obligations or to exercise the rights granted to it, or reserved by it, under this Agreement; (ii) to the extent such disclosure is authorized by the other Party and is reasonably necessary for filing or prosecuting patent applications claiming the Development, Manufacture or Commercialization of Licensed Compounds or Products (such filing and prosecution to be conducted subject to applicable procedures set forth in Section 8.2); or (iii) to the extent such disclosure is reasonably necessary: (A) in complying with the terms of agreements with Third Parties related to the Licensed Compounds or Products that exist as of the Effective Date; (B) in complying with the terms of agreements with Third Parties related to Licensed Compounds or Products that are entered into after the Effective Date, provided that such agreements are entered into in compliance with the terms of this Agreement and, further provided that the provisions of such agreements requiring disclosure of the other Party’s Confidential Information have been reviewed and approved by such other Party (such approval not to be unreasonably withheld); or (C) in prosecuting or defending litigation, complying with applicable Law, regulations or legal process, including the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange (including NASDAQ), conducting Clinical Studies hereunder with respect to a Product in the Field and in Regulatory Filings or other communications or submissions to Regulatory Authorities, or submitting information to tax or other governmental authorities.  If either Party or any of its Affiliates is required to disclose Confidential Information of the other Party in the case of clause (iii) of the immediately preceding sentence, such Party shall provide prior notice of such intended disclosure to such other Party if possible under the circumstances and shall disclose only such Confidential Information of such other Party as is required to be disclosed.  In addition, the Parties and their respective Affiliates (and each employee, representative, or other agent of the Parties) may disclose to any and all persons, without limitation of any kind, the United States federal tax treatment and tax structure of the transactions set forth in this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties or their respective Affiliates relating to such tax treatment and tax structure.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.2           Employee, Consultant and Advisor Obligations.  Each Party agrees that it and its Affiliates shall provide or permit access to Confidential Information received from the other Party and such Party’s Affiliates and representatives only to the receiving Party’s employees, consultants, advisors and Subcontractors, Sublicensees and sub-distributors, and to the employees, consultants, advisors and Subcontractors, Sublicensees and sub-distributors of the receiving Party’s Affiliates who are subject to obligations of confidentiality and non-use with respect to such Confidential Information similar to the obligations of confidentiality and non-use of the receiving Party pursuant to Section 9.1, provided that Pharmacyclics and JBI shall each remain responsible for any failure by its Affiliates, and its and its Affiliates’ respective employees, consultants, advisors and Subcontractors, Sublicensees and sub-distributors, to treat such Confidential Information as required under Section 9.1 (as if such Affiliates, employees, consultants, advisors and Subcontractors, Sublicensees and sub-distributors were Parties directly bound to the requirements of Section 9.1).

9.3           Confidential Terms.  Each Party agrees not to, and to cause its Affiliates not to, disclose to any Third Party the terms of this Agreement without the prior written consent of the other Party hereto, except each Party and its Affiliates may disclose the terms of this Agreement:  (i) to advisors (including financial advisors, attorneys and accountants), actual or potential acquisition partners or private investors, and others on a need to know basis, in each case under appropriate confidentiality provisions substantially equivalent to those in this Agreement; or (ii) to the extent necessary to comply with applicable Laws and court orders (including securities laws or regulations and the applicable rules of any public stock exchange); provided that in the case of paragraph (ii), the disclosing Party or its Affiliate shall promptly notify the other Party and (other than in the case where such disclosure is necessary, in the reasonable opinion of the disclosing Party’s legal counsel, to comply with securities laws or regulations) allow the other Party a reasonable opportunity to intervene to protect the confidentiality of the information and oppose such disclosure and, to the extent allowable by law, to seek limitations on the portion of the Agreement that is required to be disclosed.

9.4           Publicity.

9.4.1             Initial Press Releases.  Upon the execution of this Agreement, the Parties shall issue mutually agreed press releases regarding the subject matter of this Agreement, including a description of the aggregate financial terms and value of the Agreement, in the forms attached hereto as Exhibit G.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.4.2             Further Publicity.  The Parties acknowledge the importance of supporting each other’s efforts to publicly disclose results and significant developments regarding the Products in the Field and other activities in connection with this Agreement that may include information that is not otherwise permitted to be disclosed under this ARTICLE IX, and that may be beyond what is required by law, and each Party may make such disclosures from time to time.  Such disclosures may include achievement of milestones, significant events in the development and regulatory process, commercialization activities and the like.  Except for the initial press releases described in Section 9.4.1, whenever a Party (the “Requesting Party”) elects to make any such public disclosure, it shall first notify the other Party (the “Cooperating Party”) of such planned press release or public announcement and provide a draft for review at least three Business Days in advance of issuing such press release or making such public announcement (or, with respect to press releases and public announcements that are required by applicable Law, or by regulation or rule of any public stock exchange (including NASDAQ), with as much advance notice as possible under the circumstances if it is not possible to provide notice at least three Business Days in advance); provided, however, that a Party may issue such press release or public announcement without such prior review by the other Party if (i) the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party, (ii) such press release or public announcement does not materially differ from the previously issued press release or other publicly available information, and (iii) such press release or public announcement does not contain the other Party’s name.  The Cooperating Party may notify the Requesting Party of any reasonable objections or suggestions that the Cooperating Party may have regarding the proposed press release or public announcement, and the Requesting Party shall reasonably consider any such objections or suggestions that are provided in a timely manner.  The principles to be observed in such disclosures shall include accuracy, compliance with applicable Law and regulatory guidance documents, reasonable sensitivity to potential negative reactions of the FDA (and its foreign counterparts) and the need to keep investors informed regarding the Requesting Party’s business.

9.5           Publications.

9.5.1               Global Publication Strategy.  The JDC shall develop a global publication strategy for the Development and Commercialization activities related to the Licensed Compounds and Products in the Field (the “Global Publication Strategy”) that is consistent with the GDP, the U.S. Commercialization Plan and the License Territory Commercialization Plan.  The initial Global Publication Strategy shall be included in the initial GDP.  The JDC may from time to time develop and submit to the JCC for comment, and thereafter to the JSC for approval, other proposed substantive amendments to the Global Publication Strategy.  The JSC shall review such proposed amendments presented by the JDC and may approve such proposed amendments or any other proposed amendments that the JSC may consider from time to time in its discretion and, upon such approval by the JSC, the Global Publication Strategy shall be amended accordingly.  The Parties acknowledge that Pharmacyclics has entered into agreements with Third Parties prior to the Effective Date which permit such Third Parties to make publications regarding Licensed Compounds or Products, and agree that the Global Publication Strategy shall reasonably accommodate the ability of such Third Parties to make such publications.  Notwithstanding the foregoing (or Section 9.5.2 below), the Global Publication Strategy shall not be construed to limit a Party’s rights to make disclosures pursuant to Section 9.4 above.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.5.2               Approval of Publications.  The publication and presentation of the results of Development carried out on the Licensed Compounds and Products in the Field shall be governed by the Global Publication Strategy, and the Parties agree to conduct their publication activities in accordance with the Global Publication Strategy.  Prior to publishing or presenting the results of any Development activities related to the Licensed Compounds or Products, each Party (the “Publishing Party”) shall provide to the other Party (the “Reviewing Party”) a copy of any proposed abstracts, manuscripts or summaries of presentations that such Publishing Party intends to publish or present (“Proposed Publications”).  Each Party shall designate a Person or Persons who shall be responsible for reviewing (or having reviewed) all Proposed Publications submitted by the other Party.  No later than [**] after receipt of any Proposed Publications (and no later than [**] days in the case of an abstract or presentation summary), a Reviewing Party’s designated Person shall notify the Publishing Party in writing whether the Reviewing Party has an objection to the Proposed Publications because the Reviewing Party reasonably believes it needs to seek patent protection.  If a Reviewing Party notifies a Publishing Party that it has such an objection, the Publishing Party shall reasonably cooperate with the Reviewing Party to address such concern.  The Publishing Party shall reasonably consider any other suggestions of the Reviewing Party that are provided in a timely manner, and after doing so may proceed with the Proposed Publication.  With respect to any proposed abstracts, manuscripts or summaries of presentations that investigators or other Third Parties propose to publish or present, such materials shall be subject to review under this Section 9.5.2 to the extent that Pharmacyclics or JBI, as the case may be, has the right to do so.

ARTICLE X

REPRESENTATIONS AND WARRANTIES; CERTAIN COVENANTS

10.1           Representations of Authority.  Pharmacyclics and JBI each represents and warrants to the other Party that, as of the Effective Date, it has full right, power and authority to enter into this Agreement and to perform its respective obligations under this Agreement and that it has the right to grant to the other the licenses and sublicenses granted pursuant to this Agreement.

10.2           Consents.  Pharmacyclics and JBI each represents and warrants to the other Party that, except for any Regulatory Approvals, pricing or reimbursement approvals, manufacturing approvals or similar approvals necessary for the Development, Manufacture or Commercialization of the Licensed Compounds and Products, all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by it as of the Effective Date in connection with the execution, delivery and performance of this Agreement have been obtained by the Effective Date.

10.3           No Conflict.  Pharmacyclics and JBI each represents and warrants to the other Party that, notwithstanding anything to the contrary in this Agreement, the execution and delivery of this Agreement by such Party, the performance of such Party’s obligations hereunder (as contemplated as of the Effective Date) and the licenses and sublicenses to be granted by such Party pursuant to this Agreement (i) do not conflict with or violate any requirement of Laws existing as of the Effective Date and applicable to such Party and (ii) do not conflict with, violate, breach or constitute a default under any contractual obligations of such Party or any of its Affiliates existing as of the Effective Date.  Each Party shall, and shall cause its Affiliates to, comply with all Laws applicable to the Development, Manufacture and Commercialization of the Licensed Compounds and the Products, including applicable Drug Regulation Laws, Clinical Investigation Laws and Health Care Laws.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.4           Enforceability.  Pharmacyclics and JBI each represents and warrants to the other Party that, as of the Effective Date, this Agreement is a legal and valid obligation binding upon it and is enforceable against it in accordance with its terms.

10.5           Additional Representations and Warranties of Pharmacyclics.  Pharmacyclics represents and warrants to JBI that, as of the Effective Date:

10.5.1               Pharmacyclics (i) is not aware of any claim made against it asserting the invalidity, misuse, unregisterability, unenforceability or non-infringement of any of the Pharmacyclics Patent Rights and (ii) is not aware of any claim made against it challenging Pharmacyclics’ Control of the Pharmacyclics Patent Rights or making any adverse claim of ownership thereof.

10.5.2               Except as disclosed in Section 1 of Schedule 10.5, and excluding agreements that are not material for purposes of this Section 10.5.2, such as material transfer agreements, agreements to contract research organizations conducting trials, clinical trial site agreements, contract manufacturing agreements and the like, which agreements do not contain any licenses granted by Pharmacyclics except for non-exclusive licenses to its Affiliates or to Third Parties, which grants do not include the right to Commercialize a Licensed Compound or Product, are for purposes limited to the conduct of the agreement, and do not preclude JBI from exercising the licenses granted to JBI hereunder, Pharmacyclics has not granted any license to any Third Party under any of the Pharmacyclics Patent Rights or Pharmacyclics Know-How to Develop, Manufacture or Commercialize a Licensed Compound or Product in any field, which license has not expired or been terminated prior to the Effective Date.

10.5.3               Except as disclosed in Section 2 of Schedule 10.5 or as otherwise provided in the Existing Third Party Agreements and except for non-exclusive licenses granted by Pharmacyclics to its Affiliates and to Third Parties, which grants do not preclude JBI from exercising the licenses granted to JBI hereunder, to the best of its knowledge, Pharmacyclics is the sole and exclusive owner of all right, title and interest in and to the Pharmacyclics Patent Rights existing as of the Effective Date.  The Pharmacyclics Patent Rights are free and clear of any liens, charges and encumbrances (other than non-exclusive licenses granted by Pharmacyclics to Third Parties, which grants do not preclude JBI from exercising the licenses granted to JBI hereunder or applicable obligations pursuant to the Existing Third Party Agreements).  Neither Pharmacyclics nor any of its Affiliates or their respective current or former employees has misappropriated any of the Pharmacyclics Know-How from any Third Party, and Pharmacyclics is not aware of any claim by a Third Party that such misappropriation has occurred.

10.5.4               Except for the agreements listed in Section 3 of Schedule 10.5, neither Pharmacyclics nor any of its Affiliates is or has been a party to any agreement with the U.S. federal government or an agency thereof pursuant to which the U.S. federal government or such agency provided funding for the Development of the Product.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.5.5               Except as disclosed in Section 4 of Schedule 10.5, to the best of Pharmacyclics’ knowledge, neither the Development, Manufacture and Commercialization of the Product in the Field as conducted by Pharmacyclics on or prior to the Effective Date nor the Development, Manufacture and Commercialization of the Product (as the Product is currently constituted) in the Field as contemplated by this Agreement does or would infringe, interfere with or result in the misappropriation of any intellectual property rights of any Third Party existing as of the Effective Date.

10.5.6               Except as disclosed in Section 5 of Schedule 10.5, (i) no written claim of infringement of the Patent Rights of any Third Party has been made nor, to Pharmacyclics’ knowledge, threatened in writing against Pharmacyclics or any of its Affiliates with respect to the Development, Manufacture or Commercialization of the Product, and (ii) there are no other judgments or settlements against or owed by Pharmacyclics or to which Pharmacyclics is a party or, to the best of Pharmacyclics’ knowledge, pending litigation or litigation threatened in writing, in each case relating to the Product.

10.5.7               Pharmacyclics has made available to JBI for review all material information in its possession and control relating to the Product and the Development, Manufacture and Commercialization of the Product as conducted to date that has been requested by JBI, including complete and correct copies of the following (to the extent there are any):

(a)               Adverse event reports;

(b)               Clinical study reports and material study data; and

(c)               FDA inspection reports, notices of adverse findings, warning letters, Regulatory Filings and letters and other correspondence with the FDA and other Regulatory Authorities.

10.5.8               All of the studies, tests and pre-clinical and clinical trials of the Licensed Compounds and Products conducted prior to, or being conducted on, the Effective Date have been and on the Effective Date are being conducted in accordance with applicable Laws.

10.6           Existing Third Party Agreements.  Pharmacyclics represents and warrants that, prior to the Effective Date, Pharmacyclics has provided JBI with an opportunity to review complete and correct copies of the Existing Third Party Agreements (including any amendments thereof), except in the case of the Celera Agreement to the extent that financial matters related to other Pharmacyclics development programs (not for BTK Inhibitors) were redacted.  To the best of Pharmacyclics’ knowledge, such Existing Third Party Agreements remain in full force and effect as of the Effective Date and such Existing Third Party Agreements are the only agreements as of the Effective Date between Pharmacyclics and any Third Party that impose an obligation to pay royalties to a Third Party based on sales of the Product in the Field.  Pharmacyclics represents and warrants to JBI that, to the best of its knowledge, as of the Effective Date, Pharmacyclics is in compliance in all material respects with the terms of the Existing Third Party Agreements.  Each Party covenants that it shall use Diligent Efforts not to take or omit to take any actions that would constitute a breach of the Existing Third Party Agreements, and Pharmacyclics agrees not to enter into any amendment to any Existing Third Party Agreement, in each case which breach or amendment has a material adverse effect on the Development, Manufacture or Commercialization of the Products as contemplated as of the Effective Date.  Each Party shall provide the other promptly with notice of the occurrence of any such breach (or receipt of notice of an allegation of any such breach).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.7           Additional Representations and Warranties of JBI.  JBI represents and warrants to Pharmacyclics that, to its knowledge as of the Effective Date, JBI and its Affiliates do not own or Control any Patent Rights that Cover or claim any Licensed Compound or the Existing Product, or their use in the Field.

10.8           No Warranties.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATION OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, TO THE OTHER PARTY, AND EACH PARTY HEREBY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO THE LICENSED COMPOUNDS AND THE PRODUCTS.  EACH PARTY HEREBY DISCLAIMS ANY REPRESENTATION OR WARRANTY THAT THE DEVELOPMENT, MANUFACTURE AND COMMERCIALIZATION OF THE PRODUCTS PURSUANT TO THIS AGREEMENT WILL BE SUCCESSFUL OR THAT ANY PARTICULAR SALES LEVEL WITH RESPECT TO THE PRODUCTS WILL BE ACHIEVED.

10.9           No Debarment.  Each Party represents and warrants that, as of the Effective Date, neither it nor any of its Affiliates has been debarred or is subject to debarment, and neither Party nor any of its Affiliates will use in any capacity, in connection with the Development, Manufacture or Commercialization of the Licensed Compounds or Products in the Field, any Person who has been debarred pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section.  Each Party agrees to inform the other Party in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of such Party’s knowledge, is threatened, relating to the debarment or conviction of such Party or any Person used in any capacity by such Party or any of its Affiliates in connection with the Development, Manufacture or Commercialization of the Licensed Compounds or Products.

10.10           Compliance with Anti-Corruption Laws.

10.10.1             Notwithstanding anything to the contrary in the Agreement, each Party hereby agrees that:

(a)         it shall not, in the performance of this Agreement, perform any actions that are prohibited by local and other anti-corruption laws (including the provisions of the U.S. Foreign Corrupt Practices Act, collectively “Anti-Corruption Laws”) that may be applicable to one or both Parties to the Agreement;

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         it shall not, in the performance of this Agreement, directly or indirectly, make any payment, or offer or transfer anything of value, or agree or promise to make any payment or offer or transfer anything of value, to a government official or government employee, to any political party or any candidate for political office or to any other Third Party related to the transaction with the purpose of influencing decisions related to either Party and/or its business in a manner that would violate Anti-Corruption Laws;

(c)         Pharmacyclics shall designate an individual within its organization to receive training from JBI on Anti-Corruption Laws as well as applicable rules on interactions with health care professionals, as mutually agreed to by the Parties.  Such designated individual shall then provide such training on Anti-Corruption Laws, using applicable training materials to be provided by JBI, on at least an annual basis to all persons employed by Pharmacyclics who perform any activities under this Agreement and interact with government officials or health care professionals in the normal course of their responsibilities.  Upon the Parties' mutual agreement, such training may also be provided directly by JBI to such employees of Pharmacyclics.  Pharmacyclics and JBI shall each use reasonable efforts to provide such training or training materials to any contractors or subcontractors of such Party engaged to perform activities under this Agreement where such contracted or subcontracted activities include responsibility for, directly or indirectly, interacting with Public Officials.  Pharmacyclics may fulfill its obligation under the preceding sentence by requesting appropriate materials from JBI and forwarding such materials, if any, received from JBI to the applicable contractor or subcontractor.  In the event that Pharmacyclics is not able to obtain a contractor or subcontractor’s agreement to receive such training or materials, Pharmacyclics will use reasonable efforts to facilitate an introduction of JBI to such contractor or subcontractor and not object to reasonable efforts of JBI to provide such training or materials to the applicable contractor or subcontractor.  Any training and materials provided by JBI does not relieve Pharmacyclics of any obligations it has independent of the Agreement and Pharmacyclics shall not rely on JBI’s training and materials for any such obligations;

(d)         it shall, on an annual basis upon request by the other Party, verify in writing that to the best of such Party’s knowledge, there have been no violations of Anti-Corruption Laws by such Party or persons employed by or subcontractors used by such Party in the performance of the Agreement, or will provide details of any exception to the foregoing; and

(e)         it shall maintain records (financial and otherwise) and supporting documentation related to the subject matter of the Agreement in order to document or verify compliance with the provisions of this Section 10.10, and upon request of the other Party, up to once per year and upon reasonable advance notice, shall provide a Third Party auditor mutually acceptable to the Parties with access to such records for purposes of verifying compliance with the provisions of this Section 10.10.  Acceptance of a proposed Third Party auditor may not be unreasonably withheld by either Party.  It is expressly agreed that the costs related to the Third Party auditor will be fully paid by the Party requesting the audit, and that any auditing activities may not unduly interfere with the normal business operations of Party subject to such auditing activities.  The audited Party may require the Third Party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.10.2             To its knowledge as of the Effective Date, neither Pharmacyclics nor any of its subsidiaries nor any of their Affiliates, directors, officers, employees, distributors, agents, representatives, sales intermediaries or other Third Parties acting on behalf of Pharmacyclics or any of its subsidiaries or any of their Affiliates:

(a)         has taken any action in violation of any applicable anticorruption law, including the U.S. Foreign Corrupt Practices Act (15 U.S.C. § 78 dd-1 et seq.); or

(b)         has corruptly, offered, paid, given, promised to pay or give, or authorized the payment or gift of anything of value, directly or indirectly, to any Public Official (as defined in Section 10.10.4 below), for the purposes of:

(i)           influencing any act or decision of any Public Official in his official capacity;

(ii)           inducing such Public Official to do or omit to do any act in violation of his lawful duty;

(iii)           securing any improper advantage; or

(iv)           inducing such Public Official to use his or her influence with a government, governmental entity, or commercial enterprise owned or controlled by any government (including state-owned or controlled veterinary or medical facilities) in obtaining or retaining any business whatsoever.

10.10.3             As of the Effective Date, none of the officers, directors, employees, of Pharmacyclics or of any of its Subsidiaries or agents acting on behalf of Pharmacyclics or any of its Subsidiaries, in each case that are employed or reside outside the United States, are themselves Public Officials.

10.10.4             For purposes of this Section 10.10, “Public Official” means:

(a)         any officer, employee or representative of any regional, federal, state, provincial, county or municipal government or government department, agency or other division;

(b)         any officer, employee or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled veterinary or medical facility;

(c)         any officer, employee or representative of any public international organization, such as the African Union, the International Monetary Fund, the United Nations or the World Bank; and

(d)         any person acting in an official capacity for any government or government entity, enterprise or organization identified above.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

10.11           Insurance.  Beginning at the time any Product is being distributed, sold or Commercialized, each Party will secure and maintain in full force and effect adequate insurance coverage against its liabilities under this Agreement including commercial general liability and product liability insurance in an amount not less than [**] per occurrence and annual aggregate.  Such insurance shall be maintained beyond the expiration or termination of this Agreement for a period of five years thereafter.  Prior to the initiation of any Clinical Study, the Party responsible for the applicable Clinical Study shall secure and maintain in full force and effect clinical trial insurance in compliance with applicable Law in those territories where Clinical Studies are conducted.  Upon written request, each Party shall provide the other with a certificate of insurance evidencing the required coverage.  Notwithstanding the foregoing, either Party’s failure to maintain adequate insurance shall not relieve that Party of its obligations set forth in this Agreement.

ARTICLE XI

INDEMNIFICATION

11.1           General Indemnification By Pharmacyclics.  Pharmacyclics shall indemnify and hold harmless JBI, its Affiliates and their respective directors, officers, employees and agents (collectively, the “JBI Indemnified Parties”), from, against and in respect of any and all Actions, damages, losses, liabilities, costs (including costs of investigation, defense), fines, penalties, Government Orders, taxes, expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), resulting from a claim or Action of a Third Party or Governmental Authority (collectively, “Losses”), incurred or suffered by the JBI Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: (i) any breach of, or inaccuracy in, any representation or warranty made by Pharmacyclics in this Agreement, or any breach or violation of any covenant or agreement of Pharmacyclics in or pursuant to this Agreement; (ii) the gross negligence, intentional misconduct or violation of Law by or of Pharmacyclics, its Affiliates and their respective directors, officers, employees and agents or any of them; or (iii) any activities undertaken by JBI after the date of notice of termination at the direction of the JDC, JCC or JSC as a result of Pharmacyclics’ exercise of its deciding vote pursuant to Section 12.4.1(h), except, in each case, to the extent caused by and attributable to the gross negligence, willful misconduct, or violation of Law of or by JBI or any of the other JBI Indemnified Parties, or any breach or violation of any covenant or agreement in or pursuant to this Agreement by JBI or any of the other JBI Indemnified Parties.  For clarity, Losses shall not include any losses or damages sustained by any JBI Indemnified Party as a result of the actions described in clauses (i), (ii) or (iii) of the immediately preceding sentence, except to the extent that such losses or damages are paid by a JBI Indemnified Party to a Third Party or Governmental Authority as a result of a claim or Action of a Third Party or Governmental Authority.  Pharmacyclics agrees that none of the JBI Indemnified Parties will have any liability to any Pharmacyclics Indemnified Parties for any liabilities, losses, costs, damages, fine, penalties, taxes or expenses, or any Losses incurred or suffered by the Pharmacyclics Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to any activities undertaken by JBI after the date of notice of termination at the direction of the JDC, JCC or JSC as a result of Pharmacyclics’ exercise of its deciding vote pursuant to Section 12.4.1(h).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.2           General Indemnification By JBI.  JBI shall indemnify and hold harmless Pharmacyclics, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Pharmacyclics Indemnified Parties”), from, against and in respect of any and all Losses incurred or suffered by the Pharmacyclics Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: (i) any breach of, or inaccuracy in, any representation or warranty made by JBI in this Agreement, or any breach or violation of any covenant or agreement of JBI in or pursuant to this Agreement; or (ii) the gross negligence, intentional misconduct or violation of Law by or of JBI, its Affiliates and their respective directors, officers, employees and agents or any of them, except, in each case, to the extent caused by and attributable to (a) the gross negligence, willful misconduct or violation of Law of or by Pharmacyclics or any of the other Pharmacyclics Indemnified Parties, or any breach or violation of any covenant or agreement in or pursuant to this Agreement by Pharmacyclics or any of the other Pharmacyclics Indemnified Parties, or (b) any activities undertaken by JBI after the date of notice of termination at the direction of the JDC, JCC or JDC as a result of Pharmacyclics’ exercise of its deciding vote pursuant to Section 12.4.1(h).  For clarity, Losses shall not include any losses or damages sustained by any Pharmacyclics Indemnified Party as a result of the actions described in clauses (i) or (ii) of the immediately preceding sentence, except to the extent that such losses or damages are paid by a Pharmacyclics Indemnified Party to a Third Party or Governmental Authority as a result of a claim or Action of a Third Party or Governmental Authority.

11.3           Product Liability Costs.  Except with respect to such portion (if any) of Product Liability Costs that are Losses entitled to indemnification under clause (ii) of Section 11.1 or clause (ii) of Section 11.2, all Product Liability Costs (the “Shared Product Liability Costs”) prior to expiration or termination of the Term shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, provided in the Financial Exhibit.

11.4           Claims for General Indemnification.

11.4.1               Notice.  A person entitled to indemnification under Sections 11.1, 11.2 and 11.3 (an “Indemnified Party”) shall give prompt written notification to the person from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any action, suit or proceeding relating to a Third Party claim for which indemnification may be sought (each, a “Claim”) or, if earlier, upon the assertion of any such Claim by a Third Party; provided, however, failure by an Indemnified Party to give notice of a Claim as provided in this Section 11.4.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice.

11.4.2               Defense.  Within 30 days after delivery of a notice of any Claim in accordance with Section 11.4.1, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

11.4.3               The Party not controlling such defense may participate therein at its own expense.

11.4.4               Cooperation.  The Party controlling the defense of any Claim shall keep the other Party advised of the status of such Claim and the defense thereof and shall reasonably consider recommendations made by the other Party with respect thereto.  The other Party shall cooperate fully with the Party controlling such defense and its Affiliates and agents in defense of the Claim (all Out-of-Pocket Costs of such cooperation to be borne by the Party controlling such defense).

11.4.5               Settlement.  The Indemnified Party shall not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld.  The Indemnifying Party shall not agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld.

11.5           Conduct of Product Liability Claims.

11.5.1               Each of the Parties shall promptly notify the other in the event that any Third Party asserts or files any products liability claim or other Action relating to alleged defects in the Product (whether design defects, manufacturing defects or defects in sales or marketing)  (“Third Party Products Liability Action”) against such Party.  In the event of a Third Party Products Liability Action against such a single Party, the unnamed Party shall have the right, in the unnamed Party’s sole discretion, to join or otherwise participate in such legal action with legal counsel selected by the unnamed Party and reasonably acceptable to the named Party.  The Party named in such Third Party Products Liability Action shall have the right to control the defense of the action, but shall notify and keep the unnamed Party apprised in writing of such action and shall consider and take into account the unnamed Party’s reasonable interests and requests and suggestions regarding the defense of such action.  In the event of a Third Party Products Liability Action against both Parties, the Parties shall mutually agree upon which Party shall control the response to such Third Party Products Liability Action.

11.5.2               The non-controlling Party of a Third Party Products Liability Action shall reasonably cooperate with the controlling Party in the preparation and formulation of a defense to such Third Party Products Liability Action, and in taking other steps reasonably necessary to respond to such Third Party Products Liability Action.  The controlling Party shall have the sole and exclusive right to select its counsel for the defense to such Third Party Products Liability Action.  If required under applicable Law in order for the controlling Party to maintain a suit in response to such Third Party Products Liability Action, the non-controlling Party shall join as a party to the suit.  The controlling Party shall assume and pay all of its own Out-of-Pocket Costs incurred in connection with any litigation or proceedings related to such Third Party Products Liability Action, including the fees and expenses of the counsel selected by it, as well as the Out-of-Pocket Costs of the non-controlling Party associated with providing assistance requested by the controlling Party or joining the suit if requested by the controlling Party or required to maintain the suit.  The non-controlling Party shall also have the right to participate and be represented in any such suit by its own counsel at its own expense.  All Out-of-Pocket Costs and FTE Costs incurred in connection with any litigation or proceeding related to such Third Party Products Liability Action shall be taken into account in determining Pre-Tax Profit or Loss as, and to the extent, provided in the Financial Exhibit.  The controlling Party shall not settle or compromise any Third Party Products Liability Action without the consent of the other Party, which consent shall not be unreasonably withheld.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

ARTICLE XII

TERM AND TERMINATION

12.1           Term.  Unless terminated earlier in accordance with this ARTICLE XII, this Agreement shall remain in force for the period commencing on the Effective Date and ending upon the expiration (whether by the terms of this Agreement or by operation of Law) of all payment obligations under Section 7.3 of this Agreement (the “Term”).

12.2           Termination For Material Breach. Upon any material breach of this Agreement by a Party (the “Breaching Party”), the other Party (the “Non-Breaching Party”) may terminate this Agreement by providing [**] written notice to the Breaching Party in the case of a breach of a payment obligation and [**] written notice to the Breaching Party in the case of any other material breach, which notice shall, in each case (i) expressly reference this Section 12.2, (ii) reasonably describe the alleged breach which is the basis of such termination, and (iii) clearly state the Non-Breaching Party’s intent to terminate this Agreement if the alleged breach is not cured within the applicable cure period.  The termination shall become effective at the end of the notice period unless the Breaching Party cures such breach during such notice period, provided that the Non-Breaching Party may, by notice to the Breaching Party, designate a later date for such termination in order to facilitate an orderly transition of activities relating to the Product.  Notwithstanding the foregoing, if such breach (other than a payment breach), by its nature, is curable, but is not reasonably curable within the applicable cure period, then such cure period shall be extended if the Breaching Party provides a written plan for curing such breach to the Non-Breaching Party and uses Diligent Efforts to cure such breach in accordance with such written plan, provided that no such extension shall exceed [**] without the consent of the Non-Breaching Party.  The Parties agree that for purposes of this Section 12.2, a breach of the representations or warranties of a Party under this Agreement shall not be a cause for termination of this Agreement unless such breach has had or would be reasonably expected to have a material adverse effect on the Development, Manufacture or Commercialization of the Product.

12.3           Termination by JBI Unilaterally. JBI may, upon [**] prior written notice to Pharmacyclics, which notice expressly references this Section 12.3, unilaterally terminate this Agreement without cause, in which event this Agreement shall remain in full force and effect until the effective date of such termination; provided, however, that the effective date of termination of this Agreement pursuant to this Section 12.3 shall not occur prior to the [**] anniversary of the Effective Date.  In the event of termination pursuant to this Section 12.3, during the period from the date of JBI’s notice of termination until the effective date of termination:  (i) all licenses and rights of JBI under this Agreement shall be non-exclusive, and (ii) the provisions of Section 12.4.1(h) shall apply.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4           Effects of Termination.

12.4.1             Termination for Any Reason.  In the event of expiration or termination of this Agreement, the provisions of this Section 12.4 shall apply.

(a)         Accrued Obligations.  Expiration or termination of this Agreement for any reason shall not release either Party from any obligation or liability which, at the time of such expiration or termination, has already accrued to the other Party or which is attributable to a period prior to such expiration or termination.  The Parties acknowledge and agree that any outstanding Excess Amounts are not liabilities or obligations that have accrued on behalf of Pharmacyclics and are only reimbursed to JBI as set forth in Section 4.5.5 (or as required under Section 14.2.1, if applicable), and Pharmacyclics shall have no obligation to reimburse or repay JBI for any unrecouped Excess Amounts outstanding on the effective date of termination of this Agreement after the final reconciliation of Pre-Tax Profit or Loss under Section 7.3 in accordance with Reconciliation Procedures and the Financial Exhibit.

(b)         Non-Exclusive Remedy.  Notwithstanding anything herein to the contrary, expiration or termination of this Agreement by a Party shall be without prejudice to other remedies such Party may have at law or equity.

(c)         Survival.  In the event of any expiration or termination of this Agreement, the provisions set forth in ARTICLE IX and ARTICLE XI  and Sections 3.3, 3.8, 4.5.4 (to the extent necessary to reimburse Development Costs incurred during the Term), 4.7, 7.3.3 (to the extent necessary to reconcile Pre-Tax Profit or Loss based upon Allowable Expenses incurred, or Other Income or Net Trade Sales earned, during the Term), 7.6 (until the third anniversary of the expiration or termination of the Agreement), 7.7, 7.8 (with respect to tax matters relating to the Term), 7.9, 7.10, 7.11, 7.12 (to the extent necessary to reconcile Development Costs or Pre-Tax Profit or Loss based upon Allowable Expenses incurred, or Other Income or Net Trade Sales earned, during the Term), 8.1, 10.8, 10.11 (for the time period set forth therein), 12.4, 13.4, 14.3, 14.4, 14.6, 14.7, 14.8, 14.9, 14.11 and 14.13 (for the time period set forth therein), as well as any other Sections or defined terms referred to in such Sections or Articles or necessary to give them effect.  Furthermore, any other provisions required to interpret the Parties’ rights and obligations under this Agreement shall survive to the extent required.  Except as otherwise provided in this ARTICLE XII, all rights and obligations of the Parties under this Agreement, including any licenses granted hereunder, shall terminate upon expiration or termination of this Agreement for any reason.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(d)         Regulatory Filings and Data.  JBI shall promptly assign and transfer to Pharmacyclics all Regulatory Filings and Regulatory Approvals for Products that are held or controlled by or under authority of JBI or its Affiliates or Sublicensees as of the effective date of termination, and shall take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights under such Regulatory Filings and Regulatory Approvals to Pharmacyclics.  JBI shall also promptly transfer control of and responsibility for maintaining the global safety database for Products to Pharmacyclics, and Pharmacyclics shall accept such transfer and responsibility.  JBI shall cause each of its Sublicensees to promptly transfer any such Regulatory Filings and Regulatory Approvals to Pharmacyclics if this Agreement terminates.  If applicable Law prevents or delays the transfer of ownership of any such Regulatory Filing or Regulatory Approvals to Pharmacyclics, JBI shall grant, and does hereby grant, to Pharmacyclics an exclusive and irrevocable right of access and reference to such Regulatory Filing and Regulatory Approvals for the Products, and shall cooperate fully to make the benefits of such Regulatory Filings and Regulatory Approvals available to Pharmacyclics or its designee(s).  Within [**].

(e)         Technology Licenses.  JBI hereby grants, and shall cause its Affiliates to grant, to Pharmacyclics, effective upon, as applicable, the notice of termination by JBI under Section 12.2 or 12.3, or the effective date of termination by Pharmacyclics under Section 12.2, [**].

(f)         Marks and Domains.  Effective upon the effective date of termination, JBI hereby assigns and shall cause to be assigned to Pharmacyclics all worldwide rights in and to (i) any Product Trademarks specific to one or more Products that JBI or any of its Affiliates used in connection with Product(s), and (ii) all Internet domain names incorporating the applicable Product Trademark(s) or any variation or part of such Product Trademark(s) as its URL address or any part of such address, for domains outside the United States.  It is understood that such assignment shall not include the name of JBI or any of its Affiliates, nor the corporate logo, service mark, or trademark for JBI or for any of its Affiliates as a corporate entity.

(g)         Sublicenses.  [**]

(h)         Governance during Wind-Down.  Beginning on the date of notice of termination, Sections 2.6, 13.1 and 13.3 shall no longer apply with respect to any decisions of the JSC, JDC or JCC, and Pharmacyclics shall have the right to cast a deciding vote with respect to any matter to be decided by such committees, which deciding vote shall be deemed the decision of such committee; provided, however, that Pharmacyclics may not cast such a deciding vote (a) to impose additional responsibilities on JBI under  the U.S. Commercialization Plan or the License Territory Commercialization Plan of a materially different nature or magnitude than JBI’s responsibilities thereunder prior to termination; (b) to increase the budget included within the Development Budget, the U.S. Commercialization Budget, or the License Territory Commercialization Budget, as last approved by the JSC; or (c) with respect to any matter to be decided by the Finance Working Group.

(i)         Return of Materials.  Within [**] days after the end of the Agreement Wind-Down Period, each Party shall destroy, and cause its Affiliates to destroy, all tangible items solely comprising, bearing or containing any Confidential Information of the other Party that are in such first Party’s or its Affiliates’ possession or control, and provide written certification of such destruction, or prepare such tangible items of Confidential Information for shipment to the other Party, as the other Party may direct, at the first Party’s expense, provided that such Party may retain one copy of such Confidential Information of the other Party for its legal archives.  Each Party hereby agrees that, with respect to tangible items and materials that contain Confidential Information of the other Party and other information, such first Party and its Affiliates shall not use or disclose the Confidential Information of the other Party contained in such items and materials following the effective date of termination.  [**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(j)         Post-Termination Shared Product Liability Costs.  In the event a Party or any of its Affiliates incurs any Shared Product Liability Costs described in Section 11.3 after the Term and after the final reconciliation of Pre-Tax Profit or Loss under Section 7.3 in accordance with Reconciliation Procedures and the Financial Exhibit, which Shared Product Liability Costs are attributable to sales or other activities under this Agreement prior to expiration or termination of the Term, each Party shall be responsible for [**] of such Shared Product Liability Costs (but only to the extent attributable to sales or other activities under this Agreement prior to expiration or termination of the Term).  Each Party will promptly pay the other Party its share of any such Shared Product Liability Costs after receipt of detailed supporting documentation evidencing such Shared Product Liability Costs.

12.4.2             JBI Termination for Convenience; Pharmacyclics Termination for Cause.  In the event that JBI terminates this Agreement pursuant to Section 12.3, or Pharmacyclics terminates this Agreement pursuant to Section 12.2, the provisions of this Section 12.4.2 shall apply in addition to the provisions of Section 12.4.1.

(a)         On-Going Trials.  In the event that any Clinical Study with respect to Products has been initiated (first patient dosed) and is on-going as of the effective date of any termination of this Agreement (each, an “On-Going Clinical Study”), JBI shall continue to fund JBI’s share of Development Costs with respect to such On-Going Clinical Study (i) [**], if the effective date of termination is on or before the [**] of the Effective Date, or (ii) for [**], if the effective date of termination is after the [**] of the Effective Date.  In addition, if there are any On-Going Clinical Studies being conducted by or under authority of JBI or its Affiliate at the time of notice of termination, JBI agrees, as Pharmacyclics may request, to (A) promptly transition to Pharmacyclics or its designee some or all of such On-Going Clinical Studies and the activities related to or supporting such trials, (B) continue to conduct such On-Going Clinical Studies for a period requested by Pharmacyclics up to a maximum of [**] after the effective date of such termination, or (C) terminate such On-Going Clinical Studies in a manner consistent with applicable Laws; provided, however, that in the event that the Independent Safety Board determines that an On-Going Clinical Study being run by JBI or its Affiliate would pose an unacceptable safety risk for subjects participating in such On-Going Clinical Study, then JBI shall not be obligated to continue such Clinical Study and the Independent Safety Board shall provide Pharmacyclics with a full explanation of JBI’s safety issue concern and, if requested by Pharmacyclics, reasonable documentation thereof and such additional information as may be necessary to permit Pharmacyclics to fully understand and assess the safety issue raised by the Independent Safety Board.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(b)         Commercialization Wind-Down.  If requested by Pharmacyclics, JBI and its Affiliates and Sublicensees shall continue to distribute and sell Products already commercially launched as of the effective date of termination (the “Launched Products”) in each country within the License Territory for which Regulatory Approval has been obtained, in accordance with the terms and conditions of this Agreement, for a period requested by Pharmacyclics not to exceed 12 months from the effective date of such expiration or termination (the “Agreement Wind-Down Period”), provided that Pharmacyclics may terminate such activities during the Agreement Wind-Down Period upon 90 days notice to JBI, and in any case, JBI shall not be obligated to continue promoting the Product after the effective date of the termination.  If Pharmacyclics requests that JBI and its Affiliates and Sublicensees distribute and sell the Launched Products during the Agreement Wind-Down Period, Pharmacyclics shall grant, and hereby grants, to JBI for the duration of the Agreement Wind-Down Period (or, if earlier, until Pharmacyclics terminates such by notice as described in the preceding sentence), a non-exclusive license under the Pharmacyclics Intellectual Property to use, sell, offer to sell, have sold, import and otherwise Commercialize, and have Commercialized the Launched Products in the Field in the License Territory, solely to perform such distribution and sale with respect to Launched Products in countries requested by Pharmacyclics.  For the avoidance of doubt, during the Agreement Wind-Down Period, JBI’s, and its Affiliates’ and Sublicensees’, rights with respect to Products (including the licenses granted under Section 3.1) shall be non-exclusive, the Parties’ obligations under Sections 3.5 and 3.6 shall terminate, and Pharmacyclics shall have the right to engage one or more other partner(s) or distributor(s) of Products in all or part of the License Territory and/or in the United States during the Agreement Wind-Down Period.  Any Products sold or disposed by JBI or its Affiliates or Sublicensees during the Agreement Wind-Down Period shall be subject to the applicable payments under the Financial Exhibit.  After the Agreement Wind-Down Period, JBI and its Affiliates and Sublicensees shall no longer have a right to sell Products hereunder.

(c)         Transition; Manufacturing; Inventory.  JBI agrees, and agrees on behalf of its Affiliates, to reasonably cooperate with Pharmacyclics and its designee(s) to facilitate a smooth, orderly and prompt transition of the program and activities with respect to Licensed Compounds and Products, including any ongoing Development, Manufacturing and Commercialization of Licensed Compounds or Products to Pharmacyclics or its designee(s), during the Agreement Wind-Down Period.  If JBI or its Affiliate Manufactured any Licensed Compound or Product at the time of termination, then JBI (or its Affiliate) shall continue to provide for manufacturing of such Licensed Compound or Product for Pharmacyclics, at [**] of the Supply Costs therefor, from the date of notice of such termination until such time as Pharmacyclics is able, using Diligent Efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of such Licensed Compound or Product may be procured and legally sold throughout the United States and License Territory, but in any event no longer than [**] after the effective date of termination.  If a Manufacturing Subcontractor Manufactures a Licensed Compound or Product on JBI’s or its Affiliate’s behalf at the time of termination, upon request of Pharmacyclics, JBI shall use Diligent Efforts to transfer the applicable Manufacturing Subcontract to Pharmacyclics on or promptly after the effective date of termination.  Prior to expiration of the Agreement Wind-Down Period, Pharmacyclics shall have the right to purchase from JBI, and JBI shall sell to Pharmacyclics if requested by Pharmacyclics, all of JBI’s and its Affiliate’s existing inventory of Licensed Compounds and Products at a price equal to [**] of JBI’s Supply Cost for such Licensed Compounds and Products (taking into account the portion, if any, of such Supply Costs for such inventory previously shared by Pharmacyclics under this Agreement).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

12.4.3             JBI Termination for Cause.  In the event that JBI terminates this Agreement pursuant to Section 12.2, the provisions of this Section 12.4.3 shall apply in addition to the provisions of Section 12.4.1.

(a)         On-Going Trials.  If there are any On-Going Clinical Studies being conducted by or under authority of JBI or its Affiliate at the time of notice of termination, JBI agrees, as Pharmacyclics may request, to (i) promptly transition to Pharmacyclics or its designee some or all of such On-Going Clinical Studies and the activities related to or supporting such trials or (ii) terminate such On-Going Clinical Studies in a manner consistent with applicable Laws.

(b)         Transition; Manufacturing; Inventory.  JBI agrees, and agrees on behalf of its Affiliates, to reasonably cooperate with Pharmacyclics and its designee(s) to facilitate a smooth, orderly and prompt transition of the program and activities with respect to Licensed Compounds and Products, including any ongoing Development, Manufacturing and Commercialization of Licensed Compounds or Products to Pharmacyclics or its designee(s), during the Agreement Wind-Down Period; provided, however that JBI and its Affiliates shall not be obligated to continue any On-Going Clinical Studies (except as necessary to transfer or wind down pursuant to Section 12.4.3(a)) or to continue Commercializing Products after the effective date of termination.  If JBI or its Affiliate Manufactured any Licensed Compound or Product at the time of termination, then JBI (or its Affiliate) shall continue to provide for manufacturing of such Licensed Compound or Product for Pharmacyclics, at [**] of the Supply Costs therefor, from the date of notice of such termination until such time as Pharmacyclics is able, using Diligent Efforts to do so, to secure an acceptable alternative commercial manufacturing source from which sufficient quantities of such Licensed Compound or Product may be procured and legally sold throughout the United States and License Territory, but in any event no longer than [**] after the effective date of termination.  If a Manufacturing Subcontractor Manufactures a Licensed Compound or Product on JBI’s or its Affiliate’s behalf at the time of termination, upon request of Pharmacyclics, JBI shall use Diligent Efforts to transfer the applicable Manufacturing Subcontract to Pharmacyclics on or promptly after the effective date of termination.  Prior to expiration of the Agreement Wind-Down Period, Pharmacyclics shall have the right to purchase from JBI, and JBI shall sell to Pharmacyclics if requested by Pharmacyclics, all of JBI’s and its Affiliate’s existing inventory of Licensed Compounds and Products at a price equal to [**] of JBI’s Supply Cost for such Licensed Compounds and Products (taking into account the portion, if any, of such Supply Costs for such inventory previously shared by Pharmacyclics under this Agreement).

ARTICLE XIII

DECISION-MAKING; DISPUTE RESOLUTION

13.1           Referral to Executive Officers.  If the JSC does not resolve or approve any matter properly referred to it or otherwise within the scope of its authority within 30 days after the JSC begins considering such matter, either Party may refer the matter to the Parties’ Executive Officers for attempted resolution.  If, after discussing the matter in good faith and attempting to find a mutually satisfactory resolution to the issue, the Executive Officers fail to come to consensus within 15 Business Days after the date on which the matter is referred to the Executive Officers (unless a longer period is agreed to by the Parties), then, (i) with respect to disputes or decisions regarding matters described in Section 13.3.1, the provisions set forth in Section 13.3 shall apply, and (ii) with respect to all other disputes, the provisions of Section 13.4 shall apply.  For the avoidance of doubt, any decision that is specified in this Agreement to be made by either Party, or by both Parties, (i.e., rather than by the JSC, JDC, JCC or a Working Group) shall not be subject to resolution pursuant to this Section 13.1 or Section 13.3.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.2           Decisions to Terminate or Suspend a Study Based on Safety Concerns.

13.2.1             Right of Sponsor.  The Party sponsoring or controlling any Clinical Study of a Licensed Compound or Product (the “Sponsor”) may terminate or suspend such Clinical Study, without the approval or consent of the JDC, JSC or other Party, if (i) a Regulatory Authority or safety data review board for such Clinical Study has required such termination or suspension or (ii) if the Sponsor believes in good faith that such termination or suspension is warranted because of safety or tolerability risks to the study subjects.  In either case, the Sponsor shall promptly notify the other Party (the “Non-Sponsor”) of such termination or suspension, and shall use Diligent Efforts to notify and consult with the Non-Sponsor prior to taking such action.

13.2.2             Right of Non-Sponsor.  If the Non-Sponsor of any Clinical Study of a Licensed Compound or Product believes in good faith that termination or suspension of such Clinical Study is warranted because of safety or tolerability risks to the study subjects, then the Non-Sponsor shall so notify the Sponsor and the Parties shall discuss the Non-Sponsor’s concerns in good faith to determine whether to terminate, suspend, modify or continue such Clinical Study.  If the Parties are unable to reach agreement with respect to whether to terminate, suspend, modify or continue such Clinical Study, the matter shall be resolved by the JSC.

13.3           Resolution of Certain Disputes.

13.3.1               Application to Certain Disputes.  The provisions of this Section 13.3 shall apply with respect to any dispute that has not been resolved within the 15-Business Day period following referral to Executive Officers described in Section 13.1, where such dispute concerns (i) the approval of the GDP, the U.S. Commercialization Plan (including the U.S. Commercialization Budget, the License Territory Commercialization Plan (including the License Territory Commercialization Budget) or any update, modification or amendment to the foregoing, (ii) any other decision within specified in this Agreement to be made by the JDC, JCC, Manufacturing Working Group, Finance Working Group or JSC, regardless of whether the applicable provision of this Agreement regarding such decision references this Section 13.3 (except as otherwise provided in Section 4.2.6(b), in clause (a) of Section 4.6.3, and in Sections 5.6.1, 5.6.2 and 8.7.2), (iii) the determination by the JDC of whether a compound is a BTK Inhibitor in accordance with Section 1.5, (iv) the determination of whether a given Clinical Study is a Phase III Clinical Study or (v) any matter expressly provided for in this Agreement to be resolved by the Expert pursuant to this Section 13.3 (each of the foregoing cases referred to as an “Expert Dispute”).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.3.2               Resolution by Expert.  If the Parties do not reach a mutually acceptable resolution as to an Expert Dispute within the 15-Business Day period following referral to Executive Officers described in Section 13.1, then upon written notice by either Party (an “Expert Resolution Notice”), the Expert Dispute shall be resolved by a final, binding determination by an independent expert in the manner described in this Section 13.3.

13.3.3               Selection of Expert and Submission of Positions.  The Parties shall select and agree upon a mutually acceptable independent Third Party expert who is neutral, disinterested and impartial, and has experience relevant to the specific subject matter of the particular Expert Dispute (the “Expert”).  If the Parties are unable to mutually agree upon an Expert within 15 Business Days following the delivery of the Expert Resolution Notice, then upon request by either Party, then the Expert shall be an arbitrator appointed by Judicial and Mediation Services (JAMS), which arbitrator need not have the above-described experience.  Once the Expert has been selected, each Party shall within six Business Days following selection of the Expert provide the Expert and the other Party with a written report setting forth its position with respect to the substance of the Expert Dispute and may submit a revised or updated report and position to the Expert within six Business Days of receiving the other Party’s report.  If so requested by the Expert, each Party shall make oral submissions to the Expert based on such Party’s written report delivered pursuant to this Section 13.3.3, and each Party shall have the right to be present during any such oral submissions.

13.3.4               JAMS Supervision.  In the event the Expert is a JAMS arbitrator selected by JAMS as provided in Section 13.3.3 above, the matter shall be conducted as a binding arbitration in accordance with JAMS procedures, as modified by this Section 13.3 (including that the arbitrator shall adopt as his or her decision the position of one Party or the other, as described in Section 13.3.5).  The arbitrator shall retain a Third Party expert with experience relevant to the specific subject matter of the particular Expert Dispute to assist in rendering such decision, and the expenses of such expert shall be shared by the Parties as costs of the arbitration under Section 13.3.6 below.

13.3.5               Determination by the Expert.  The Expert shall, no later than 10 Business Days after the last submission of the written reports and, if any, oral submissions, select one of the Party’s positions as his or her final decision, and shall not have the authority to modify either Party’s position or render any substantive decision other than to so select the position of either JBI or Pharmacyclics as set forth in their respective written report (as initially submitted, or as revised in accordance with Section 13.3.3, as applicable).  The Parties agree that the decision of the Expert shall be the sole, exclusive and binding remedy between them regarding any Expert Dispute presented to the Expert, and the Expert’s decision shall become the decision of the JSC on the matter.

13.3.6               Location; Costs.  Unless otherwise mutually agreed upon by the Parties, the in-person portion (if any) of such proceedings shall be conducted in San Francisco, California.  The Parties agree that they shall share equally the costs and fees of the Expert in connection with any proceeding under this Section 13.3, including the cost of the arbitration filing and hearing fees, the cost of the independent expert retained by the arbitrator and the cost of the arbitrator and administrative fees of JAMS if applicable.  Each Party shall bear its own costs and attorneys’ and witnesses’ fees and associated costs and expenses incurred in connection with any proceeding under this Section 13.3.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.3.7               Timetable for Completion in 30 Business Days.  The Parties shall use, and shall direct the Expert to use, Diligent Efforts to resolve any Expert Dispute within 30 Business Days after the selection of the Expert, or if resolution within 30 Business Days is not reasonably achievable, as determined by the Expert, then as soon thereafter as is reasonably practicable.

13.4           Arbitration.

13.4.1               Arbitration.  With the exception of those matters subject to determination by an Expert as provided in Section 13.3, any dispute, claim or controversy arising from or related in any way to this Agreement or the interpretation, application, breach, termination or validity thereof, including any claim of inducement of this Agreement by fraud or otherwise, and further including any such controversy or claim involving the parent company, subsidiaries, or affiliates under common control of any Party, in each case which, if it is a dispute within the scope of Section 13.1, has been referred to the Executive Officers for resolution in accordance with Section 13.1 and has not been resolved within the time specified in Section 13.1, will be submitted for final, binding resolution to arbitration pursuant to the Non-Administered Arbitration Rules then in effect for the International Institute for Conflict Prevention and Resolution (“CPR”) (available at http://www.cpradr.org), or successor, except where those rules conflict with these provisions, in which case these provisions control.  The arbitration will be held in Chicago, Illinois.

13.4.2               Panel.  The panel shall consist of three arbitrators chosen from the CPR Panels of Distinguished Neutrals (unless the Parties agree on the selection of the arbitrators) each of whom shall be a lawyer with at least 15 years experience with a law firm or corporate law department of over 25 lawyers or who was a judge of a court of general jurisdiction.  In the event the aggregate damages sought by the claimant are stated to be less than $[**], and the aggregate damages sought by the counterclaimant are stated to be less than $[**], and neither side seeks equitable relief, then a single arbitrator shall be chosen, having the same qualifications and experience specified above.  Each arbitrator shall be impartial and independent of the Parties and shall abide by the Code of Ethics for Arbitrators in Commercial Disputes (available at http://www.adr.org/EthicsAndStandards).

13.4.3               Procedures if Arbitrator(s) Not Agreed.  In the event the Parties cannot agree upon selection of the arbitrator(s), CPR will select arbitrator(s) as follows: CPR shall provide the Parties with a list of no less than 25 proposed arbitrators (15 if a single arbitrator is to be selected) having the credentials referenced above.  Within 25 days of receiving such list, the Parties shall rank at least 65% of the proposed arbitrators on the initial CPR list, after exercising cause challenges.  The Parties may then jointly interview the five candidates (three if a single arbitrator is to be selected) with the highest combined rankings for no more than one hour each and, following the interviews, may exercise one peremptory challenge each.  The panel will consist of the remaining three candidates (or one, if one arbitrator is to be selected) with the highest combined rankings.  In the event these procedures fail to result in selection of the required number of arbitrators, CPR shall select the appropriate number of arbitrators from among the members of the various CPR Panels of Distinguished Neutrals, allowing each side challenges for cause and one peremptory challenge each.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.4.4               Timing.  The Parties agree to cooperate (i) to attempt to select the arbitrator(s) by agreement within 45 days of initiation of the arbitration, including jointly interviewing the final candidates; (ii) to meet with the arbitrator(s) within 45 days of selection; and (iii) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than nine months after selection of the arbitrator(s) and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 45 days after the conclusion of the hearings.  In any event, the Parties shall endeavor in good faith to complete any arbitration under this Section 13.4 within 180 days following the initiation of such arbitration.

13.4.5               Discovery.  In the event the Parties cannot agree upon procedures for discovery and conduct of the hearing meeting the schedule set forth in Section 13.4.4, then the arbitrator(s) shall set dates for the hearing, any post-hearing briefing, and the issuance of the award in accordance with the Section 13.4.4 schedule as closely as practical.  The arbitrator(s) shall provide for discovery according to those time limits, giving recognition to the understanding of the Parties that they contemplate reasonable discovery, including document demands and depositions, but that such discovery will be limited so that the schedule set forth in Section 13.4.4may be met without undue burden.  The arbitrator(s) shall determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the Parties must expend for discovery; provided that the arbitrator(s) shall permit such discovery as the arbitrator(s) deem necessary to permit an equitable resolution of the dispute, which may in the arbitrator(s)’ discretion include requests for admission or interrogatories.  The arbitrator(s) shall not order or require discovery against either Party of a type or scope that is not permitted against the other Party.  Any written evidence originally in a language other than English shall be submitted in English translation accompanied by the original or a true copy thereof.  The arbitrator(s) shall have power to exclude evidence on grounds of hearsay, prejudice beyond its probative value, redundancy, or irrelevance and no award shall be overturned by reason of any ruling on evidence.  A transcript of the testimony adduced at the hearing shall be made and shall, upon request, be made available to either Party.

13.4.6               Motions; Independent Expert.  The arbitrator(s) are expressly empowered to decide dispositive motions in advance of any hearing, including motions to dismiss and motions for summary judgment, and shall endeavor to decide such motions as would a Federal District Judge sitting in the jurisdiction whose substantive law governs as set forth in Section 13.4.7 below.  The arbitrator(s) may engage an independent expert with experience in the subject matter of the dispute to advise the arbitrator(s), but final decision making authority shall remain in the arbitrator(s).

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

13.4.7               Decision of the Arbitrator(s).  The arbitrator(s) shall decide the issues presented in accordance with the substantive law of New York and may not apply principles such as “amiable compositeur” or “natural justice and equity.”  The arbitrator(s) shall render a written opinion stating the reasons upon which the award is based.  No punitive or exemplary damages may be granted by the arbitrator(s).  The Parties agree that the decision of the arbitrator(s) shall be the sole, exclusive and binding remedy between them regarding any and all disputes, controversies, claims and counterclaims presented to the arbitrator(s).  The arbitration hearings and award shall not be made public by either Party without the joint consent of the Parties, except to the extent either Party is required to disclose such information by applicable Laws (or applicable rules of a public stock exchange).  The costs of such arbitration, including administrative and arbitrator(s)’ fees, and the fees of any expert retained by the arbitrator(s), shall be shared equally by the Parties, and each Party shall bear its own expenses and attorney’s fees incurred in connection with the arbitration.

13.4.8               Courts.  Any award of the arbitrator(s) may be entered in any court of competent jurisdiction for a judicial recognition of the decision and applicable orders of enforcement, and each Party may apply to any court of competent jurisdiction for appropriate temporary injunctive relief to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration, in each case pending resolution of any arbitration proceeding.  Without limiting the foregoing, the Parties consent to the jurisdiction of the Federal District Court for the district in which the arbitration is held for the enforcement of these provisions and the entry of judgment on any award rendered hereunder.

13.4.9               EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL BY JURY OF ANY ISSUE WITHIN THE SCOPE OF THE AGREEMENT TO ARBITRATE AS SET FORTH IN SECTION 13.4.1.

13.4.10               EACH PARTY HERETO WAIVES ANY CLAIM FOR ATTORNEYS’ FEES AND COSTS FROM THE OTHER.

ARTICLE XIV

MISCELLANEOUS

14.1           Assignment; Successors.  This Agreement shall not be assignable by either Party without the written consent of the other Party; provided, however, that either Party may assign this Agreement, without such consent (but with notice to the other Party), (a) to an Affiliate or (b) to a Third Party that acquires all or substantially all of the business or assets of such Party (whether by merger, reorganization, acquisition, sale or otherwise, including in the case of JBI, all or substantially all of the business or assets of its Affiliates); provided in each case: (i) such Affiliate or Third Party is a corporation or other entity organized under the laws of a state within the United States and treated as a corporation for U.S. income tax purposes; or (ii) such assignment (including, for purposes of this clause (ii), a change in entity classification (whether by election or by default) under § 7701 of the Internal Revenue Code of 1986) will not cause adverse tax consequences to the non-assigning Party (or such Party’s Affiliates).  In the event an assignment under (ii) above would so cause such adverse tax consequences, the Parties agree to cooperate reasonably to enable such assignment in a manner that avoids such adverse tax consequences.  No assignment of this Agreement shall be valid and effective unless and until the assignee agrees in writing to be bound by the terms and conditions of this Agreement.  The terms and conditions of this Agreement shall be binding on and inure to the benefit of the permitted successors and assigns of the Parties.  Any assignment of this Agreement not in accordance with this Section 14.1 shall be null and void.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.2           Pharmacyclics Change of Control.  In the event of the occurrence of a  Pharmacyclics Change of Control during the Term, the following provisions of this Section 14.2 shall apply.

14.2.1               Reimbursement of Excess Amounts.  Within [**] Business Days after such Pharmacyclics Change of Control, Pharmacyclics shall reimburse JBI for all outstanding Excess Amounts under Section 4.5.5 that have not previously been recouped by JBI as set forth therein, together with interest thereon as set forth in Section 4.5.5.

14.2.2               [**].

14.2.3               Effect on Certain Agreement Provisions.  From and after the effective date of a Pharmacyclics Change of Control:

(a)         the provisions of Sections 3.5.1, 3.6.1 and 3.7 shall no longer apply, except with respect to Licensed Compounds and Products;

(b)         the provisions of Sections 4.2.5(b), 5.1.4(c) (other than the first sentence of such Section), 5.3.2(b) and 5.3.4(b) shall no longer apply;

(c)         Section 4.2.1(b) shall no longer apply and JBI may thereafter elect to discontinue [**] status with respect to the Initial Compound in its discretion; and

(d)         Section 14.13 shall no longer apply..

14.2.4               Competitor Screened from Competitively Sensitive Information.  Upon a Pharmacyclics Change of Control,  if JBI determines that the Acquirer competes significantly with JBI with respect to other significant pharmaceutical products, the JSC shall establish reasonable procedures to protect the secrecy of JBI’s and Pharmacyclics’ competitively sensitive Confidential Information with respect to such other products, including, for example, limiting access to such information and requiring each Party's representatives on the JSC, JDC, JCC and any employees performing activities in connection with this Agreement to sign individual confidentiality agreements agreeing to comply with the confidentiality provisions of this Agreement.  It is understood that such procedures shall not be established or required in any way that would diminish Pharmacyclics’ or the Acquirer’s access to information regarding Products, diminish Pharmacyclics’ or the Acquirer’s operational responsibilities under this Agreement in any meaningful way, result in Pharmacyclics or the Acquirer not booking all sales of Product in the United States, or otherwise impair Pharmacyclics’ business or the Acquirer’s business with respect to Licensed Compounds or Products.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.2.5               Definition.  As used herein, “Pharmacyclics Change of Control” means (a) completion of a merger, reorganization, amalgamation, arrangement, share exchange, consolidation, tender or exchange offer, private purchase, business combination, recapitalization or other transaction involving Pharmacyclics as a result of which either (1) the stockholders of Pharmacyclics immediately preceding such transaction hold less than [**]of the outstanding shares, or less than [**] of the outstanding voting power, respectively, of the ultimate company or entity resulting from such transaction immediately after consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of Pharmacyclics or all or substantially all of Pharmacyclics’ assets, including Pharmacyclics’ assets related to the Licensed Compounds and Products, either directly or through one or more subsidiaries), or (2) any single Third Party person or group (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect, referred to as a “Group”) holds [**] or more of the outstanding shares or voting power of the ultimate company or entity resulting from such transaction immediately after the consummation thereof (including a company or entity which as a result of such transaction owns the then outstanding securities of Pharmacyclics or all or substantially all of Pharmacyclics’ assets either directly or through one or more subsidiaries); (b) the direct or indirect acquisition (including by means of a tender offer or an exchange offer) by any Third Party person or Group of beneficial ownership (within the meaning of the U.S. Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect), or the right to acquire beneficial ownership, or formation of any Third Party Group which beneficially owns or has the right to acquire beneficial ownership, of [**] or more of either the outstanding voting power or the then outstanding shares of Pharmacyclics, in each case on a fully diluted basis; (c) individuals who, as of the date hereof, constitute the Board of Directors of such company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors of such company; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by such company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of such company; (d) the adoption of a plan relating to the liquidation or dissolution of Pharmacyclics, other than in connection with a corporate reorganization (without limitation of clause (a), above); (e) the sale or disposition to a Third Party of all or substantially all the assets of Pharmacyclics (determined on a consolidated basis), including Pharmacyclics’ assets related to the Licensed Compounds and Products; or (f) the sale or disposition to a Third Party of assets or businesses that constitute 50% or more of the total revenue or assets of Pharmacyclics (determined on a consolidated basis) , including Pharmacyclics’ assets or business related to the Licensed Compounds and Products.

14.3           Choice of Law.  This Agreement shall be governed by and interpreted under, and any court action in accordance with Section 14.9 shall apply, the laws of the State of New York excluding: (i) its conflicts of laws principles; (ii) the United Nations Conventions on Contracts for the International Sale of Goods; (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the “1974 Convention”); and (iv) the Protocol amending the 1974 Convention, done at Vienna April 11, 1980.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.4           Notices.  Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (i) in the case of notices provided between Parties in the continental United States, four days after deposit in the mail or the Business Day next following deposit with a reputable overnight courier and (ii) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (i) above if the notice is of a default hereunder), upon completion of transmissions to the addressee’s telecopier, as follows (or at such other addresses or facsimile numbers as may have been furnished in writing by one of the Parties to the other as provided in this Section 14.4):

If to Pharmacyclics:	Pharmacyclics, Inc. 995 East Arques Avenue Sunnyvale, California 94085-4521 Attention: Maky Zanganeh, Chief Business Officer Facsimile No.: (408) 215-3601

With a copy to:	Pharmacyclics, Inc. Office of the General Counsel 995 East Arques Avenue Sunnyvale, California 94085-4521 Attention: General Counsel Facsimile No.: (408) 215-3601

and	Wilson Sonsini Goodrich & Rosati 650 Page Mill Road Palo Alto, California 94304 Attention: Kenneth A. Clark and David W. Stevens Facsimile No.: (650) 493-6811

If to JBI:	Janssen Biotech, Inc. 800/850 Ridgeview Drive Horsham, Pennsylvania 19044 Attention: President Facsimile No.: (215) 325-4178

With a copy to:	Johnson & Johnson Office of the General Counsel One Johnson & Johnson Plaza New Brunswick, New Jersey 08933 Attention: General Counsel Facsimile No.: (732) 524-5304

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.5           Severability.  If, under applicable Law, any provision of this Agreement is invalid or unenforceable, or otherwise directly or indirectly affects the validity of any other material provision(s) of this Agreement (such invalid or unenforceable provision, a “Severed Clause”), it is mutually agreed that this Agreement shall endure except for the Severed Clause.  The Parties shall consult one another and use their reasonable efforts to agree upon a valid and enforceable provision that is a reasonable substitute for the Severed Clause in view of the intent of this Agreement.  In the event a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid or otherwise unenforceable, (or, in the case of Sections 3.5.1, 3.5.2, 3.6.1 or 3.6.2, illegal) the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and the effect of such assertion cured within such sixty (60) day period.

14.6           Captions.  All captions herein are for convenience only and shall not be interpreted as having any substantive meaning.

14.7           Integration.  This Agreement constitutes the entire agreement between the Parties hereto with respect to the subject matter of this Agreement and supersedes all previous agreements, whether written or oral.  Notwithstanding the authority granted to the JSC, JDC, JCC and any Working Groups under this Agreement, this Agreement may be amended only in writing signed by properly authorized representatives of each of Pharmacyclics and JBI.  In the event of a conflict between the GDP the U.S. Commercialization Plan or the License Territory Commercialization Plan, on the one hand, and this Agreement, on the other hand, the terms of this Agreement shall govern.

14.8           Independent Contractors; No Agency.  Neither Party shall have any responsibility for the hiring, firing or compensation of the other Party’s employees or for any employee benefits.  No employee or representative of a Party, including the Pharmacyclics Sales Representatives, shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval.  For all purposes, and notwithstanding any other provision of this Agreement to the contrary, JBI’s legal relationship under this Agreement to Pharmacyclics shall be that of independent contractor.

14.9           Submission to Jurisdiction.  Each Party (i) submits to the jurisdiction of the state and federal courts sitting in New York, New York and/or the state and federal courts sitting in California, with respect to actions or proceedings arising out of or relating to this Agreement in which a Party brings an action in aid of arbitration, and (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court, other than an action or proceeding seeking injunctive relief or brought to enforce an arbitration ruling issued pursuant to Section 13.4.  Each Party waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought.  Each Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 14.4.  Nothing in this Section 14.9, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.10           Execution in Counterparts; Facsimile Signatures.  This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart.  Signatures provided by facsimile transmission shall be deemed to be original signatures.

14.11           No Consequential or Punitive Damages.

14.11.1             NEITHER PARTY HERETO NOR ANY OF ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL,SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR ANY LOSS OR INJURY TO A PARTY’S OR ITS AFFILIATES’ PROFITS, BUSINESS OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.

14.11.2             THE LIMITATIONS AND DISCLAIMER SET FORTH IN THE PRECEDING SECTION 14.11.1 FOR CONSEQUENTIAL DAMAGES SHALL NOT APPLY TO A CLAIM (I) BY PHARMACYCLICS AGAINST JBI FOR DAMAGES RESULTING FROM AN INTENTIONAL AND WILLFUL BREACH OF SECTION 3.6.1 OR 3.6.2 OR (II) BY JBI AGAINST PHARMACYCLICS FOR DAMAGES RESULTING FROM AN INTENTIONAL AND WILLFUL BREACH OF SECTION 3.5.1 OR 3.5.2.

14.11.3             NOTHING IN THIS SECTION 14.11 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO THIRD PARTY CLAIMS.

14.12           Performance by Affiliates.  To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party agrees to cause its Affiliates to perform such obligations.  Either Party may use one or more of its Affiliates to perform its obligations and duties hereunder, provided that such Party so notifies the other Party in writing and, further provided that such Party shall remain liable hereunder for the prompt payment and performance of all of its obligations hereunder.

14.13           Standstill.  The provisions set forth in Section 21 of the Prior CDA (the “Standstill”) shall continue in effect and shall apply to the same extent as if fully set forth herein with the name of JBI substituted for the name of Johnson & Johnson Pharmaceutical Research & Development, LLC; provided, however, that the “Restricted Period” as defined therein, and the obligations of the Standstill, shall last until [**].  The Parties acknowledge and agree that the exception set forth in clause (iii) of the third-to-last paragraph of the Standstill applies only with respect to a definitive written agreement with a “Third Party” as defined in this Agreement.

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

14.14           Construction.  The Section headings used herein are for reference and convenience only, and will not enter into the interpretation of this Agreement.  References to Sections include subsections, which are part of the related Section.  Except as otherwise explicitly specified to the contrary, (i) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or a Schedule or Exhibit to this Agreement and all subsections thereof, unless another agreement is specified; (ii) references to a particular statute or regulation include all rules and regulations thereunder and any  successor statute, rules or regulations then in effect, in each case, including the then-current amendments thereto; (iii) words in the singular or plural form include the plural and singular form, respectively; (iv) unless the context requires a different interpretation, the word “or” has the inclusive meaning that is typically associated with the phrase “and/or”; (v) terms “including,” “include(s),” “such as,” and “for example” as used in this Agreement mean including the generality of any description preceding such term and will be deemed to be followed by “without limitation”; (vi) whenever this Agreement refers to a number of days, such number will refer to calendar days unless Business Days are specified; (vii) references to a particular Person include such Person's successors and assigns to the extent not prohibited by this Agreement; (viii) all words used in this Agreement will be construed to be of such gender or number as the circumstances require; (ix) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement (including any Exhibits), and (x) neither Party or its Affiliates shall be deemed to be acting “on behalf of” the other Party hereunder, except to the extent expressly otherwise provided.

[Remainder of this page intentionally blank.]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

IN WITNESS WHEREOF, each Party has caused this Agreement to be duly executed by its authorized representative under seal, in duplicate on the dates written herein below.

PHARMACYCLICS, INC.

By:	/s/ Robert Duggan
Title: Chief Executive Officer Date: December 8, 2011

JANSSEN BIOTECH INC.

By:	/s/ Rob Bazemore
Title: President Date: December 8, 2011

[Signature Page to the collaboration agreement]

SCHEDULE 1.34
[**]

SCHEDULE 1.55
[**]

SCHEDULE 1.85

[**]

SCHEDULE 4.2.1

[**]

SCHEDULE 6.1.2

[**]

SCHEDULE 10.5

[**]

EXHIBIT A

JOHNSON & JOHNSON UNIVERSAL CALENDAR

[**]

EXHIBIT B

NON-BINDING PROJECTIONS

[**]

EXHIBIT C

GLOBAL DEVELOPMENT PLAN

[**]

EXHIBIT D

LICENSED COMPOUNDS

[**]

EXHIBIT E

FINANCIAL EXHIBIT

Pre-Tax Profit or Loss in the United States and in the License Territory shall be calculated in accordance with this Exhibit E.  Pre-Tax Profit or Loss shall exclude all of the payments set forth in Sections 7.1 and 7.2, all Development Costs and capital expenditures, and any other cost not specifically included in Allowable Expenses, including by way of example, costs attributable to general corporate activities, executive management, investor relations, treasury services, business development, corporate government relations, external financial reporting and other overhead.  For the sake of clarity, cost items included in components of Pre-Tax Profit or Loss shall not be double counted and shall not be included in Development Costs.

Calculation of Pre-Tax Profit or Loss in the United States

Pre-Tax Profit or Loss in the United States shall be calculated for each Calendar Quarter by determining the Net Trade Sales of Products in the United States, adding any Other Income and subtracting the sum of the Allowable Expenses incurred with regard to the United States during such Calendar Quarter.  Notwithstanding the foregoing, on a Calendar Year-to-date basis, Allowable Expenses  shall not be included in such calculation if such expenses are in excess of the amounts allocated for such Calendar Year-to-date period, in the U.S. Commercialization Budget; provided, however, that Allowable Expenses in excess of the U.S. Commercialization Budget shall be included in the calculation of Pre-Tax Profit or Loss in the United States (i)  if the JSC approves such excess Allowable Expenses (either before or after they are incurred), which approval shall not be unreasonably withheld to the extent the Allowable Expenses in excess of the applicable Budget were not within the reasonable control of the Party (or Party’s Affiliate) incurring such expense or (ii) to the extent such excess does not [**] the total Allowable Expenses allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in accordance with the U.S. Commercialization Budget for such Calendar Year.  If any excess Allowable Expenses are excluded from sharing by the Parties for a particular Calendar Year-to-date period pursuant to the foregoing sentence, such excess Allowable Expenses shall be carried forward to subsequent Calendar Quarters (provided that such Calendar Quarters fall within the same Calendar Year) and, to the extent the total Allowable Expenses incurred by such Party and its Affiliates for the Calendar Year-to-date as of the end of such subsequent Calendar Quarter are [**] of  the aggregate Allowable Expenses allocated to such Party under the U.S. Commercialization Budget for such Calendar Year-to-date period, such carried forward amounts shall be included in Allowable Expenses to be shared by the Parties for such Calendar Year-to-date period (i.e., so that the total Allowable Expenses incurred by such Party and its Affiliates that are shared pursuant to this paragraph do [**] of the Allowable Expenses allocated to such Party under the U.S. Commercialization Budget, unless otherwise approved by the JSC).

6

Calculation of Pre-Tax Profit or Loss in the License Territory

Pre-Tax Profit or Loss in the License Territory shall be calculated for each Calendar Quarter by determining the Net Trade Sales of Products in the License Territory, adding Other Income and subtracting the sum of Allowable Expenses incurred with regard to the License Territory during such Calendar Quarter. Notwithstanding the foregoing, on a Calendar Year-to-date basis, Allowable Expenses shall not be included in such calculation if such expenses are in excess of the amounts allocated for such Calendar Year-to-date period, in the License Territory Commercialization Budget; provided, however, that Allowable Expenses in excess of the License Territory Commercialization Budget shall be included in the calculation of Pre-Tax Profit or Loss in the License Territory (i) if the JSC approves such excess Allowable Expenses (either before or after they are incurred), which approval shall not be unreasonably withheld to the extent the Allowable Expenses in excess of the applicable Budget were not within the reasonable control of the Party (or Party’s Affiliate) incurring such expense or (ii) to the extent such excess does not [**] the total Allowable Expenses allocated to be incurred by such Party and its Affiliates in the applicable Calendar Year-to-date period in accordance with the License Territory Commercialization Budget for such Calendar Year.  If any excess Allowable Expenses are excluded from sharing by the Parties for a particular Calendar Year-to-date period pursuant to the foregoing sentence, such excess Allowable Expenses shall be carried forward to subsequent Calendar Quarters (provided that such Calendar Quarters fall within the same Calendar Year) and, to the extent the total Allowable Expenses incurred by such Party and its Affiliates for the Calendar Year-to-date as of the end of such subsequent Calendar Quarter are [**]of the aggregate Allowable Expenses allocated to such Party under the License Territory Commercialization Budget for such Calendar Year-to-date period, such carried forward amounts shall be included in Allowable Expenses to be shared by the Parties for such Calendar Year-to-date period (i.e., so that the total Allowable Expenses incurred by such Party and its Affiliates that are shared pursuant to this paragraph do [**]of the Allowable Expenses allocated to such Party under the License Territory Commercialization Budget, unless otherwise approved by the JSC).

Definitions

The following definitions shall apply for purposes of calculating Pre- and Post-Commercialization Pre-Tax Profit or Loss in accordance this Exhibit E.

(1)           “Allowable Expenses” means the sum of the following costs and expenses incurred during the Term by the Parties, their Affiliates or Sublicensees, pursuant to the Manufacturing or Commercialization of the Products in the United States or the License Territory, as applicable, in accordance with this Agreement during the applicable Calendar Quarter or the applicable Calendar Year, in each case that are incurred in accordance with the U.S. Commercialization Budget or the License Territory Commercialization Budget (each a “Budget,” and together, the “Budgets”):

a.	Blocking Third Party Patent Costs;

b.	Currency Gain and Losses;

c.	Distribution Costs;

d.	EAP Expenses;

e.	Existing Third Party Agreement Payments

f.	Health Care Reform Fees;

g.	Marketing Expenses;

h.	Medical Affairs Expenses;

7

i.	Other Commercialization Costs;

j.	Product Trademark Costs

k.	Recall Expenses;

l.	Regulatory Maintenance Costs;

m.	Selling Costs;

n.	Shared Patent Costs;

o.	Shared Product Liability Costs;

p.	Supply Cost; and

q.	Transfer Price.

For clarity, it is understood that Allowable Expenses shall include only Out-of-Pocket Costs and FTE Costs, and that internal costs of a Party and its Affiliates shall be reimbursed only as reflected in FTE Costs.  Notwithstanding anything to the contrary in this Exhibit E, to the extent that any activity is conducted (or an Out-of-Pocket Cost or FTE Cost is incurred) in support of both a Product and other products, services or efforts of a Party, or are not solely attributable to a Product, then the Out-of-Pocket Costs and FTE Costs thereof shall be included in Allowable Expenses only to the extent included in the applicable Budget, or expressly and specifically included under this Financial Exhibit (e.g., in the case of Sales Force FTE Costs for Sales Representatives promoting both Products and other products, as specified below).  In connection with the JCC’s review of a proposed Budget for approval, upon request by either Party, the JCC shall review the methodology used to allocate to the Allowable Expenses the FTE and Out-of-Pocket Costs of such combined activity, and if the JCC does not approve such methodology, the matter shall be resolved by the Finance Working Group.

(2)           “Blocking Third Party Patent Costs” means Out-of-Pocket Costs representing reasonable royalties, and any portion of other license fees or other payments reasonably identifiable, as determined by the Finance Working Group, to Development, Manufacture, and Commercialization of the Product and paid to Third Parties who own or control Blocking Third Party Patent Rights to license or acquire such Patent Rights for the Development and Commercialization of a Product in the Field in accordance with Section 7.4 of the Agreement.

(3)           “Currency Gain and Losses” means the gain or loss resulting from the difference between (x) the Monthly Johnson & Johnson P&L Rate used to calculate Pre-Tax Profit or Loss for the License Territory and Development Costs incurred during a Calendar Quarter and (y) the daily spot rate used to purchase EURO to pay either Party its portion of the Pre-Tax Profit or Loss for the License Territory for the same Calendar Quarter.  Such gain or loss will be treated as an Allowable Expense only during the Calendar Year(s) in which Cycle has elected to receive payments in EURO pursuant to Section 7.9.2(c).

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(4)           “Distribution Costs” means [**] of Net Trade Sales in the United States and the License Territory, respectively, which amount shall be deemed to have been incurred as Allowable Expenses by the Party who distributes the Product in the United States or the License Territory, respectively.  To the extent both Parties are conducting distribution activities in the United States, and the total Distribution Costs ([**] of Net Trade sales in that territory) will be reasonably allocated between the Parties as determined by the Finance Working Group.  It is understood that such amount shall be deemed to cover all Out-of-Pocket Costs and FTE Costs identifiable to the distribution of Products, including customer and wholesaler services, collection of data about sales to hospitals and other customers, order entry, billing, shipping, logistics, warehousing, product insurance, freight not paid by customers, credit and collection and other like activities the costs of which are includable in “distribution costs” in accordance with GAAP, which shall not otherwise be included in Allowable Expenses.  For clarity, “Distribution Costs” shall not include costs of activities included within Marketing Expenses, Medical Affairs Expenses, or Selling Expenses.

(5)           “EAP Expenses” means the Out-of-Pocket Costs and FTE Costs to conduct Early Access Programs for the Product.

(6)           “FTE Costs” means the product of: (a) that number of FTEs (proportionately, on a per-FTE basis) used by a Party or its Affiliates in directly performing activities assigned to such Party under and in accordance with the US Commercialization Plan or the License Territory Commercialization Plan, or for purposes of calculating Development Costs, under and in accordance with the GDP, multiplied by (b) the applicable FTE Rate (as defined below).  Notwithstanding the foregoing, the FTE Costs for Sales Representatives (“Sales Force FTE Costs”) shall be the number of Sales Representative FTEs dedicated to the Product, multiplied by the applicable Sales Force FTE Rate.  As used herein, references to a “Sales Representative” mean a Sales Representative utilized to perform Details (as defined below) with respect to a Product.

(7)           “FTE Rate” means (a) the Burdened Percentage, multiplied by the [**] of a Party’s or its Affiliates’ FTEs directly performing Development, Commercialization or Manufacturing activities under and in accordance with the applicable GDP, US Commercialization Plan or the License Territory Commercialization Plan; provided that  (b) with respect to Sales Representative FTEs, such FTE Costs shall mean the Sales Rep Burdened Percentage, multiplied [**], and (y) any bonus tied to the overall performance of an individual Sales Representative FTE, but not based on sales or promotion of the Products or any other products) of such Sales Representative FTEs who are Detailing the Product under and in accordance with the US Commercialization Plan or the License Territory Commercialization Plan, to represent direct cost allocation as in (a) above (the “Sales Force FTE Rate”).  It is understood that the FTE Rate shall be deemed to include any automobile allowance, meal expenses, travel/housing for meetings and other incidental expenses incurred by such personnel in the ordinary course of employment (i.e., such amounts shall not be considered “salary” and shall not be considered Out-of-Pocket expenses, but shall be deemed reimbursed by means of the Burdened Percentage).  For such purposes, (A) the “Burdened Percentage” shall mean [**] in the case of employees resident in the United States, and [**] in the case of employees resident outside the United States, and (B) the “Sales Rep Burdened Percentage” shall mean [**].

(8)           “GAAP” means United States generally accepted accounting principles, and generally recognized United States cost accounting principles), in each case as determined by the Finance Working Group.

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(9)           “Health Care Reform Fees” means Out-of-Pocket Costs representing the annual fee paid to the U.S. government as defined in the Patient Protection and Affordable Care Act (“PPACA”) and similar taxes and governmental fees in the United States, in each case to the extent directly attributable to the Product.  If any similar governmental fee is legislated or rule created in any jurisdiction in the Licensed Territory or the United States, to the extent directly attributable to the Product, this shall also be included as an allowable expense.

(10)           “Marketing Expenses” means Out-of-Pocket Costs and FTE Costs identifiable to the advertising, promotion and marketing of a Product in the Field, and related professional education, in each case to the extent incurred specifically with respect to a Product (and to the extent not performed by Sales Representatives), including:

a.	Advertising, which includes Out-of-Pocket Costs and FTE Costs associated with media costs, direct mails, production expenses, agency fees, and medical congresses and meetings;

b.
Promotion, which includes Out-of-Pocket Costs and FTE Costs associated with professional samples, reimbursement of patient assistance programs, public relations and communications expenses, development of information and data for national accounts, managed care organizations and group purchasing organizations;

c.
Market Research, which includes Out-of-Pocket Costs and FTE Costs associated with market information, focus groups, and market research professional staff and related Out-of-Pocket Costs such as travel, business meals, and training;

d.	Marketing Management, which includes the FTE Costs of Product management FTEs, to the extent directly performing activities with respect to the marketing of Products;

e.
Reimbursement/Access Services, which includes Out-of-Pocket Costs incurred to manage marketing programs, marketing costs (educational material) as well as coupon or co-pay programs directly attributable to a Product; provided, however, that, if employees of Pharmacyclics or JBI or any of their respective Affiliates provide this service, then the FTE Costs of such employees and the related Out-of-Pocket Costs such as travel, business meals, and entertainment will be included; and

f.
Health Policy/Advocacy, which includes expenses reasonably necessary and identifiable to a Product, such as Advocacy sponsorships for the Product’s specific disease state as well as any specific policy lobbying and trade and government relations related expenses, in each case to the extent attributable to and specifically conducted with respect to such Product.

(11)           “Medical Affairs Expenses” includes Out-of-Pocket Costs and FTE Costs reasonably necessary and identifiable to the Product incurred with respect to: Post-Approval Commercialization Studies, medical and scientific information and response to external inquiries or complaints;  Pharmacovigilance, investigator initiated research if not covered in the Development Plan, medical education, Health Economics and Outcomes Research (HECOR, HEMAR), speaker programs, advisory boards, educational grants and fellowships, drug safety, local country Government Affairs; and field based medical science liaisons, medical affairs clinical trial mgmt, MD’s in field (separate from medical science liaisons’), publications, medical communications and field medical education.

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(12)           “Other Commercialization Costs” means any Out-of-Pocket Costs and FTE Costs approved by the JCC and included in the U.S. Commercialization Plan or License Territory Commercialization Plan and the applicable Budget that not otherwise included in any other Allowable Expense category.  It is understood that Other Commercialization Costs shall not include costs associated with Development activities.

(13)           “Other Income” means any payment or income (other than Net Trade Sales) received by a Party or its Affiliate from a Third Party that is attributable to a Product or is received in connection with the grant of a sublicense or other right or activity with respect to the Products.  Notwithstanding the foregoing, Other Income shall include the amount of Transfer Price received by a Party (or its Affiliate) from the other Party (or its Affiliate) with respect to the supply of API or Product.

(14)           “Recall Expenses” means Out-of-Pocket Costs and FTE Costs directly associated with notification, retrieval and return of a Product, destruction  of such returned Product, replacement Product and distribution of the replacement Product, in each case that are incurred with respect to a recall conducted in accordance with Section 5.10 of the Agreement; the Parties acknowledge that if the recall was not anticipated at the time the applicable Budget was established for a Calendar Year, then the Recall Expenses shall not be included for determining whether the Party conducting such recall has exceeded the amounts budgeted to be incurred by such Party in such Calendar Year for Allowable Expenses.

(15)           “Regulatory Maintenance Costs” means Out-of-Pocket Costs and FTE Costs for maintenance fees relating to Regulatory Approvals for the Products in the Field, personnel engaged in the filing and maintenance of Regulatory Approvals and incurred to establish, maintain and enforce the Product Trademarks.

(16)           “Selling Costs ” includes:

a.
Total Sales Representative Costs, which shall be the following percentages of Sales Force FTE Costs of Sales Representatives Detailing Product (subject to Section 5.13.2 of the Agreement):  (i) [**] to the extent such Sales Representatives Detail only a Product (and no other products); (ii) [**] to the extent such Sales Representatives Detail two products with a Product as the First Position Detail; (iii) [**] to the extent such Sales Representatives Detail three or more products with a Product as the First Position Detail; (iv) [**] to the extent such Sales Representatives Detail two products with a Product as the Second Position Detail, (v) [**] to the extent such Sales Representatives Detail three or more products with a Product as the Second Position Detail, and (vi) [**] to the extent such Sales Representatives Detail three or more products with a Product as the Other Detail.  For the avoidance of doubt, if a Sales Representative Details a Product in different positions in different Details (e.g., First Position Detail in a portion of the Details and Second Position Details in other Details), then a pro rata share of the foregoing percentages, to be calculated based on the time spent by such sales representative on Detailing such Product in each such position, will be included in Selling Expenses.  For periods in which Sales Representatives are performing activities in support of Products but are not Detailing Products (e.g., during launch preparation or training), the Sales For FTE Costs for such Sales Representatives will be allocated to Selling Expenses based on the percentage of time such Sales Representatives are devoted to such activities in support of the Products.

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b.
“Detail” means an interactive face-to-face visit by a Sales Representative with a medical professional having prescribing authority or who is able to influence prescribing decisions, within the target audience during which approved uses, safety, effectiveness, contraindications, side effects, warnings or other relevant characteristics of a pharmaceutical product are discussed in an effort to increase prescribing preferences of a pharmaceutical product for its approved uses.  Detail includes First Position Details, Second Position Details and Other Details.  Activities conducted by medical support staff (such as medical science liaisons) will not constitute Details.  E-details, activities conducted at conventions or similar gatherings and activities performed by market development specialists, managed care account directors and other personnel not performing face-to-face sales calls or not specifically trained with respect to a pharmaceutical product will not constitute Details.  “Detailing” means the act of performing Details and to “Detail” mean to perform Details.  For such purposes:

i.
“First Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed before any other product and the predominant portion of time is devoted to the Detailing of such pharmaceutical product.

ii.
“Second Position Detail” means a Detail in which the applicable pharmaceutical product is Detailed in the second position (i.e., no more than one other product is presented to or discussed with the healthcare professional before such Product) and the second most predominant portion of time is devoted to the Detailing of such pharmaceutical product.

iii.	“Other Detail” means any Detail other than a First Position Detail or a Second Position Detail.

c.
Out-of-Pocket Costs and FTE Costs, other than Sales Force FTE Costs, directly attributable to selling Products, including first line sales managers, exhibits at shows or conventions including samples, charges for space, sales aids and brochures, sales meetings, specialty sales forces, consultants, call reporting and other Third Party monitoring/tracking services, and the like.

(17)           “Supply Cost” means:

a.
to the extent Licensed Compounds, Products or any direct materials used to Manufacture Products (collectively, “Product Materials”) are Manufactured by Third Party contract manufacturing organizations and similar contractors (collectively, “CMOs”) the Out-of-Pocket Costs paid to such CMO(s) for the Manufacture of such Product Materials, together with the FTE Costs of a Party or its Affiliate associated with quality control, quality assurance with respect to Product Materials, and otherwise managing and coordinating the activities of such CMOs, and the Out-of-Pocket Costs representing transportation costs including clearance and storage of such Product Materials (if necessary), customs, duty and transit insurance on account of such Product Materials; or

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b.
to the extent a Party or its Affiliate itself Manufactures Product Materials, the cost of goods sold of such Product Materials, as calculated in accordance with GAAP, consistently applied by the Manufacturing Party in accordance with its standard accounting practice for public financial reporting purposes (“Cost of Goods Sold” or “COGS”).  Subject to the foregoing, Cost of Goods Sold  is comprised of Standard Cost of Goods Manufactured, Cost Variances and Other Costs Not Included in Standard, where:

i.
“Standard Cost of Goods Manufactured” are budgeted unit costs established to facilitate inventory evaluation, planning and budgetary control as well as to motivate optimal productivity and efficiency, including direct materials, direct labor (calculated at the applicable FTE Rate), Third Party fees, depreciation of manufacturing equipment and overhead;

ii.
“Cost Variances” are actual costs of manufacturing versus Standard Cost of Goods Manufactured and include direct materials variances (including material usage variances and purchase price variances), direct labor variances and other applicable variances (including volume variance), and

iii.	“Other Costs Not Included in Standard” are actual costs of manufacturing and included in COGS which are incurred but are not included in the Standard Cost of Goods Manufactured.

[**]

(18)            “Transfer Price” means the Supply Cost of API or a finished Product supplied by JBI or its Affiliates to Pharmacyclics or its Affiliates for commercial sale, or for API to be used in finished Product for commercial sale, in each case, [**] of such Supply Cost; or conversely the Supply Cost of a finished Product supplied by Pharmacyclics or its Affiliates to JBI or its Affiliates for commercial sale, or for API to be used in finished Product for commercial sale, in each case, [**] of Supply Cost.

General Principles.

Each Party shall provide financial statements in such reporting format as the Finance Working Group may establish for use by the Parties.

All calculations to be made pursuant to this Financial Exhibit shall be made in accordance with (i) the applicable definitions and terms set forth in this Financial Exhibit and in the Agreement in a manner consistent with the methodologies used for the applicable Budgets (first priority), (ii) the specific accounting policies as may be established by the Finance Working Group (second priority) and (iii) GAAP (third priority).  All undefined terms shall be construed in accordance with GAAP, but only to the extent consistent with the other express terms and definitions in this Financial Exhibit and the Agreement and specific accounting policies established by the Finance Working Group.

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For the avoidance of doubt, income and withholding taxes imposed on either of the Parties or their Affiliates hereunder will not be included in the calculation of Pre-Tax Profit or Loss.

Transfer Pricing.

For clarity, as defined in more detail above, the amount of Transfer Price received by a Party (or its Affiliate) from the other Party (or its Affiliate) with respect to the supply of API or Product, shall be included in Other Income, and the corresponding amount of Transfer Price paid by a Party (or its Affililate) to the other Party (or its Affilate) shall be included in Allowable Expenses.   Exhibit E-1 is a sample calculation to illustrate the operation of this methodology.

Losses from Third Party Claims; Exclusion of Costs Due to Breach or Subject to Indemnification under Section 11.1 or 11.2

The Parties agree that Losses (as defined in Section 11.1 of the Agreement) that arise out of the performance, in good faith, of Development, Manufacture, Commercialization or other exploitation of Products in accordance with the Agreement (“Collaboration Losses”) will be charged to the Pre-Tax Profit or Loss, provided that Pre-Tax Profit or Loss will not include Losses or costs of a Party or its Affiliate that are:  (i) caused by a breach of this Agreement by such Party or Affiliate; or (ii) subject to indemnification by such Party pursuant to Section 11.1 or Section 11.2 (and for clarity, if a Third Party makes a Third Party Claim directly against Pharmacyclics (or any of its Affiliates) or JBI (or any of its Affiliates), respectively, that would otherwise be indemnified by Pharmacyclics or JBI, respectively, if such Third Party Claim had been made against the other Party (or any of its Affiliates), then Losses incurred by Pharmacyclics or JBI in connection with such direct Third Party Claim will not be included in the calculation of Pre-Tax Profit or Loss).

Reconciliations

The Finance Working Group will coordinate to resolve any differences in or disputes regarding the calculation of Pre-Tax Profit or Loss, or any component thereof.  In the event the Finance Working Group is unable to resolve any such difference or dispute, the matter shall be resolved by the JSC.

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EXHIBIT E-1

[**]

EXHIBIT F

[**]

EXHIBIT G

PRESS RELEASES

Contact:
Ramses Erdtmann
Vice President of Finance
Phone: 408-215-3325

PHARMACYCLICS FORMS PACT TO DEVELOP AND COMMERCIALIZE PCI-32765 FOR HEMATOLOGIC CANCERS WITH JANSSEN BIOTECH, INC.

PHARMACYCLICS TO RECEIVE UP TO $975 MILLION, INCLUSIVE OF AN UPFRONT PAYMENT OF $150 MILLION, AS WELL AS DEVELOPMENT AND REGULATORY MILESTONE PAYMENTS.

Profits to be shared 50/50 worldwide.  Both Pharmacyclics and Janssen to book revenue, Pharmacyclics in the US and Janssen in the rest of the world

SUNNYVALE, CA,  December 8, 2011 – Pharmacyclics, Inc. (Nasdaq: PCYC), announced today that it has entered into a worldwide collaboration with Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to develop and commercialize PCI-32765, a novel, oral, first-in-class Bruton’s tyrosine kinase (Btk) inhibitor  being developed for the treatment of Non Hodgkin Lymphoma, Chronic Lymphocytic Leukemia and Multiple Myeloma, all of which are considered hematological malignancies.  PCI-32765 was developed by Pharmacyclics and is currently in Phase II clinical trials.

Under the terms of the agreement, Pharmacyclics will receive an upfront payment of $150 million.   In addition, Pharmacyclics will receive up to an additional $825 million in development and regulatory milestone payments, based upon continued development, regulatory progress and approval of the product, for total potential upfront and milestone payments of $975 million.

Pharmacyclics and Janssen will collaborate on the development of PCI-32765 for oncology and other indications, excluding inflammation and immune mediated conditions.  Each company will lead development for specific indications as stipulated in a global development plan, with development costs shared on a 40/60 basis (Pharmacyclics 40% and Janssen 60%).  The agreement includes plans to launch multiple Phase III trials of PCI-32765 over the next several years.

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Following regulatory approval, both Pharmacyclics and Janssen will book revenue and co-commercialize PCI-32765.   In the US, Pharmacyclics will book sales and take a lead role in US commercial strategy development and both Pharmacyclics and Janssen will share in commercialization activities.    Outside the United States, Janssen will book sales and lead and perform commercialization activities.   Profits and losses from the commercialization activities will be equally split on a worldwide basis.  Development and commercialization activities under the collaboration will be managed through a shared governance structure.

 “Over the past 18 months we have met a number of outstanding individuals and very high quality organizations around the world.   In the end, we felt that Janssen was the appropriate strategic fit for us and for PCI-32765.  We look forward to sharing with Janssen the responsibility and accountability for turning our vision for PCI-32765 into an everyday reality,” said Bob Duggan, CEO and Chairman of the Board of Pharmacyclics.

“We are pleased to be working with Janssen, part of the world’s leading health care organization. Together we will accelerate the worldwide development of PCI-32765.  Our goal is to better the treatment and care of oncology patients worldwide, and we believe this partnership is the best way to make that happen now,” said Dr Maky Zanganeh, Chief of Staff & Chief Business Officer.

Pharmacyclics was advised in the transaction by Wilson Sonsini Goodrich & Rosati.

Conference Call Details

The Company will hold a conference call today at 4:30 p.m. EDT. To participate in the conference call, please dial 1-877-407-8133 for domestic callers and 1-201-689-8040 for international callers. To access the live audio broadcast or the subsequent archived recording, log on to http://ir.pharmacyclics.com/events.cfm. The archived version of the webcast will be available for 30 days on the Investor Relations section of the company’s Web site at www.pharmacyclics.com.

For further questions please contact Ramses Erdtmann, VP Finance at: 408-215-3325

About Pharmacyclics

Pharmacyclics® is a clinical-stage biopharmaceutical company focused on developing and commercializing innovative small-molecule drugs for the treatment of cancer and immune mediated diseases. Our mission and goal is to build a viable biopharmaceutical company that designs, develops and commercializes novel therapies intended to improve quality of life, increase duration of life and resolve serious unmet medial healthcare needs; and to identify promising product candidates based on scientific development expertise, develop our products in a rapid, cost-efficient manner and pursue commercialization and/or development partners when and where appropriate.

Presently, Pharmacyclics has three product candidates in clinical development and several preclinical molecules in lead optimization. We are committed to high standards of ethics, scientific rigor, and operational efficiency as we move each of these programs to viable commercialization.

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The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

NOTE: This announcement may contain forward-looking statements made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our expectations and beliefs regarding our future results or performance. Because these statements apply to future events, they are subject to risks and uncertainties. When used in this announcement, the words “anticipate”, “believe”, “estimate”, “expect”, “expectation”, “should”, “would”, “project”, “plan”, “predict”, “intend” and similar expressions are intended to identify such forward-looking statements. Our actual results could differ materially from those projected in the forward-looking statements. Additionally, you should not consider past results to be an indication of our future performance. For a discussion of the risk factors and other factors that may affect our results, please see the Risk Factors section of our filings with the Securities and Exchange Commission, including our annual report on Form 10-K and quarterly reports on Form 10-Q. We do not intend to update any of the forward-looking statements after the date of this announcement to conform these statements to actual results, to changes in management's expectations or otherwise, except as may be required by law.

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NEWS RELEASE

Media Contact:	Investor Contacts:

Kellie McLaughlin Janssen Biotech, Inc. Office: 908 927 7477 Mobile: 609 468 8356	Louise Mehrotra Johnson & Johnson Office: 732-524-6491
Stan Panasewicz Johnson & Johnson Office: 732 524 2524

Janssen Biotech, Inc. Announces Collaborative Development and Worldwide License Agreement for Investigational Anti-Cancer Drug, PCI-32765

-- Compound in Development for Multiple B-Cell Hematologic Malignancies --

HORSHAM, PA, December 8, 2011 – Janssen Biotech, Inc., one of the Janssen Pharmaceutical Companies of Johnson & Johnson (NYSE:JNJ), announced today that it has executed an agreement with Pharmacyclics, Inc. (Nasdaq: PCYC) to jointly develop and market the anti-cancer compound, PCI-32765.  A number of Phase 1 and 2 studies with PCI-32765 are ongoing across a panel of B-cell malignancy disorders, including chronic lymphocytic leukemia, mantle cell lymphoma, and diffuse large B-cell lymphoma.  Interim data were reported at the 2011 American Society of Clinical Oncology Annual Meeting and oral presentations on two separate Phase 2 studies will be presented at the upcoming American Society of Hematology Meeting in December, along with several other poster presentations.

“The agreement with Pharmacyclics is an opportunity to bring a new form of oral therapy to patients with B-cell malignancies,” said William N. Hait, M.D., Ph.D., Global Therapeutic Head, Oncology, for Janssen.  “PCI-32765 is an innovative compound, with broad applicability and the potential to help a large number of patients with B-cell malignancies.”

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According to the terms of the agreement, the companies have entered into a worldwide 50/50 profit-loss agreement, sharing development and commercialization activities.  Janssen has made an upfront payment of $150 million which will be recorded in the fourth quarter, and will make additional payments based upon the achievement of certain development and regulatory milestones.  This transaction is expected to have a dilutive impact to Johnson & Johnson’s 2011 earnings per share of approximately $0.04 - $0.05.

About PCI-32765

PCI-32765 is an orally active, small molecule inhibitor of Bruton’s tyrosine kinase (Btk), an essential element of the B-cell antigen receptor (BCR) signaling pathway.  BCR signaling is a critical pathway required for tumor expansion and proliferation, and PCI-32765 exerts its anti-tumor function by blocking BCR signaling and thereby inducing cell death.

About Janssen Pharmaceutical Companies of Johnson & Johnson

The Janssen Pharmaceutical Companies of Johnson & Johnson are dedicated to addressing and solving the most important unmet medical needs of our time, including oncology (e.g. multiple myeloma and prostate cancer), immunology (e.g. psoriasis),neuroscience (e.g. schizophrenia, dementia and pain), infectious disease (e.g. HIV/AIDS, Hepatitis C and tuberculosis), and cardiovascular and metabolic diseases (e.g. diabetes).

Driven by our commitment to patients, we develop sustainable, integrated healthcare solutions by working side-by-side with healthcare stakeholders, based on partnerships of trust and transparency.

#     #    #

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(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995.  The reader is cautioned not to rely on these forward-looking statements. These statements are based on current expectations of future events.  If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the expectations and projections of Janssen Biotech, Inc. and/or Johnson & Johnson.  Risks and uncertainties include, but are not limited to, general industry conditions and competition; economic factors, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; trends toward health care cost containment; and increased scrutiny of the healthcare industry by government agencies.  A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of Johnson & Johnson’s Annual Report on Form 10-K for the fiscal year ended January 2, 2011.  Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson.  Neither Janssen Biotech nor Johnson & Johnson undertake to update any forward-looking statements as a result of new information or future events or developments.)

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